Exhibit 10.3

KINGSTON BEDFORD JOINT VENTURE LLC

Landlord

TO

SSB REALTY LLC

Tenant

LEASE

Premises at:

One Lincoln Street

Boston, Massachusetts

i

ARTICLE 9 LAWS, ORDINANCES, REQUIREMENTS OF PUBLIC AUTHORITIES		45

9.1	CERTIFICATE OF OCCUPANCY	45
9.2	TENANT’S OBLIGATIONS	45
9.3	TENANT’S RIGHT TO CONTEST	45

ARTICLE 10 USE		46

10.1	OFFICE USE	46
10.2	RETAIL SPACE	46
10.2	ADDITIONAL PERMITTED USES	46
10.3	RESTRICTIONS	47
10.4	PROHIBITED USES	47
10.5	LICENSES AND PERMITS	48
10.6	LOBBY USE	48

ARTICLE 11 TENANT’S INDEMNITY AND INSURANCE		49

11.1	TENANT’S INDEMNITY	49
11.2	TENANT’S INSURANCE	50
11.3	LANDLORD’S INDEMNITY	51
11.4	LANDLORD’S INSURANCE	52
11.5	TENANT’S FIRE INSURANCE	52
11.6	CERTIFICATES OF INSURANCE	52
11.7	NO VIOLATION OF BUILDING POLICIES	53
11.8	TENANT TO PAY PREMIUM INCREASES	53
11.9	WAIVER OF SUBROGATION	53
11.10	REQUIREMENTS FOR INSURANCE CARRIERS	54

ARTICLE 12 FIRE, CASUALTY OR TAKING		54

12.1	RIGHT TO TERMINATE LEASE	54
12.2	RESTORATION OF THE PREMISES	55
12.3	PAYMENT OF RENT FOLLOWING CASUALTY	56
12.4	UNINSURED CASUALTY	56
12.5	LANDLORD NOT TO INSURE TENANT’S PROPERTY	57
12.6	EMINENT DOMAIN — COMPLETE OR SUBSTANTIAL TAKING	57
12.7	EMINENT DOMAIN — PARTIAL TAKING	58
12.8	LANDLORD TO RECEIVE ENTIRE AWARD	59

ARTICLE 13 ASSIGNMENT, SUBLETTING, MORTGAGING		59

13.1	LANDLORD’S CONSENT REQUIRED	59
13.2	OFFER NOTICE	60
13.3	LANDLORD’S RIGHT TO UNDERLET	62
13.4	LANDLORD’S RIGHT TO TERMINATE	64
13.5	CONDITIONS ON SUBLETTING	64
13.6	CONSENT TO ASSIGNMENT; LANDLORD MAY COLLECT RENT FROM ASSIGNEE	66
13.7	ASSUMPTION OF LEASE	66
13.8	TENANT’S INDEMNIFICATION	67
13.9	TIME LIMITATION; AMENDMENTS	67
13.10	ADDITIONAL RENT DUE UPON ASSIGNMENT OR SUBLETTING	67
13.11	LIABILITY NOT DISCHARGED	68
13.12	EFFECT OF LISTING OF NAMES	68
13.13	EXCEPTIONS TO SECTIONS 13.3, 13.4, AND 13.10	68
13.14	RECAPTURE OF RETAIL SPACE	69

ARTICLE 14 NO LIABILITY OR REPRESENTATIONS BY LANDLORD; FORCE MAJEURE		69

14.1	NO LIABILITY	69
14.2	NO REPRESENTATIONS BY LANDLORD	70

14.3	FORCE MAJEURE	70

ARTICLE 15 ENTRY, RIGHT TO CHANGE PUBLIC PORTIONS OF THE BUILDING		72

15.1	LANDLORD’S RIGHT OF ENTRY	72
15.2	LANDLORD’S RIGHT TO CHANGE ENTRIES, ETC.	73
15.3	EXCAVATION	73

ARTICLE 16 ELECTRICITY		73

16.2	LANDLORD NOT LIABLE	74
16.3	TENANT NOT TO OVERLOAD CIRCUITS	74
16.4	TENANT NOT TO EXCEED CAPACITY; LIGHT BULBS	74

ARTICLE 17 SUBORDINATION; ASSIGNMENT OF RENTS		76

17.1	SUBORDINATION TO MORTGAGES, ETC.	76
17.2	RIGHTS OF MORTGAGEES, ETC.	76
17.3	MODIFICATIONS REQUIRED BY LENDERS	76
17.4	ASSIGNMENT OF LEASE TO MORTGAGEE, ETC.	77
17.5	SUBORDINATION OF MORTGAGE, ETC, TO LEASE	77
17.6	NON-DISTURBANCE AND ATTORNMENT	77

ARTICLE 18 CERTAIN ADDITIONAL TENANT COVENANTS		79

ARTICLE 19 TENANT’S DEFAULT; LANDLORD’S REMEDIES		80

19.1	TENANT’S DEFAULT	80
19.2	TERMINATION	82
19.3	RE-ENTRY; CONTINUED LIABILITY; RELETTING.	84
19.4	LIQUIDATED DAMAGES	85
19.5	RIGHTS IN THE EVENT OF TENANT’S BANKRUPTCY	86
19.6	WAIVER OF REDEMPTION, ETC.	86
19.7	ADDITIONAL RIGHTS OF LANDLORD	87
19.8	LANDLORD’S DEFAULT	87

ARTICLE 20 MISCELLANEOUS		88

20.1	WAIVER	88
20.2	CONSENTS	89
20.3	QUIET ENJOYMENT	89
20.4	SURRENDER	89
20.5	BROKER	90
20.6	INVALIDITY OF PARTICULAR PROVISIONS	90
20.7	PROVISIONS BINDING, ETC.	90
20.8	RECORDING	90
20.9	NOTICES	91
20.10	WHEN LEASE BECOMES BINDING	91
20.11	HEADINGS	91
20.12	SUSPENSION OF SERVICES	92
20.13	RULES AND REGULATIONS	92
20.14	TENANT’S SET-OFF RIGHT	93
20.15	ESTOPPEL CERTIFICATES	93
20.16	SELF-HELP	93
20.17	HOLDING OVER	94
20.18	COUNTERPARTS	95
20.19	ENTIRE AGREEMENT	95
20.20	NO PARTNERSHIP	95
20.21	GUARANTY	95
20.22	FINANCIAL STATEMENTS	96
20.23	GOVERNING LAW	96

20.24	NAME OF BUILDING, SIGNAGE	97
20.25	DEEMED APPROVAL	98
20.26	TENANT’S SECURITY SYSTEM	99
20.27	STORAGE SPACE	99
20.28	RETAIL TENANT APPROVAL	99
20.29	TENANT’S OPTION TO PROVIDE SERVICES	100

ARTICLE 21 OPTION TO EXTEND		100

21.1	TENANT’S OPTION	100
21.2	EXTENDED TERM RENT	101
21.3	FAIR MARKET RENT	101
21.4	RETROACTIVE ADJUSTMENTS	104

ARTICLE 22 OPTIONS TO EXPAND		104

22.1	EXPANSION	104
22.2	RENT FOR EXPANSION OPTION SPACE	107
22.3	FAIR MARKET RENT	107
22.4	RETROACTIVE ADJUSTMENTS	107
22.5	TERM OF OPTION SPACE	107

ARTICLE 23 OPTION TO ADD GARAGE SPACE		108

23.1	TENANT’S RIGHTS	108
23.2	CONDITION OF GARAGE	108
23.3	GARAGE COMMENCEMENT DATE	108
23.4	RENT FOR THE GARAGE	108
23.5	FAIR MARKET RENT	109
23.6	RETROACTIVE ADJUSTMENTS	109
23.7	TERM OF THIS LEASE WITH RESPECT TO THE GARAGE	109
23.8	TENANT’ SELECTION NOT TO LEASE	109

ARTICLE 24 RIGHT OF FIRST OFFER ON SALE		110

24.1	GRANT OF RIGHT OF FIRST OFFER	110
24.2	SALE AND REPLY NOTICES	110
24.3	TENANT’S PURCHASE OFFER	111
24.4	PURCHASE AND SALE AGREEMENT	111
24.5	CLOSING DATE	112
24.6	REJECTION OF TENANT’S PURCHASE OFFER	112

ARTICLE 25 COMMUNICATIONS EQUIPMENT		113

25.1	RIGHT TO INSTALL COMMUNICATIONS EQUIPMENT	113
25.2	REMOVAL	115
25.3	TENANT’S CONTRACTORS	115
25.4	LICENSE	116

ARTICLE 26 PARKING		116

26.1	NUMBER OF PARKING SPACES	116
26.2	VALET-PARKING	117
26.3	PARKING RULES AND REGULATIONS	117
26.4	HOURS OF OPERATION	117
26.5	LANDLORD NOT RESPONSIBLE	117

ARTICLE 27 TENANT’S EMERGENCY GENERATORS		117

27.1	RIGHT TO INSTALL GENERATORS	117
27.2	INDEMNITY BY TENANT	118
27.3	TENANT’S RESPONSIBILITIES REGARDING GENERATORS	118
27.4	ACCESS	119

27.5	TESTING	119

ARTICLE 28 FIRST RIGHT TO LEASE		119

28.1	TENANT’S RIGHTS	119
28.2	CONFIRMATION OF OFFERED SPACE COMMENCEMENT DATE	119
28.3	TENANT’S ELECTION NOT TO LEASE	119
28.4	RE-OFFER	120
28.5	DELAY IN DELIVERY OF POSSESSION	120
28.6	SPACE DELIVERED	120

ARTICLE 29 RETAIL SPACE OPTION TO EXPAND		120

ARTICLE 30 RESOLUTION OF DISPUTES		121

30.1	DISPUTE NOTICE	121
30.2	SELECTION OF ARBITRATORS	121
30.3	ARBITRATION PROCEDURE	121

v

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in the building (the “Building”) known as, and with an address at, One Lincoln Street, Boston, Massachusetts.

The parties to this instrument hereby agree with each other as follows:

ARTICLE 1

BASIC LEASE PROVISIONS AND ENUMERATION OF EXHIBITS

1.1 INTRODUCTION. The following sets forth the basic data and identifying Exhibits, elsewhere hereinafter referred to in this Lease, and, where appropriate, constitutes definitions of the terms hereinafter listed.

1.2 BASIC DATA.

Date:	May 9, 2001

Landlord:	KINGSTON BEDFORD JOINT VENTURE LLC a Delaware limited liability company

Present Mailing Address of Landlord:	c/o Gale & Wentworth, LLC 70 Federal Street, 3rd Floor Boston, MA 02110 Attn:John B. Hynes, III Senior Vice President

Landlord’s Construction Representative:	John B. Hynes, III Senior Vice President c/o Gale & Wentworth, LLC 70 Federal Street, 3rd Floor Boston, MA 02110

Tenant:	SSB REALTY LLC a Delaware limited liability company

Present Mailing Address of Tenant:	1776 Heritage Drive Quincy, MA 02171 Attn.: President

Tenant’s Construction Representative:	Thomas F. Cataldo or Suzanne Leblanc (either shall have full authority to act)

Commencement Date:	As defined in Article 3 hereof.

Rent Commencement Date:	As defined in Section 5.5 hereof.

Expiration Date:	As defined in Article 3 hereof.

Lease Term:	As defined in Article 3 hereof.

Lease Year:	A period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Lease Year of the Lease Term shall be the period commencing on the Commencement Date with respect to the first floor of the Premises as to which the Commencement Date shall have occurred (the “Base Rent Commencement Date”), and ending on the succeeding December 31, and the last Lease Year of the Lease Term shall be the period commencing on January 1 of the calendar year in which the Lease Term ends and ending on the Expiration Date.

Building:	The building to be erected on the Land known as and by the street number One Lincoln Street, Boston, MA 02111.

Premises:	Subject to initial phase-in as set forth in Article 4, that portion of the Building depicted in Exhibit B hereto and consisting of floors 1 through 36, inclusive, as the same may change in accordance with Articles 2, 3 and 4, plus any Option Space added in accordance with Article 22, and any Offered Space added in accordance with Article 28.

Lease Anniversary Date:	If the Base Rent Commencement Date occurs on the first day of a calendar month, then each anniversary (i) of the Base Rent Commencement Date, or, (ii) if the Base Rent Commencement Date does not occur on the first day of a calendar month, then on the first day of the calendar month following the month in which each anniversary of the Base Rent Commencement Date occurs.

Annual Fixed Rent:	Years 1-5. For the period commencing on the Base Rent Commencement Date through the day preceding the fifth (5th) Lease Anniversary Date, at a rate per annum equal to the product of

(a) Fifty-Six ($56.00) Dollars and

(b) the number of Rentable Square Feet of space included within the Premises, adjusted to reflect the initial phase-in of each floor of the Premises, and

Years 6-10. For the period from the fifth (5th) Lease Anniversary Date, through the day preceding the tenth (10th) Lease Anniversary Date, at a rate per annum equal to the product of

(a) Sixty-Two ($62.00) Dollars and

(b) the number of Rentable Square Feet of space then included within the Premises, and

Years 11-15. For the period from the tenth (10th) Lease Anniversary Date through the day preceding the fifteenth (15th) Lease Anniversary Date, at a rate per annum equal to the product of

(a) Sixty-Seven ($67.00) Dollars and

(b) the number of Rentable Square Feet of space then included within the Premises, and

Years 16-20. For the period from the fifteenth (15th) Lease Anniversary Date through the day preceding the twentieth (20th) Lease Anniversary Date, at a rate per annum equal to the product of

(a) Seventy-Two ($72.00) Dollars and

(b) the number of Rentable Square Feet of space then included within the Premises.

Expansion Option Space. The amount of Annual Fixed Rent for the Expansion Option Space shall be determined in accordance with Article 22.

Extended Term(s). For the period of either the First Extended Term or the Second Extended Term, the amount of the Annual Fixed Rent determined in accordance with Article 21.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, other than and in addition to Annual Fixed Rent.

Tenant’s Share:	The percentage determined by dividing (x) the number of Rentable Square Feet in the Premises as of the applicable time or time period, by (y) the number of Rentable Square Feet of Office Space and Retail Space in the Building, all as finally determined in accordance with Section 4.2 below, and multiplying the result by 100.

Broker:	John P. Barry Trammell Crow Company 125 High Street Boston, MA 02110

Guarantor:	State Street Corporation 225 Franklin Street Boston, MA 02110

Rentable Square Foot (or plural Rentable Square Feet):	The rentable area of the Building or any portion thereof, computed consistently with respect to the entire Building using a modified Real Estate Board of New York Standard method of floor measurements as defined in Exhibit M.

Boston Central Business District	The downtown area of Boston generally known by commercial real estate brokers as the Financial District and South Station area.

Base Operating Expenses	$16.00 times the number of Rentable Square Feet of space included in the Office Space and the Retail Space (both as defined below), less the cost to insure Tenant’s Work, Tenant’s Restoration Work, and Tenant’s Alterations, which Landlord shall not be required to insure, and which cost shall not be included in Operating Expenses.

Landlord’s Contribution	Forty-Three ($43.00) Dollars for each Rentable Square Foot of space included within the Premises (which includes $1.00 per Rentable Square Foot for a sprinkler allowance), subject to the requirements and limitations contained in Exhibit C.

1.3 ENUMERATION OF EXHIBITS. The following Exhibits are a part of this Lease, are incorporated herein by reference, attached hereto, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein.

Exhibit A	—	Description of the Land.

Exhibit B	—	Floor Plans of Premises

Exhibit B-1	—	Floor Plan of Storage Space

Exhibit C	—	Work Letter

Schedule C-1	—	Base Building Design and Technical Specifications

Schedule C-2	—	Responsibility for Interior Improvements

Schedule C-3	—	Construction Procedures

Schedule C-4	—	Information Technology Provisions

Exhibit D	—	Landlord’s Services

Schedule D-1	—	General Cleaning Specifications

Exhibit E	—	Rules and Regulations

Exhibit F	—	Form of Commencement Date Agreement

Exhibit G	—	Schedule of Critical Activities

Exhibit H	—	Building Alteration Rules and Regulations

Exhibit I	—	Form of Guaranty

Exhibit J	—	Form of SNDA Agreement

Exhibit K	—	Form of Estoppel Certificate

Exhibit L	—	Intentionally Deleted

Exhibit M	—	New York Standard of Measurement

Exhibit N	—	Delivery Conditions

Exhibit O	—	Plan Showing Location of the Park

1.4 DEFINITIONS. The following list of terms includes the definitions contained in Section 1.2 and certain other definitions which are defined elsewhere in the Lease. Wherever used in this Lease (unless the context requires otherwise), these defined terms shall have the respective meanings specified in the Sections of this Lease set forth below after such terms:

“Additional Insureds”	Section 11.2
“Additional Rent”	Section 1.2
“Additional Space”	Section 5.5(b)
“Additional Space Delivery Date Notice”	Exhibit C
“Affiliate”	Section 13.1
“Alterations”	Section 8.1
“Annual Fixed Rent”	Section 1.2
“Communications Equipment”	Article 25
“Appraisal”	Section 21.3
“ASP”	Section 16.5
“Average Daily Piece Count”	Exhibit G
“Base Building Construction”	Exhibit C
“Base Building Modifications”	Exhibit C
“Base Building Plans”	Exhibit C
“Base Building Work Schedule”	Exhibit C
“Base Operating Expenses”	Section 1.2
“Boston Central Business District”	Section 1.2
“Broker”	Section 1.2
“Building”	Recital
“Cleaning Services”	Section 20.29
“C/O”	Section 3.1
“C/O Date”	Exhibit C
“Communications Equipment User”	Section 25.1
“Competitor”	Section 20.28
“Commencement of Steel Erection”	Section 3.4.1
“Critical Activities”	Exhibit G
“Date of the taking”	Section 12.6
“Delivery Conditions”	Exhibit N
“Decorative Alterations”	Section 8.1
“Depository”	Section 12.5
“Designated Overtime Work”	Section 7.5
“Dispute Notice”	Article 30
“due date”	Section 5.4
“Environmental Law”	Section 7.2
“Event of Default”	Section 19.1
“Excess Operating Expenses”	Section 6.2
“Expansion Option”	Section 22.1
“Expansion Option Delivery Date”	Section 22.1

“Expansion Option Rent Commencement Date”	Section 22.2
“Expansion Option Space”	Section 22.1
“Extended Term”	Section 21.1
“Fair Market Rent”	Section 21.3
“First Extended Term”	Section 21.1
“First Steel Erection Outside Date”	Section 3.4.1
“Force Majeure”	Section 14.3
“Free Rent Floors”	Section 5.5
“Garage”	Section 26.1
“Generators”	Section 27.1
“Guarantor”	Section 1.2
“Guaranty”	Section 20.21
“Hazardous Materials Activities”	Section 7.2
“Hazardous Materials”	Section 7.2
“Holdover Damages”	Section 3.3.1
“Initiating Party”	Section 21.3
“International Place”	Section 3.2.1
“International Place Space”	Section 3.2.1
“IP Equivalent Space”	Section 13.13
“IP Extension Deletion Option”	Section 3.3.6
“IP Lease Extension Notice”	Section 3.3.6
“IP Leases”	Section 3.2.1
“Land”	Section 2.1
“Landlord”	Section 1.2
“Landlord’s Architect”	Section 4.2; Exhibit C
“Landlord’s Construction Representative”	Section 1.2
“Landlord’s Contribution”	Section 1.2; Exhibit C
“Landlord’s Design and Construction Team”	Exhibit C
“Landlord’s Delay Notice”	Section 3.3.3(a)
“Landlord’s Electric Consultant”	Exhibit C
“Landlord’s Expedition Response Notice”	Section 3.3.3(b)
“Landlord’s Mitigation Measures”	Section 3.3.3(a)
“Landlord’s Restoration Work”	Section 11.4
“Landlord’s Restoration Work Schedule”	Section 12.1
“Landlord’s Work”	Exhibit C
“Latent Defects”	Exhibit C
“Lease Interest Rate”	Section 5.4
“Lease Year”	Section 1.2
“Leeway Period”	Section 22.1
“Lien”	Section 8.4
“Main Lobby”	Section 10.6
“Maximum Landlord Delay Cost”	Section 3.3.4
“Milestone Dates	Exhibit G
“Minimum Area”	Section 3.3
“Mortgagee”	Section 17.1
“Non-Standard Alterations”	Section 8.1

“Notice”	Section 20.9; Exhibit C
“NYSE”	Exhibit D
“Occupancy Requirement”	Section 24.1
“Offer Decision Notice”	Section 24.4
“Offered Space”	Article 28
“Offered Space Commencement Date”	Article 28
“Office Space”	Section 6.2.1
“One IP Lease”	Section 3.2.1
“Operating Budget”	Section 6.2.4
“Operating Days”	Exhibit D
“Operating Expenses”	Section 6.2
“Operating Hours”	Exhibit D
“Operating Year”	Section 6.2
“Outside Completion Date”	Exhibit C
“Outside Delivery Date”	Section 3.3.1
“Outside Occupancy Date”	Section 3.3.1
“Overlandlord”	Section 17.1
“Overtime Costs”	Section 7.5
“Overtime Service”	Exhibit D
“Park”	Section 6.2.1(d)
“Plans and Specifications”	Exhibit C
“Premises”	Section 1.2
“Prime Rate”	Section 5.4
“Property”	Section 6.2
“Punch List”	Exhibit C
“Punch List Items”	Exhibit C
“Qualified Appraiser”	Section 21.3
“rent”	Section 5.3
“Rentable Square Foot (Feet)”	Section 1.2
“Reply Notice”	Section 24.3
“Responsible Persons”	Section 14.3
“Retail Space”	Section 6.2
“Responding Party”	Section 21.3
“Retail Tenant”	Section 20.28
“Retail Tenant Notice”	Section 20.28
“Right of First Offer”	Section 24.1
“Rules and Regulations”	Section 20.13
“Sale Notice”	Article 24
“Schedule of Critical Activities”	Exhibit G, Section 3.4.1
“Second Extended Term”	Section 21.1
“Second Steel Erection Outside Date”	Section 3.4.2
“Secured Areas”	Section 15.1
“Shell Completion Date”	Exhibit C
“Storage Space”	Section 20.27
“Storage Space Commencement Date”	Section 20.27
“Tanks”	Section 27.1

“Taxes”	Section 6.1
“Tax Expenses”	Section 6.1
“Tax Year”	Section 6.1
“Tenant”	Section 1.2
“Tenant’s Construction Representative”	Section 1.2
“Tenant Delays”	Exhibit C
“Tenant Mitigation Costs”	Section 3.3.2
“Tenant’s Architect”	Section 4.2
“Tenant’s Audit”	Section 6.3
“Tenant’s Cost”	Exhibit C
“Tenant’s Delay Response Notice”	Section 3.3.3(a)
“Tenant’s Electric Consultant”	Exhibit C
“Tenant’s Expedition Costs”	Section 3.3.3(b)
“Tenant’s Expedition Notice”	Section 3.3.3(b)
“Tenant’s Personal Property”	Section 11.5
“Tenant’s Property”	Section 8.6
“Tenant’s Proposed Expedition Costs”	Section 3.3.3(b)
“Tenant’s Proposed Expedition Measures”	Section 3.3.3(b)
“Tenant’s Purchase Offer”	Article 24
“Tenant’s Share”	Section 1.2
“Tenant’s Restoration Work”	Section 11.5
“Tenant’s Restoration Work Schedule”	Section 12.1
“Tenant’s Work”	Exhibit C
“Third Party Costs”	Section 3.4.1
“Third Qualified Appraiser”	Section 21.3
“Transaction Expenses”	Section 13.10
“Two IP Lease”	Section 3.2.1
“Underlying Lease”	Section 17.1
“Warranties”	Exhibit C
“Work Letter”	Exhibit C

ARTICLE 2

PREMISES

2.1 DEMISE OF PREMISES. Landlord hereby demises and leases to Tenant, and Tenant hereby takes and hires from Landlord, a portion of the Building erected on the land (the “Land”) more particularly described in Exhibit A hereto, which portion of the Building (the “Premises”) contains approximately 1,034,292 Rentable Square Feet (including 15,000 square feet of Storage Space, as to which there is no Annual Fixed Rent payable, in accordance with Section 20.27 of the Lease), and is depicted in the floor plans annexed hereto as part of Exhibit B, for the term hereinafter stated, for the rent hereinafter reserved and upon and subject to the covenants, agreements, terms, conditions, limitations, exceptions and reservations contained in this Lease. Subject to Section 4.2, Landlord and Tenant agree that the attached Exhibit B is a schedule setting forth the Rentable Square Feet of each floor of the Premises.

2.2 APPURTENANT RIGHTS AND RESERVATIONS.

(a) Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (i) the common lobbies, corridors, stairways and elevators of the Building, and (ii) if the Premises includes less than the rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor.

(b) Landlord reserves the right from time to time: (i) to install, use, maintain, repair, replace and relocate, for service to the Premises and/or other parts of the Building, shafts, pipes, ducts, conduits, wires, risers and other facilities and appurtenant fixtures, in the Premises or in other parts of the Building, and (ii) to alter or relocate other common facilities, whether located in the Premises or in other parts of the Building; provided that, with respect to clauses (i) and (ii): (A) any replacements, substitutions or alterations are substantially equivalent to or better than then-existing facilities, (B) installations, replacements and relocations shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces, within perimeter walls of the Premises or otherwise in boxed enclosures, (C) all such work within the Premises shall be performed at such times and in such manner, after consultation with Tenant, as to create the least practicable interference with Tenant’s use of the Premises (it being understood that the foregoing shall in no event obligate Landlord to do such work on an “overtime” basis except as provided in Section 7.5), (D) Landlord shall reimburse Tenant for any reasonable out-of-pocket costs incurred by Tenant to relocate computer or communications cabling/fiber optics required as a result of such work by Landlord, (E) unless required by law or insurance requirements, no changes shall be made by Landlord in entrances, doorways or corridors on the floors on which the Premises are located without Tenant’s express consent, which shall not be unreasonably withheld, (F) Landlord shall consult with Tenant before making any changes in the immediate vicinity of the Premises which could reasonably be anticipated to jeopardize the security of the Premises for the conduct of Tenant’s business, and (E) no such work shall reduce the Rentable Square Footage of the floor area of the Premises (unless Landlord shall make an appropriate reduction in Annual Fixed Rent to reflect such reduction in the

Rentable Square Footage of the Premises). If any such work (after the initial completion of the Premises) shall increase the Rentable Square Footage of the Premises (whether through an increase in the amount of square footage in the Premises or through an adjustment in the common areas of the Building) then if such work shall increase the Rentable Square Footage of the Premises, Annual Fixed Rent and Additional Rent shall be appropriately increased to reflect such increase in the square footage of the Premises.

ARTICLE 3

LEASE TERM

3.1 LEASE TERM. (a) The term of this Lease and the estate hereby granted (the “Lease Term”) shall commence, with respect to each floor of the Premises, on the first to occur of:

(i) six (6) months after the respective Shell Completion Dates for each floor in the Premises; and

(ii) the date upon which Tenant, or anyone associated with Tenant, commences beneficial use of such floor of the Premises (as opposed to use by Tenant’s personnel or contractors in the space preparing the same for occupancy, occupancy by persons administering Tenant’s relocation, including the installation or testing of telephones, computers and other equipment, cabling, wiring, furnishings, fixtures, furniture and other property of Tenant).

On such date, either (i) the Inspectional Services Department of the City of Boston shall have issued a temporary or permanent certificate of occupancy (a “C/O”) permitting Tenant to occupy the Premises or any floor or floors thereof as to which the Shell Completion Date shall have occurred, or (ii) the Base Building Construction shall have been completed to such a condition that Landlord would be able to obtain a temporary or permanent C/O but for the incomplete performance of Tenant’s Work which is required to be completed in order for a C/O to be issued, unless such incomplete performance of Tenant’s Work is directly attributable to delays caused by Landlord in which case such date shall be delayed one day for each day that the incompletion of Tenant’s Work is so directly attributed to delays caused by Landlord. If a C/O has not been obtained by the date which would otherwise have been the date for commencement of the Lease Term, then such date shall be delayed until a temporary or permanent C/O for the Base Building Construction has been obtained.

(b) Such date of commencement as to any floor is hereinafter called the “Commencement Date.” Tenant shall, in all events, be treated as having commenced beneficial use of each floor of the Premises when it first occupies all or any portion of such floor of the Premises for the conduct of its business operations.

(c) Each Shell Completion Date and each Commencement Date shall be confirmed in writing by Landlord and Tenant. As soon as may be convenient after the final determination of all Shell Completion Dates and Commencement Dates with respect to the Premises, Landlord and Tenant agree to join with each other in the execution of a written agreement, in the form of Exhibit F hereto, in which the Commencement Date and specified Lease Term shall be stated, but the failure by either party to so execute or deliver such agreement shall not in any way reduce the respective obligations or rights of Landlord or Tenant under this Lease.

(d) The Lease Term shall end on the last day of the calendar month in which occurs the twentieth (20th) Lease Anniversary Date, which ending date is hereinafter called the “Expiration Date,” or shall end on such earlier date upon which the Lease Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law.

3.2 IP LEASES.

3.2.1 DESCRIPTION. Tenant is currently in occupancy of approximately 214,546 rentable square feet of space (the “International Place Space”) located in the two office tower buildings known as and comprising “International Place” in Boston, Massachusetts (“International Place”). Tenant occupies the International Place Space pursuant to two leases (collectively, the “IP Leases”), as follows:

(i) Lease dated January 1, 1997 (as amended by First Amendment dated as of July 1, 1997) regarding approximately 86,874 rentable square feet of space at One International Place (the “One IP Lease”); and

(ii) Lease dated March 5, 1993 (as amended by First Amendment to Lease dated as of January 28, 1994; Second Amendment to Lease dated as of April 1, 1994; Third Amendment to Lease dated as of September 1, 1995; Fourth Amendment to Lease dated as of January 1, 1997; Fifth Amendment to Lease dated as of July 1, 1997; Sixth Amendment to Lease dated as of September 11, 1998; and Seventh Amendment to Lease dated as of July 21, 1999) regarding approximately 127,672 rentable square feet of space at Two International Place (the “Two IP Lease”).

3.2.2 TENANT WARRANTIES. Tenant warrants and represents that (i) the IP Leases are in full force and effect and have not been amended, modified or terminated except as specified in Section 3.2.1; (ii) there are no defaults by the landlord or Tenant pursuant to the IP Leases; (iii) there is no litigation pending or, to the best of Tenant’s knowledge, threatened with respect to the IP Leases; (iv) there are no other payments or amounts due or payable to the landlord under the IP Leases except for payments of fixed annual rent, taxes and operating expenses as provided therein, and (v) the copies of the IP Leases heretofore provided to Landlord are true complete and correct. After the date hereof, Tenant shall not amend the IP Leases without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Any decision by Tenant to extend the term of either one or both of the IP Leases, in accordance with the terms thereof shall be within Tenant’s sole discretion, provided that Tenant notifies Landlord before such extension as provided in Section 3.3.6.

3.3 LANDLORD’S RESPONSIBILITY FOR DELAYS.

3.3.1 HOLDOVER DAMAGES.

If (i) the Shell Completion Date with respect to approximately 406,085 Rentable Square Feet of the Premises (the “Minimum Area”, which shall in all events include Floors 2 through 4, inclusive, 13 through 16, inclusive, 21, 22, 26 through 29, inclusive, and 31 through 36, inclusive) shall not have occurred on or before the date which is thirty (30) days after notice from Tenant to Landlord that Landlord has failed to achieve the applicable Outside Completion Date as to a particular portion or portions of the Minimum Area as provided in Section 1.4 of Exhibit C (the “Outside Delivery Date”), which date shall be extended day for day for any period of Force Majeure (as defined in Section 14.3), or Tenant Delays (as defined in Exhibit C), and if (ii) as a result thereof, the substantial completion of Tenant’s Work with respect to a portion of the Premises containing at least the Minimum Area shall be delayed, and if (iii) as a result thereof, Tenant’s occupancy of a portion of the Premises containing at least the Minimum Area shall be delayed beyond the date which is six (6) months after the Outside Delivery Date (the “Outside Occupancy Date”),

then, subject to the limitation hereinafter set forth, to the extent that Tenant’s occupancy of space containing the Minimum Area shall be delayed beyond the Outside Occupancy Date, Tenant shall receive (being referred to herein as the “Holdover Damages”) an amount equal to the reasonable costs and expenses incurred by Tenant as a result of such delay, including, without limitation, attorney’s fees required to defend eviction proceedings at International Place and to negotiate a settlement or other arrangement with the owner of the International Place Space; the excess, if any of rent at International Place over the rent payable under this Lease as to the Minimum Area for the period after the Outside Occupancy Date during which Tenant is not able to occupy a portion of the Premises containing at least the Minimum Area; any consequential or other damages payable to the owner of the International Place Space as a result of Tenant holding over at International Place; costs and expenses attributable to Tenant’s being reasonably required to obtain substitute space in order to avoid a holdover at International Place (such as legal fees, broker’s fees, set up, demolition, renovation, removal and restoration costs at the substitute space), and moving costs from International Place to such substitute space. The Holdover Damages so calculated shall be subject to the limit imposed by the Maximum Landlord Delay Cost as provided in Subsection 3.3.4. At Landlord’s election, the Holdover Damages shall be paid either in the form of (A) a credit against rent next coming due under this Lease, or (B) a payment directly to Tenant, in either case in the amount described below in this Subsection 3.3.1.

3.3.2. TENANT’S MITIGATION. Tenant shall use reasonable and diligent efforts to mitigate the Holdover Damages for which Landlord is liable to Tenant hereunder, including working in good faith with Landlord to explore reasonable opportunities to mitigate such Holdover Damages. Landlord may require Tenant to use overtime labor and/or to take other time saving measures specified by Landlord to expedite the completion of Tenant’s Work with respect to the Minimum Area. If Landlord shall so require Tenant to use overtime labor and/or to take other time saving measures, then Landlord shall reimburse Tenant for all additional costs (“Tenant Mitigation Costs”) reasonably incurred by Tenant as a result thereof.

3.3.3 LANDLORD’S MITIGATION.

(a) From and after February 1, 2002, if the periodic reports provided to Tenant in accordance with Exhibit C disclose that in order to complete the Delivery Conditions so that the Shell Completion Date for the Minimum Area will occur on or before the applicable Outside Delivery Dates, it would be necessary to use overtime labor and/or to take other measures to expedite the completion of such Delivery Conditions, then Landlord shall so notify Tenant (“Landlord’s Delay Notice”) of the reasons for the delay and the then estimated Shell Completion Dates for the Minimum Area. Landlord shall give such notice notwithstanding the fact that the applicable Outside Delivery Dates may have been extended by reason of Force Majeure, if any delay caused by Force Majeure is of such a nature that Landlord can reasonably make up or reduce the period of the delay caused by Force Majeure, in order to cause the Shell Completion Date for at least the Minimum Area to occur on or before the applicable Outside Delivery Dates as provided above. Landlord’s Delay Notice shall also specify the estimated time savings to be realized by utilizing overtime labor and/or by taking other specified time savings measures (collectively, “Landlord’s Mitigation Measures”), and the estimated cost thereof (“Landlord Mitigation Costs”). Within ten (10) days after Landlord’s Delay Notice, Tenant shall give notice (“Tenant’s Delay Response Notice”) as to whether or not Tenant wishes Landlord to utilize the Landlord’s Mitigation Measures described in Landlord’s Delay Notice. If Tenant elects in Tenant’s Delay Response Notice that Landlord shall utilize the Landlord’s Mitigation Measures described in Landlord’s Delay Notice, then Landlord shall proceed to take such Landlord’s Mitigation Measures, and the Landlord’s Mitigation Costs relating thereto which are incurred by Landlord (and without regard to whether or not, in hindsight, the taking of Landlord’s Mitigation Measures shall have been required) shall be included in the Maximum Landlord Delay Cost. If Tenant either specifically responds that Landlord shall not utilize the Landlord’s Mitigation Measures described in Landlord’s Delay Notice, of if Tenant fails to give a Tenant Delay Response Notice within ten (10) days after Landlord’s Delay Notice, Tenant shall be deemed to have elected that Landlord shall not take such Landlord’s Mitigation Measures. If Landlord elects to take such Landlord’s Mitigation Measures notwithstanding the fact that Tenant has elected (or is deemed to have elected) otherwise, then the Landlord’s Mitigation Costs associated with such Landlord’s Mitigation Measures shall not be included in the Maximum Landlord Delay Cost.

(b) From and after February 1, 2002, if the periodic reports provided to Tenant in accordance with Exhibit C disclose that there is a substantial likelihood that Landlord will be unable to complete the Delivery Conditions so that the Shell Completion Date for the respective portions of the Minimum Area will occur on or before the applicable Outside Delivery Date, but Landlord shall have failed to give a Landlord Delay Notice as provided in Section 3.3.3(a) above, or if the Landlord Delay Notice shall indicate that it is not necessary to use overtime labor and/or to take other measures to expedite the completion of such Delivery Conditions but Tenant does not concur, then Tenant shall have the right to specify which, if any, measures Tenant believes are necessary to assure that such conditions will be timely satisfied, by giving Landlord a notice (“Tenant’s Expedition Notice”) setting forth in reasonable detail what time saving measures Tenant believes should reasonably be undertaken by Landlord in order to satisfy the foregoing conditions. Tenant’s Expedition Notice shall also specify the estimated time savings to be realized by utilizing overtime labor and/or by taking other specified time savings measures (collectively, “Tenant’s Proposed Expedition Measures”), and the estimated cost thereof (“Tenant’s Proposed Expedition Costs”). Within three (3) Operating Days after Tenant’s Expedition Notice, Landlord shall give notice (“Landlord’s Expedition Response Notice”) as to whether or not Landlord agrees to undertake some or all of the Tenant’s Proposed Expedition Measures described in Tenant’s Expedition Notice. If within five (5) Operating Days after Tenant’s Expedition Notice, Landlord and Tenant cannot agree on which, if any, of Tenant’s Proposed Expedition Measures will in fact save time and are commercially reasonable to undertake, then upon the request of either party the dispute shall be resolved by submitting the same to a disinterested third party expert mutually acceptable to Landlord and Tenant, or in the event of inability to agree upon such a third party by arbitration in accordance with the provisions of Article 30 of this Lease. The actual cost to Landlord of undertaking any of Tenant’s Proposed Expedition Measures, and which are actually undertaken by Landlord, are referred to as “Tenant’s Expedition Costs”.

3.3.4 MAXIMUM LANDLORD DELAY COST. The maximum amount (the “Maximum Landlord Delay Cost”) for which Landlord shall be liable in connection with or arising out of any delays in delivery of the Premises to Tenant, including Landlord’s payments for the aggregate of the Holdover Damages and Landlord Mitigation Costs and Tenant’s Expedition Costs (but shall not include Tenant Mitigation Costs), shall in no event exceed Five Million ($5,000,000) Dollars. Landlord shall in no event be liable for any other costs, damages or liability incurred by Tenant as a result of any such delay, including any liability of Tenant under any other lease which is cross-defaulted with one or both of the IP Leases.

3.3.5 LANDLORD’S RIGHT TO PARTICIPATE IN DISCUSSIONS. Tenant agrees that if Landlord is or may be liable for damages in connection with Tenant’s holding over under the IP Leases, then Landlord and/or Landlord’s counsel shall have the right to participate with Tenant and its counsel, at Landlord’s cost, in any negotiations with respect to holdover penalties and/or holdover damages relating to the IP Leases, to attend all meetings or telephone conferences at which such holdover penalties and/or damages may be discussed, and to provide input in connection with any holdover proceedings brought by the owner thereof to obtain possession of the International Place Space. Tenant shall notify Landlord a reasonable time in advance of the commencement of any such negotiations and promptly upon notice of commencement of any holdover proceedings and shall, in good faith, keep Landlord reasonably apprised of the progress of the same, including reasonable notice of any scheduled meetings or telephone conferences so that Landlord and/or Landlord’s counsel may attend or participate. Tenant agrees to act in good faith and in a commercially reasonable manner in connection with any agreement in settlement of any such holdover or in declining to enter into any such agreement. Tenant shall not agree to any settlement with the IP Landlord as to a holdover at International Place which results in Holdover Damages for which Landlord is liable under Subsection 3.3.1 without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

3.3.6 REDUCTION IN SIZE OF PREMISES—IP LEASE EXTENSION.

(a) If following and as a result of Project Delays (as hereinafter defined) in the completion of the Base Construction of the Building Tenant reasonably believes that the Delivery Conditions will not be met for the Minimum Area by the applicable Outside Delivery Dates, and if Tenant shall intend to elect to exercise its rights to extend the term of the IP Leases (or one or the other of them) in accordance with the provisions of Section 2.4.2 of each of the IP Leases, then Tenant shall give notice to Landlord at least thirty (30) days prior to Tenant’s giving an extension notice to the owner of International Place which extends the term (an “IP Lease Extension Notice”) of one or both of the IP Leases. “Project Delays” means actual (or reasonably anticipated) material delays (not caused by Tenant Delays, but inclusive of delays due to Force Majeure) in the completion of the Base Building Construction and deviation from the schedule of construction.

(b) In the event that Tenant shall thereafter elect to give the IP Lease Extension Notice, Tenant shall have the option (“IP Extension Deletion Option”), as Tenant’s sole and exclusive remedy (except for Tenant’s rights and Landlord’s obligations contained in other subsections of this Section 3.3, and subject to the Maximum Landlord Delay Cost as provided in Section 3.3.4) exercisable by notice to Landlord given within sixty (60) days after the date of the IP Lease Extension Notice, to reduce the Premises by one or more contiguous full floors, which floors (the “IP Extension Deleted Space”) shall be designated in Tenant’s notice. The IP Extension Deleted Space shall be all or a portion of the Additional Space (as defined in Section 5.5(b).

3.3.7. REDUCTION IN PREMISES—SHELL COMPLETION. If Landlord shall not have completed the Delivery Conditions with respect to at least the Minimum Area by the date which is twelve (12) months after the Outside Completion Dates set forth in Exhibit C (unless such delay was caused by any event or occurrence of Tenant Delays, which shall extend day for day the period for Landlord to complete the Delivery Conditions), then Tenant shall have the option, as Tenant’s sole and exclusive remedy (except for Tenant’s rights and Landlord’s obligations contained in other Subsections of this Section 3.3, and subject to the Maximum Landlord Delay Cost as provided in Subsection 3.3.4), exercisable by notice to Landlord given on or before thirty (30) days after the expiration of such twelve (12) month period, to reduce the Premises by any one or more contiguous full floors as to which the Delivery Conditions shall not have occurred, which full floors shall be designated in Tenant’s notice to Landlord, unless within thirty (30) days after Landlord receives such notice, Landlord shall have caused the Delivery Conditions with respect to such floor(s) to have occurred.

3.3.8 REDUCTION IN SIZE OF PREMISES—MINIMUM AREA.

If (i) Landlord shall not have completed the Delivery Conditions with respect to at least the Minimum Area by the applicable Outside Delivery Dates (as set forth in Exhibit C), which dates shall be extended day for day for any period of Force Majeure or Tenant Delays; and

if (ii) Tenant shall not have exercised the IP Extension Deletion Option as provided in Section 3.3.6; and

if (iii) Tenant shall not have elected to extend either or both of the IP Leases in accordance with the provisions of Section 2.4.2 of each of the IP Leases,

then, Tenant shall have the option (“Minimum Area Deletion Option”), as Tenant’s sole and exclusive remedy (except for Tenant’s rights and Landlord’s obligations contained in other subsections of this Section 3.3, and subject to the Maximum Landlord Delay Cost as provided in Section 3.3.4), exercisable by notice to Landlord given within sixty (60) days after the applicable Outside Delivery Date, to reduce the Premises by one or more contiguous full floors (the “Minimum Area Deleted Space”) constituting up to 274,819 Rentable Square Feet, which may be all or any portion of the Additional Space (as defined in Section 5.5(b)), which full floors shall be designated in Tenant’s notice to Landlord. Notwithstanding the foregoing, (a) if Floors 2, 3 and 4 shall not have been completed by the applicable Outside Delivery Date, then Tenant shall have the right to delete up to fifty (50%) percent of the Rentable Square Feet of space permitted to be deleted as Minimum Area Deleted Space, and (b) if the balance of the Minimum Area is not completed by the applicable Outside Delivery Date, then Tenant shall have the right to delete the balance (or all, if not previously deleted by Tenant) of the Rentable Square Feet of space permitted to be deleted as Minimum Area Deleted Space.

3.4. STEEL ERECTION OUTSIDE DATES; SCHEDULES OF CRITICAL ACTIVITIES; TENANT’S TERMINATION RIGHTS.

3.4.1. SEPTEMBER 1, 2001.

(a) On or before August 24, 2001 Landlord shall submit to Tenant a report on the status of steel erection in reasonable detail, including the number of shop drawings produced and approved, the number of pieces of steel fabricated, the number of pieces of steel erected to date, and the number of ironworkers on site. If Landlord has not commenced and thereafter diligently continued the erection of steel for the Building on or before September 1, 2001 (the “First Steel Erection Outside Date”), which date shall be extended for a period equal to the aggregate of delays caused by any event or occurrence of Force Majeure or Tenant Delays, Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease by giving notice to Landlord of Tenant’s desire to do so within thirty (30) days after the First Steel Erection Outside Date (as the same may have been so extended) and, upon the giving of such notice, this Lease and the Lease Term shall cease and come to an end without further liability or obligation on the part of either party (provided that Landlord shall reimburse Tenant for its Third Party Costs (as defined below), unless, within thirty (30) days after Landlord receives such notice, Landlord shall have caused the erection of steel for the Building to have commenced. For the purposes of this Section 3.4, Landlord shall be deemed to have “commenced” the erection of steel for the Building (“Commencement of Steel Erection”) when (i) the primary tower crane which is to erect the high rise tower of the Building is in place and a column above the P-5 level has been erected, and (ii) at least thirty percent (30%) of the total tonnage of steel shall have been fabricated (exclusive of any steel for Base Building Modifications). Landlord shall provide reasonable evidence confirming the foregoing. Thereafter, Landlord shall proceed diligently to erect steel in accordance with Landlord’s steel fabrication and erection plans and in conformity with the “Schedule of Critical Activities”

attached hereto as Exhibit G. “Third Party Costs” shall mean the reasonable actual out-of pocket third party costs for legal, architectural, engineering and consultant’s fees incurred with respect to the Premises to the date of such termination, and the cost of penalties or non-refundable deposits relating to long lead time items and specially fabricated items which Tenant has paid with respect to the Premises to the date of such termination, and is unable, using reasonable efforts, to recover.

3.4.2 DECEMBER 1, 2001.

(a) On or before November 23, 2001 Landlord shall submit to Tenant a report on the status of steel erection in reasonable detail, including the number of shop drawings produced and approved, the number of pieces of steel fabricated, the number of pieces of steel erected to date, and the number of ironworkers on site. If Tenant shall not have exercised the option to terminate this Lease set forth in Section 3.4.1, but nevertheless, thereafter, Landlord has not commenced and thereafter diligently continued the erection of steel for the Building on or before December 1, 2001 (the “Second Steel Erection Outside Date”), which date shall be extended for a period equal to the aggregate of delays caused by any event or occurrence of Force Majeure or Tenant Delays, Tenant shall have the right, as its sole and exclusive remedy, to terminate this Lease by giving notice to Landlord of Tenant’s desire to do so within thirty (30) days after the Second Steel Erection Outside Date (as the same may have been so extended) and, upon the giving of such notice, this Lease and the Lease Term shall cease and come to an end without further liability or obligation on the part of either party (provided that Landlord shall reimburse Tenant for its Third Party Costs), unless, within thirty (30) days after Landlord receives such notice, Landlord shall have caused the erection of steel for the Building to have commenced.

3.4.3 SCHEDULE OF CRITICAL ACTIVITIES. If, by ninety (90) days after Commencement of Steel Erection, Landlord is not erecting steel (as defined in Exhibit G), Landlord shall submit to Tenant its plan to make up any delay so as to again comply with the Schedule of Critical Activities, including but not limited to increasing worker count on site, working additional hours, Saturdays, Sundays and overtime. At any time that Landlord completes a floor two (2) weeks or more later than the Milestone Dates (as defined in Exhibit G), Landlord shall likewise submit a recovery plan. Landlord shall submit to Tenant updated reports on all Critical Activities (as defined in Exhibit G) monthly, and at Tenant’s request weekly, as provided in Exhibit C.

ARTICLE 4

COMPLETION OF THE BUILDING AND THE PREMISES

4.1 BASE BUILDING CONSTRUCTION AND LANDLORD’S WORK. Landlord agrees to complete the Base Building Construction and Landlord’s Work, and Tenant agrees to complete Tenant’s Work, all as defined in and in accordance with Exhibit C.

4.2 REMEASUREMENT. Within sixty (60) days after the Shell Completion Date (as defined in Exhibit C) Landlord, at Landlord’s expense, shall cause the architect that designed the Building (or such other architect as Landlord shall designate (“Landlord’s Architect”) to calculate the Rentable Square Feet in the Building and Premises. Landlord shall submit to Tenant Landlord’s Architect’s detailed calculation by written notice, which shall include CAD drawings. If Tenant shall dispute the Rentable Square Feet calculation of the Building or the Premises, Tenant may send a Dispute Notice (as defined in Article 30) disputing Landlord’s Architect’s calculation to Landlord within sixty (60) days after the delivery of such Landlord’s Architect’s calculation to Tenant, which Dispute Notice shall specify the respects in which Tenant’s Architect believes Landlord’s Architect’s calculation is incorrect, and the dispute resolution mechanism of Article 30 shall become applicable. If Tenant does not send a Dispute Notice to Landlord within the sixty (60) day period after the delivery of Landlord’s Architect’s calculation to Tenant, then the amount of Rentable Square Feet stated in Landlord’s Architect’s calculations shall be deemed correct for all purposes of this Lease and shall no longer be subject to change. Landlord and Tenant hereby agree that all measures of Rentable Square Feet set forth in this Lease shall be deemed conclusive and binding on Landlord and Tenant, unless altered in accordance with Section 2.2 (b) of this Lease. Upon finalization of the Rentable Square Feet of the Building, the parties agree to enter into an amendment to this Lease specifying the final plans of each of the floors of the Premises, the Lease Term, the rent hereunder, floor by floor Rentable Square Feet measurements, Tenant’s Share and other items that are based on the Rentable Square Feet in the Premises and the Building. During the pendency of any such dispute Tenant shall pay Annual Fixed Rent to Landlord based on Landlord’s determination, with an appropriate adjustment once such dispute has been resolved.

4.3 SPECIFICATION OF SHELL COMPLETION DATE.

If Tenant shall dispute Landlord’s determination of the Shell Completion Date with respect to any floor of the Premises, Tenant shall give a Dispute Notice to Landlord on or before ten (10) days after the date which shall have been specified by Landlord as the Shell Completion Date. Such Dispute Notice shall specify in reasonable detail such respects in which Tenant believes the Delivery Conditions (as defined in Exhibit N) have not been fulfilled and the dispute resolution mechanism of Article 30 shall become applicable. If Tenant shall fail to give a Dispute Notice to Landlord within such time period, then the Shell Completion Date specified by Landlord shall be conclusive and binding upon Landlord and Tenant.

4.4 QUALITY AND PERFORMANCE OF WORK.

(a) All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner and in compliance with all applicable laws and all ordinances, regulations and orders of governmental authorities and insurers of the Building. Each party may inspect the work of the other at reasonable times, and the Construction Representative of each party shall promptly give notice of any approvals and other actions on the party’s behalf required to be given in connection with design and construction. Landlord’s obligations under this Article 4 and Exhibit C shall be deemed to have been performed on the earlier of (i) the Rent Commencement Date with respect to any floor, or (ii) the date on which Tenant commences to occupy any portion of such floor of the Premises for the purpose of conducting its business therein, except for items which are incomplete or do not conform with the requirements of this under this Article 4 and Exhibit C, and as to which in either case Tenant shall have given Landlord notice as provided in the next sentence or Exhibit C. Except to the extent to which Tenant shall have given Landlord notice (y) no later than one (1) year after the date when Landlord’s obligations under this Article 4 and Exhibit C shall be deemed to have been performed as provided in the preceding sentence, in the case of defects not discoverable on a reasonable inspection within the three (3) month period provided for below because of the season of the year then in progress, or (z) no later than the end of the third full calendar month next beginning after the date when Landlord’s obligations under this Article 4 and Exhibit C shall be deemed to have been performed as provided in the preceding sentence, in the case of any other defects, of specific construction items as to which Landlord has failed to perform or has improperly performed the Base Building Work or Landlord’s Work under this Article 4 and Exhibit C, Tenant shall be deemed conclusively to have approved all such work and shall have no claim that Landlord has failed to perform or has improperly performed any of Landlord’s obligations under this Article 4 and Exhibit C. Landlord agrees to exercise any rights Landlord may have against its contractor on account of any latent defects which may be discovered after such one (1) year period, and any recovery resulting therefrom net of the reasonable costs and expenses incurred to obtain the same shall be credited against any Operating Expenses relating to correction of such latent defect. Landlord agrees to promptly complete, correct or repair at its expense those items of Base Building Work or Landlord’s Work which are then incomplete or which Landlord has failed to perform or has improperly performed and as to which, in any case, Tenant shall have given notice to Landlord within such one (1) year or three (3) month period, as applicable, as aforesaid.

(b) Landlord represents that to the best of its knowledge:

(i) Construction of the base Building and the common areas therein will be in full compliance with Americans with Disabilities Act standards in effect as of the Base Rent Commencement Date.

(ii) The Building will be in compliance with all applicable laws and regulations governing environmental hazards or violations in or around the Building that pose a danger to health, life or safety, in effect as of the Base Rent Commencement Date.

(iii) The Building will comply with all applicable building codes on the Base Rent Commencement Date.

(iv) The total load, including live, hung, and partition, of the Building is designed to be 95 pounds per Rentable Square Foot.

4.5 TENANT COMPLIANCE WITH AGREEMENTS. In the conduct of Tenant’s Work, Alterations, or any other work performed by or on behalf of Tenant in the Premises or the Building, Tenant shall require every contractor engaged by or on behalf of Tenant, and all subcontractors of every tier, to comply with the following requirements by which the Landlord is bound, by including such requirements in its contracts:

(a) Boston Residents Construction Employment Plan For One Lincoln Street dated December 20, 1989;

(b) Boston Residents Permanent Jobs Employment Opportunity Plan for One Lincoln Street, dated July 17, 1990;

(c) Amended and Restated Cooperation Agreement for Planned Development Area No. 35 One Lincoln Street, dated May 31, 1991;

(d) Transportation Access Plan Agreement between The City of Boston Transportation Department and Kingston Bedford Joint Venture, dated November 30, 1990.

(e) Tenant shall require its contractors and subcontractors to provide to Landlord or Landlord’s designee all documentary and statistical information required by the foregoing plans. Tenant agrees that any fines or sanctions imposed upon Landlord by reason of the failure of Tenant to comply herewith shall be the sole responsibility of Tenant, and Tenant shall indemnify and defend Landlord, its members, managers, their agents, employees, officers and contractors against any and all such sanctions.

Tenant shall comply with any of the requirements of the foregoing which may be applicable to a tenant with respect to the leasing of the Retail Space (as defined in Section 6.2.1).

If Tenant exercises the Garage Addition Option as provided in Article 23, Tenant shall comply with all of the requirements of the foregoing which are applicable to an operator of the Garage.

ARTICLE 5

ANNUAL FIXED RENT AND FIRST MONTH’S RENT

5.1 FIXED RENT. Tenant agrees to pay to Landlord, or as directed by Landlord, at Landlord’s Present Mailing Address or at such other place as Landlord shall from time to time designate by notice, on the applicable Rent Commencement Dates (defined in Section 5.5 below, but subject to the provisions of Section 5.2) and thereafter monthly, in advance, on the first day of each and every calendar month during the Lease Term, a sum equal to one-twelfth of the Annual Fixed Rent specified in Section 1.2 hereof with respect to all space for which a Rent Commencement Date has occurred, in lawful money of the United States, without any set-off or deduction whatsoever, except as specifically provided in Section 20.14. Until notice of some other designation is given, Annual Fixed Rent and all other charges for which provision is herein made shall be paid by remittance to or to the order of “Escrow Bank, USA, as Agent,” at the Present Mailing Address of Landlord, and all remittances received by Escrow Bank, USA, as Agent as aforesaid, or by any subsequently designated recipient, shall be treated as payments to Landlord. Landlord may in the alternative require that payments be made by wire transfer of funds to a bank account designated by Landlord.

5.2 PAYMENT OF FIRST MONTH’S RENT. Tenant shall, on the Rent Commencement Date with respect to each floor of the Premises, pay to Landlord an amount equal to one-twelfth of the Annual Fixed Rent, calculated on the basis of such floor of the Premises. If a Rent Commencement Date is other than the first day of a calendar month, Annual

Fixed Rent for such month shall be prorated on a daily basis to the end of said calendar month, and shall be payable, together with the payment of one-twelfth of the Annual Fixed Rent with respect to each floor, on the applicable Rent Commencement Date.

5.3 ADDITIONAL RENT. All amounts over and above, or in addition to, the Annual Fixed Rent which are payable by Tenant to Landlord under the terms of this Lease shall be deemed Additional Rent hereunder and shall be paid by Tenant in lawful money of the United States, without any set-off or deduction whatsoever, except as specifically provided in Section 20.14, and otherwise in the same manner as an installment of the Annual Fixed Rent as elsewhere provided in this Lease; and Landlord shall have all the rights and remedies in the event of the non-payment thereof as it would have had in the event of the non-payment of any installment of the Annual Fixed Rent. Tenant’s obligation to pay any Annual Fixed Rent or any Additional Rent which shall have theretofore become due and payable shall survive the expiration or earlier termination of this Lease. (The Annual Fixed Rent and Additional Rent are sometimes collectively referred to in this Lease as “rent.”) Rent for any partial months during the Lease Term shall be prorated on a per diem basis.

5.4 LATE PAYMENT. All payments of Fixed Rent are due on the first day of each calendar month as described in Section 5.1. Tenant shall use its best efforts to instruct its personnel to schedule payment to Landlord by a wire transfer as directed by Landlord in the regular and ordinary course of business, on or before the first day of each month, in the amount of the Fixed Rent. If Landlord shall not have received any payment or installment of rent on or before four (4) days after the date (the “due date”) on which the same first becomes payable under this Lease, other remedies for nonpayment notwithstanding,

(a) Tenant shall pay to Landlord a late charge of one (1%) percent of such overdue payment for the purpose of defraying Landlord’s administrative expenses incident to the handling of such overdue payment, and

(b) the amount of such payment or installment shall bear interest from the due date through and including the date such payment or installment is received by Landlord, at a rate (the “Lease Interest Rate”) equal to the lesser of (i) the Prime Rate (defined below), plus two (2%) percent, or (ii) the maximum applicable legal rate, if any. “Prime Rate” shall mean the rate (or the average of rates, if more than one rate appears) inserted in the blank of the “Money Rate” section of the Wall Street Journal (Eastern Edition) in the Section reading “Prime Rate         %.” Landlord may credit payments received first against rent and other charges currently due, before crediting payments against rent and other charges which are unpaid from prior periods, unless Landlord determines in its sole discretion to make a different allocation.

(c) Such late charge and interest shall both be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

5.5 RENT COMMENCEMENT DATE; RENT CONCESSIONS.

(a) Provided that, and only so long as, an Event of Default does not exist with respect to the payment of any Annual Fixed Rent or Excess Operating Expenses with respect to any other portion of the Premises, Landlord hereby waives payment of Annual Fixed Rent and Excess Operating Expenses, solely with respect to floors 3 and 4 containing approximately 119,601 Rentable Square Feet (collectively, the “Free Rent Floors”), of the Premises, and solely for the period from and including the Commencement Date for each of the Free Rent Floors for a period of twelve (12) months thereafter. Landlord’s waiver of Annual Fixed Rent and Excess Operating Expenses shall terminate, and payment of Annual Fixed Rent and Excess Operating Expenses with respect to the Free Rent Floors shall commence, on the first day after the expiration of such twelve (12) month period (the “Rent Commencement Date”). If an Event of Default occurs with respect to the payment of any Annual Fixed Rent or Excess Operating Expenses with respect to any portion of the Premises (other than the Free Rent Floors), then Landlord’s waiver of rent with respect to the Free Rent Floors shall immediately and automatically be rescinded, and Tenant shall forthwith thereafter pay to Landlord all rent which would have been paid if Landlord had not waived payment of such rent with respect to the Free Rent Floors from the date of the initial waiver to the date of such Default, and thereafter, Tenant shall continue to pay all rent for the Free Rent Floors as if Landlord had never waived payment of rent with respect thereto.

(b) The following provisions of this Section 5.5(b) shall apply only as to any portion of the area described herein which shall not have been deleted, if applicable, pursuant to the Minimum Area Deletion Option as provided in Section 3.3.8. Provided that, and only so long as, an Event of Default does not exist with respect to the payment of any Annual Fixed Rent or Excess Operating Expenses with respect to any other portion of the Premises, Landlord hereby waives payment of that portion of Annual Fixed Rent, solely with respect to floors 8 through 11, inclusive, 17 through 20, inclusive, and 23 through 25, inclusive (collectively, the “Additional Space”), which is in excess of Twenty-Two ($22.00) Dollars per Rentable Square Foot, and solely with respect to the period from and including the Rent Commencement Date for each floor of the Additional Space until September 30, 2004. Landlord’s waiver of such portion of Annual Fixed Rent shall terminate, and payment of the full Annual Fixed Rent of Fifty-Six ($56.00) Dollars per Rentable Square Foot with respect to the Additional Space shall commence, on October 1, 2004. If an Event of Default occurs with respect to the payment of any Annual Fixed Rent or Excess Operating Expenses with respect to any portion of the Premises, then Landlord’s waiver of such portion of the Annual Fixed Rent with respect to the Additional Space shall immediately and automatically be rescinded, and Tenant shall forthwith thereafter pay to Landlord the full Annual Fixed Rent which would have been paid if Landlord had not waived payment of such portion of the Annual Fixed Rent with respect to the Additional Space from the date of the initial reduction to the date of such Default, and thereafter, Tenant shall continue to pay the full amount of Annual Fixed Rent for the Additional Space as if Landlord had never waived payment of any portion of the Annual Fixed Rent with respect thereto. Tenant shall pay any Excess Operating Expenses with respect to the Additional Space notwithstanding the reduction hereby given in the amount of Annual Fixed Rent with respect to the Additional Space.

(c) The Rent Commencement Date with respect to the Retail Space shall be January 1, 2004.

(d) The Rent Commencement Date with respect to all of the Premises except for the Free Rent Floors and the Retail Space shall be the Commencement Date with respect to each of such floors. In the event of any Tenant Delay causing delay in the Shell Completion Date with respect to any floor of the Premises, the applicable Rent Commencement Date shall be the date which would have been the applicable Rent Commencement Date had such Tenant Delay not occurred.

ARTICLE 6

ESCALATION

6.1 TAXES.

6.1.1 DEFINITIONS. For the purposes of this Article 6, the following terms shall have the respective meanings set forth below:

(a) “Taxes” shall mean the aggregate amount of all real estate and personal property taxes and any general or special assessments (exclusive of penalties thereon but inclusive of interest on assessments payable in installments) assessed or imposed upon or with respect to the Building and the Land and including, without limitation, (i) taxes or assessments made upon or with respect to any development rights now appurtenant to or used in connection with the construction of the Building, (ii) any fee, tax or charge imposed by any governmental authority for, on or in respect of any vaults, vault space or other space within or outside the boundaries of the Land which are not leased to other tenants, (iii) any assessments for public improvement or benefit to the Building, the Land, or the locality in which the Land is situated, including, without limitation, all amounts payable by Landlord as a result of the Land and/or the Building being located within a business improvement district, (iv) any tax, assessment or charge imposed on or with respect to any fixtures, equipment or personal property serving or used in connection with the Building or the Land, and (v) Garage Taxes, as defined in subsection (b). There shall be excluded from Taxes all income, estate, succession, inheritance, transfer and franchise taxes imposed upon Landlord; provided, however, that if at any time during the Lease Term the method of taxation of real estate shall be changed and as a result any other tax or assessment, however denominated and including, without limitation, any franchise, income, profit, use, occupancy, gross receipts or rental tax, shall be imposed upon Landlord or the owner of the Building and the Land, or the rents or income therefrom, in substitution for or in addition to, in whole or in part, any of the taxes or assessments listed in the preceding sentence, such other tax or assessment shall be included in and deemed part of Taxes, but only to the extent that the same would be applicable to owners of real estate generally, and would be payable if the Building, the Land and all appurtenances thereto (including development rights) were the only property of Landlord. The amount of any special assessments for public improvements or benefits to be included in Taxes for any year, in the case where the same may, at the option of the taxpayer, be paid in installments, shall be included only to the extent of payments that would be incurred if such assessment or betterment were spread over the longest period allowable by law without penalty or over such shorter period as may be required by any Mortgagee or Overlandlord, and shall be limited to the amount of the installment due in respect of such year, together with any interest payable in connection therewith (other than interest payable by reason of the delinquent payment of such installment). Taxes shall also not include any late fees or penalties due to Landlord’s failure to make tax payments when and as due, unless as a result of Tenant’s nonpayment or failure to make payments when due.

(b) “Garage Taxes” shall mean the portion of the Taxes which is fairly allocable to the Garage, which shall conclusively be deemed to be an amount equal to two and one-half percent (2 ½%) of the total Taxes attributable to the entire Land and Building.

(c) “Tax Year” shall mean each period from July 1 through June 30 (or such other fiscal period as may hereafter be adopted by the City of Boston as the fiscal year for any tax, levy or charge included in Taxes), any part or all of which occurs during the Lease Term.

(d) “Tax Expenses” shall mean all expenses, including, without limitation, attorney’s fees and disbursements and fees and expenses of experts, appraisers and other witnesses, actually incurred by Landlord in seeking to reduce the amount of any assessed valuation of the Land and/or Building, in contesting the amount or validity of any Taxes, or in seeking a refund of Taxes.

Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Tax Expenses within thirty (30) days after receipt of Landlord’s invoice, which shall include such documentation of the calculation of Tenant’s Share of Tax Expenses as Tenant may reasonably request.

6.1.2 It is understood that the provisions of this Article 6 are based upon the method of payment of City of Boston real property taxes in effect at the date of this Lease, to wit, in quarterly installments in advance on the first days of July, October, January and April of each Tax Year. If such method of payment is hereafter changed, Landlord shall have the right to change the method of calculating Taxes for inclusion in Operating Expenses so that the amount which shall be paid to Landlord in respect of any installment of Taxes shall not be reduced as a result of the change in the method of payment of Taxes to the City of Boston. Landlord shall furnish to Tenant copies of the applicable tax bills promptly after receipt of such bills by Landlord.

6.1.3 (a) Except as provided in Section 6.1.3(b) hereof, only Landlord shall have the right to institute tax reduction or other proceedings to reduce the assessed valuation of the Land and Building. Should Landlord be successful in any such reduction proceedings and obtain a refund of Taxes for any Operating Year or Years in respect of which Tenant shall have made a payment to Landlord pursuant to this Article 6, Landlord shall credit Tenant’s Share of such refund (or, in the case of a refund of Taxes for an Operating Year, only a fraction of which is included in the Lease Term, such fraction thereof) against the monthly installment or installments of Annual Fixed Rent next falling due under this Lease, or if the Lease Term has then expired and Tenant has no further obligations to Landlord, such amount shall be refunded by Landlord to Tenant. In calculating the amount of any such credit or payment, Landlord shall have the right to deduct from such refund all Tax Expenses incurred by Landlord in obtaining the same, but only to the extent that the Tax Expenses incurred by Landlord in obtaining the same have not previously been paid by Tenant. The provisions of this subsection 6.1.3 shall survive the expiration of the Lease Term.

(b) Anything in this Section 6.1.3 to the contrary notwithstanding, provided that Tenant meets the Occupancy Requirement (defined in Section 24.1 below) and requests Landlord in writing to do so (which request is received not less than thirty (30) days prior to the last date on which real estate tax abatement proceedings for a particular Tax Year may be commenced), Landlord will commence proceedings for an abatement of Taxes for such Tax Year. The manner and method of conducting such proceedings shall be solely within the judgment of Landlord, provided that Landlord shall not compromise, settle, cancel or withdraw any such proceedings unless Landlord shall, at least fifteen (15) days prior thereto, have notified Tenant of its intention to do so and Tenant shall have failed during such period to notify Landlord of its intention to continue such proceedings at its cost and expense. Tenant’s rights under this Section 6.1.3(b) may be exercised after the date hereof only in respect of Tax Years commencing subsequent to the Tax Year in which the Commencement Date of this Lease occurs, and then only upon the condition that Tenant continues to meet the Occupancy Requirement (as defined in Section 24.1) and that no Event of Default then exists. From time to time, within thirty (30) days after notice from Landlord, Tenant shall pay to Landlord, as an additional charge, Tenant’s Share of the estimated Tax Expenses of such proceedings. If Tenant shall fail to make any such payment within such 30-day period, Landlord shall thereafter be free from any further obligations under this paragraph; provided, however, that Tenant may make any such payment “under protest” and such payment shall not preclude Tenant from thereafter disputing the appropriate amount of any Tax Expense. Should Landlord be successful in obtaining a refund for any Tax Year in respect of which Tenant shall have made a payment to Landlord pursuant to this Article 6, Landlord shall credit or pay to Tenant, Tenant’s Share of such refund (or, in the case of a refund of Taxes for an Operating Year, only a fraction of which is included in the Lease Term, such fraction thereof). In calculating the amount of any such credit or refund, Landlord shall have the right to deduct from such refund or credit all Tax Expenses incurred by Landlord in obtaining same (less all payments, if any, on account thereof paid previously by Tenant). If either party prosecutes an application for an abatement, the other party shall cooperate and promptly furnish any pertinent information reasonably required by the party prosecuting the application for an abatement.

6.2 OPERATING EXPENSE ESCALATION.

6.2.1 DEFINITIONS. For the purposes of this Section 6.2, the following terms shall have the respective meanings set forth below:

(a) “Base Operating Expenses” is defined in Section 1.2.

(b) “Operating Expenses” shall mean the aggregate of all costs and expenses (including taxes, if any, thereon) and including Taxes, as defined above, and Tax Expenses, actually paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in connection with the operation and maintenance of the Property (as hereinafter defined), including all expenses incurred by Landlord as a result of its compliance with any of its obligations under Sections 7.1 and 7.3 hereof, but excluding those items set forth as excluded from Operating Expenses at the end of this subsection 6.2.1(b). Operating Expenses shall be calculated on the accrual basis of accounting in accordance with accounting practices generally applicable to commercial real estate and applied consistently from year to year (but subject to the further provisions of this Section 6.2) and shall include, without limitation, the following expenses:

(i) salaries, wages, medical, surgical and general welfare benefits (including group life insurance), pension and welfare payments or contributions and all other fringe bene fits paid to, for or with respect to all persons (whether they be employees of Landlord or its managing agent) for their services in the operation (including, without limitation, security services), maintenance, repair, or cleaning of the Property, and payroll taxes, workers’ compensation, uniforms and dry cleaning costs for such persons. To the extent that Landlord’s personnel perform services at other buildings, such costs shall be pro-rated;

(ii) payments under service contracts with independent contractors for operating (including, without limitation, providing security services), maintaining, repairing or cleaning of the Property or any portion thereof or any fixtures or equipment therein;

(iii) all costs or charges for steam, heat, ventilation, air conditioning and water (including sewer charges) furnished to the Property and/or used in the operation of the Property and all costs or charges for electricity furnished to the public and service areas of the Property and/or used in the operation of the service facilities of the Property, including any taxes on any such utilities;

(iv) repairs and replacements which are appropriate to the continued operation of the Property as a first-class Boston Central Business District office building, provided that to the extent the cost of any such repair and/or replacement is required to be capitalized for federal income tax purposes, such cost shall be amortized on a straight-line basis over the useful life thereof required to be utilized for federal income tax purposes, and the annual amortization of such repair and/or replacement, together with interest on the unamortized balance of such cost at a fixed interest rate equal to the rate then being charged by commercial banks for loans for a term equivalent to the amortization period, shall be included in Operating Expenses;

(v) costs of lobby decoration, painting and decoration of non-tenant areas;

(vi) cost of snow removal and landscaping in and about the Property, including, without limitation, with respect to the Park (defined in Section 6.2.1(d) below);

(vii) cost of building and cleaning supplies and equipment, cost of replacements for tools and equipment used in the operation, maintenance and repair of the

Property, and the actual charges for communications services for the management office for the Property;

(viii) financial expenses incurred in connection with the operation of the Property, such as insurance premiums and deductibles (including, without limitation, liability insurance, fire and casualty insurance, rent interruption insurance and any other insurance that is then generally carried by owners of major first-class office buildings in the Boston Central Business District or may be required by the holder of any mortgage on the Property, except for the cost of to insure Tenant’s Work, Tenant’s Restoration Work, and Tenant’s Alterations, which Landlord is not required to insure), attorneys fees and disbursements (exclusive of any such fees and disbursements incurred in connection with the leasing of space in the Property, or any such fees and disbursements which have been paid by Tenant as a part of Tax Expenses), auditing and other professional fees and expenses, Landlord’s reasonable home office accounting charges, association dues and any other ordinary and customary financial expenses incurred in connection with the operation of the Property;

(ix) management fees at a rate not to exceed one (1%) percent of gross receipts from the Property, and all costs of maintaining a management office in the Building, including, without limitation, either (x) the actual rent paid for the management office under a lease or sublease in effect with respect thereto from time to time, or (y) if no lease or sublease for the management office is in effect at any time, an imputed rental at the rate per Rentable Square Foot equal to the Fixed Rent and Additional Rent per Rentable Square Foot being paid by Tenant for the Premises from time to time, for the number of Rentable Square Feet in the Building being utilized for the management office;

(x) the cost of capital improvements made by Landlord either (1) for the purpose of reducing Operating Expenses, which expense is undertaken in good faith by Landlord based upon information upon which Landlord could reasonably conclude that the cost of such capital improvement(s) would be likely to result in a reduction of Operating Expenses equal to or greater than the cost of such capital improvements, whether or not such a reduction does in fact occur, or (2) pursuant to a requirement of law, ordinance, order, rule or regulation of any public authority having jurisdiction or the requirement of any insurance carrier or insurance rating organization or underwriting board first effective after the Date of this Lease, whether or not such requirement is valid or mandatory, in either case calculated as follows: the cost of any such capital improvement shall be included in Operating Expenses for the Operating Year in which such improvement was made, provided that to the extent the cost of such capital improvement is required to be capitalized for federal income tax purposes, such cost shall be amortized over the useful life thereof required to be utilized by Landlord for federal income tax purposes (or, in the event that Landlord is not required to pay federal income taxes, the useful life thereof that would be required to be utilized if the Landlord were required to pay federal income taxes), and the annual amortization of such capital improvement, together with interest on the unamortized balance of such cost at a fixed interest rate equal to the rate then being charged by commercial banks for loans for a term equivalent to the amortization period, shall be included in Operating Expenses. If a capital improvement which was anticipated to result in a reduction in Operating Expenses does not in fact result in such a reduction, Landlord shall provide a reasonably detailed explanation to Tenant of the reason why the anticipated savings did not occur;

(xi) rental payments made for equipment used in the operation and maintenance of the Property; and

(xii) the cost of governmental licenses and permits, or renewals thereof, necessary for the operation of the Property;

(xiii) Taxes with respect to the portion of any Tax Year included within an Operating Year. For example, the 2004 Operating Year, which commences January 1, 2004 and ends December 31, 2004, shall include the Taxes with respect to the second half of the 2004 Tax Year (i.e., the period from January 1, 2004 to June 30, 2004), and the Taxes for the first half of the 2005 Tax Year (i.e., the period from July 1, 2004 to December 31, 2004); and

(xiv) all other reasonable and necessary expenses paid in connection with the operation, maintenance, repair and cleaning of the Property which are properly chargeable against income.

To the extent Landlord utilizes the services of independent contractors as provided in (ii) hereinabove, Landlord shall, whenever possible attempt to contract the services of such independent contractors on the basis of the useable rather than rentable square feet of the Building.

Any cost or expenses of the nature described above shall be included in Operating Expenses for any Operating Year no more than once, notwithstanding that such cost or expenses may fall under more than one of the categories listed above. Landlord may use related or affiliated entities to provide services or furnish materials for the Property, subject to the limitation contained in subsection (ix) with respect to management fees, and with respect to other services furnished or materials provided for the Property, subject to the limitation that the rates or fees charged by such entities are competitive with those charged by unrelated or unaffiliated entities in the Boston Central Business District for the same services or materials.

The following costs and expenses shall be specifically excluded from Operating Expenses:

(1) Tax Expenses to the extent separately paid or reimbursed to Landlord;

(2) franchise and income taxes imposed upon Landlord;

(3) debt service under any mortgage on the Property and any financing or refinancing costs related thereto;

(4) leasing commissions, brokerage fees and other costs incurred to lease space in the Building (including advertising, marketing and legal expenses);

(5) capital improvements to the Property other than those provided in clause (iv) and clause (x) above;

(6) the cost of electrical energy furnished directly to tenants of the Property;

(7) the cost of tenant installations and decorations incurred in connection with preparing space for any tenant, and tenant improvement allowances granted to any tenant;

(8) salaries or fringe benefits of personnel above the grade of building or asset manager;

(9) rent payable under any Underlying Lease;

(10) the cost of any items to the extent to which such cost is reimbursed to Landlord by tenants of the Property (other than pursuant to this Section 6.2), insurance or condemnation proceeds or third parties;

(11) depreciation of the building, amortization (except as provided in clauses (iv) and (x) above) and other non-cash charges

(12) legal expenses and other costs incurred in enforcing the terms of any lease or in connection with disputes with tenants or occupants, prospective tenants or occupants, or purchasers or prospective purchasers;

(13) expenses incurred in connection with (x) correction of any defects in the construction of any portion of the Base Building Work or Landlord’s Work within one (1) year of the date such portion of the Base Building Work or Landlord’s Work is placed in service, and (y) compliance with any requirement of law, ordinance, order, rule or regulation of any public authority having jurisdiction in effect during and applicable to the initial construction and equipping of the Building which is not Tenant’s obligation to comply with under Section 9.2 hereof;

(14) lease payments for rental equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased (except with respect to equipment falling within the scope of clause (x) above of this Section 6.2.1);

(15) costs to remove or remediate any Hazardous Materials which are released during the Term by Landlord or any of Landlord’s agents, employees or contractors;

(16) contributions to political, charitable or civic organizations in excess of the amounts thereof charged to tenants by owners of other comparable office buildings in the Boston Central Business District;

(17) if and only if Landlord has terminated this Lease with respect to all or a portion of the Retail Space pursuant to Section 13.4, the costs incurred in performing work or furnishing services to the portion of the Retail Space as to which this Lease has been so terminated, to the extent that such work or services are materially in excess of any work or services that Landlord is obligated to furnish to the Office Space;

(18) Garage Taxes and all costs solely with respect to operation and maintenance of the Garage (as defined in Section 26.1) which are either paid directly, or are reimbursed to Landlord, by the operator of the Garage;

(19) costs of the initial construction of the Park (as defined in Section 6.2.1(d) below);

(20) costs to defend any action by any person or entity claiming an ownership interest in the Building and/or challenging Landlord’s right to enter into this Lease.

Operating Expenses shall be net of rebates, credits and similar items with respect to which Landlord receives the benefit.

If Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses for any Operating Year during all or any part of which such work or service is not so furnished by Landlord shall be increased by an amount equal to the additional Operating Expenses which reasonably would have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.

With respect to any period prior to the second (2nd) anniversary Commencement Date, Landlord expressly agrees that Operating Expenses shall not be extrapolated or increased by reason of the fact that the Building may not be fully occupied. Notwithstanding any other provision herein contained, and except as expressly set forth above, if, during any Operating Year for which Operating Expenses are being computed, the average level of occupancy in the Building for such year is less than ninety-five (95%) percent or if services are being undertaken by tenants in lieu of performance by Landlord as aforesaid, Operating Expenses shall be extrapolated, on an item by item basis, to an amount equal to the amount of Operating Expenses that reasonably would have been incurred if the level of occupancy were to have been ninety-five (95%) percent for such year (or the portion thereof for which the such occupancy level was applicable) or such services were performed, or both. For the purposes hereof, such extrapolated amounts shall be deemed to be the actual Operating Expenses for such year only. It is understood that such extrapolation will be based on the net incremental cost increase which would have been incurred, if any, for each item of Operating Expenses reasonably attributable to the applicable expenses and to the period attributable to the applicable level of occupancy.

Accordingly, it is acknowledged that it is possible that certain components of Operating Expenses (e.g., insurance) may not increase or may increase at a lesser rate per square foot than would be applicable to occupied portions of the Building. In no event shall Operating Expenses for a particular line item of expenses be extrapolated unless the services to which such expense item relates actually shall have been furnished to the Premises and/or the Building, as applicable.

It is understood that such extrapolation will result in the inclusion within Operating Expenses of expenses which are not actually paid or incurred, but in no event shall Landlord be entitled to receive, from Tenant, on account of any individual line item of extrapolated Operating Expenses, an amount in excess of the total amount actually incurred by Landlord for the Building with respect to such item. In the event that Tenant leases the entire Building so that Tenant’s Share is one hundred (100%) percent, then Tenant shall be responsible for all Excess Operating Expenses actually paid or incurred by Landlord, and no extrapolation or increase shall be made for a vacancy.

(c) “Operating Year” shall mean the calendar year within which the Commencement Date occurs and each subsequent calendar year, any part or all of which falls within the Lease Term.

(d) “Property” shall mean the Land, the Building and any other land contiguous or adjacent to the Land, including, without limitation, that certain parcel of land (the “Park”) known as Parcel 23(d) located on the westerly side of the existing surface artery between Essex Street and Beach Street in Boston, Massachusetts, and any improvements constructed on such land, whether above or below ground, which Landlord may operate or maintain or may contribute to the cost of the operation or maintenance thereof. Attached as Exhibit O is a plan showing the location of the Park.

(e) “Retail Space” shall mean the portion of the Building leased or available for lease for retail purposes, which includes the first floor of the Building, containing approximately 16,579 Rentable Square Feet.

(f) “Office Space” shall mean all of the Rentable Square Feet in the Building, less the Retail Space.

6.2.2 TENANT’S SHARE OF OPERATING EXPENSES. If the Operating Expenses for any full Operating Year falling within the Lease Term shall exceed the Base Operating Expenses, or if, in the case of an Operating Year only a fraction of which is included in the Lease Term, the amount of the Operating Expenses for such Operating Year multiplied by such fraction exceeds the Base Operating Expenses multiplied by such fraction (the amount of such excess in either case being hereafter referred to as the “Excess Operating Expenses”), then Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of the Excess Operating Expenses for such Operating Year or portion thereof. Such amount payable by Tenant with respect to the Excess Operating Expenses for each Operating Year shall be payable in monthly installments as follows:

(a) Estimated payments by Tenant on account of Excess Operating Expenses shall be made on the first day of each and every calendar month during the Lease Term, and otherwise in the same fashion herein provided for the payment of Annual Fixed Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year with a sum equal to Tenant’s required payments, as reasonably estimated by Landlord from time to time, on account of Excess Operating Expenses for such Operating Year. Within one hundred twenty (120) days after the end of each Operating Year, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for such Operating Year, showing a breakdown by major line items. If estimated payments theretofore made for such Year by Tenant exceed Tenant’s required payment on account therefore for such Operating Year, according to such accounting, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Excess Operating Expenses, or, if the amount of such overpayment exceeds five (5%) percent of the amount paid by Tenant with respect to Excess Operating Expenses for the Operating Year in question, at Tenant’s election, Landlord shall refund the amount of such overpayment to Tenant, rather than crediting the amount of such overpayment against subsequent obligations of Tenant. In any event, Landlord shall refund such overpayment if the Lease Term has ended and Tenant has no further obligation to Landlord. If the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord.

(b) If the Operating Expenses for any Operating Year (as adjusted, if applicable, pursuant to the last two (2) paragraphs of subsection 6.2.1(b)) shall equal or be less than the Base Operating Expenses, Tenant shall not be obligated to make any payments to Landlord pursuant to this Section 6.2 in respect of such Operating Year, but in no event shall Tenant be entitled to any refund or reduction in the Annual Fixed Rent by reason of such fact.

6.2.3 LANDLORD’S OBLIGATIONS INCLUDED. The imposition on Landlord by any portion of this Lease of an obligation to perform any work, repairs or other acts with respect to the Property shall not be construed as preventing Landlord from including the cost of such work, repairs or other acts in Operating Expenses, to the extent the same is otherwise properly includible therein pursuant to this Section 6.2.

6.2.4 OPERATING BUDGET. Not later than one hundred twenty (120) days prior to the start of each Operating Year, Landlord shall submit to Tenant a proposed operating budget (the “Operating Budget”) for the coming Operating Year, and Landlord shall update the Operating Budget on a quarterly basis and provide such updates to Tenant. Tenant shall have the right to review with Landlord the proposed Operating Budget, and the results shown in the quarterly updates. Landlord shall give fair and reasonable consideration to (but shall not be obligated to employ), any reasonable recommendations made by Tenant with respect to (i) additional services to be provided by Landlord as a part of Operating Expenses, (ii) any recommended vendors or providers of services proposed by Tenant, or (iii) any methods to reduce Operating Expenses. Notwithstanding the foregoing, if Tenant is leasing all of the Office Space, and the resulting costs are includible in Operating Expenses, Landlord shall provide or cause to be provided such additional building services as Tenant shall request.

6.3 AUDIT RIGHTS.

6.3.1 TENANT’S RIGHT TO AUDIT.

(a) Tenant, within one (1) year after the receipt of any accounting with respect to Excess Operating Expenses, by giving written notice to Landlord, shall have the right to review Landlord’s books and records relating to such accounting. Except as expressly set forth below, if and to the extent that Tenant, within one hundred twenty (120) days after Landlord makes such books and records available, fails to dispute in reasonable detail the correctness of any item included in such accounting, such accounting shall constitute a final determination, as between Landlord and Tenant, of Taxes, Operating Expenses and Tenant’s Share of Excess Operating Expenses for the Operating Year to which such accounting relates and shall be conclusive and binding upon Landlord and Tenant. Notwithstanding the foregoing, in the event that an audit for any Operating Year discloses an error in Operating Expenses for that Operating Year, then Tenant shall have the right to review that same line item for the previous two (2) Operating Years to see if the same error was made in those years, and if so an appropriate adjustment shall be made with respect to those prior years. Except as expressly set forth above, Tenant shall not have the right to examine the books and records for any particular Operating Year more than once. Landlord agrees cooperate with Tenant so that Tenant’s audit may be conducted efficiently and fairly, and to grant Tenant, its accountants and representatives, reasonable access to so much of Landlord’s books and records, at the place where they are regularly maintained in Boston, Massachusetts, and during the one-year period provided for above, as may be required for the purposes of verifying the Operating Expenses incurred by Landlord for the Operating Year then just ended and for any previous Operating Year, if applicable. In connection with examining Landlord’s books and records hereunder, Tenant covenants and agrees that Tenant will (a) not employ any person or firm who is to be compensated, in whole or in part, on a contingency fee basis and (b) maintain the information obtained from such examination in strict confidence; provided, however, that notwithstanding such confidentiality requirement, Tenant may disclose so much of Landlord’s confidential information as is reasonably required to Tenant’s attorneys and accountants, who shall be subject to the same confidentiality requirement as Tenant, and, if required pursuant to an order of a court or other governmental regulatory body, Tenant may also disclose so much of Landlord’s confidential information as may be required by such order, and to the parties specified in such order. Landlord shall retain its books and records relating to Operating Expense for at least three (3) years after the expiration of each Operating Year.

(b) If an audit of Operating Expenses for any Operating Year prepared by an independent certified public accountant (“Tenant’s Audit”) shall reveal that Tenant has paid more than the amount it properly should have paid for Excess Operating Expenses, Tenant shall provide Landlord with a copy of Tenant’s Audit. If, within the sixty (60) day period after receipt from Tenant of a copy of Tenant’s Audit, Landlord provides Tenant with its notice disputing the correctness of Tenant’s Audit, and if such dispute shall not have been settled by agreement, either party may submit the dispute to a court of competent jurisdiction within one hundred twenty (120) days after receipt of Tenant’s Audit by Landlord; and pending the determination of such dispute by agreement or court proceeding as aforesaid, Tenant shall pay the disputed amounts in question, without prejudice to Tenant’s position.

(c) If Landlord agrees with the results of Tenant’s Audit, or a court determines that Tenant has overpaid, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Excess Operating Expenses, or, if the amount of such overpayment exceeds five (5%) percent of the amount paid by Tenant with respect to Excess Operating Expenses for the Operating Year in question, at Tenant’s election, Landlord shall refund the amount of such overpayment to Tenant, rather than crediting the amount of such overpayment against subsequent obligations of Tenant. In any event, Landlord shall refund such overpayment if the Lease Term has ended and Tenant has no further obligation to Landlord. If the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord.

(d) If Landlord agrees with the results of Tenant’s Audit, which audit shows that Tenant has overpaid by more than two and one-half (2 1/2%) percent of the amount which Landlord agrees that Tenant should have paid for the period in question, or if a court determines that Tenant has overpaid by more than two and one-half (2 1/2%) percent of the amount which it is finally determined Tenant should have paid for the period in question, then, unless such overpayment by Tenant was caused by a change in facts or circumstances which Landlord could not reasonably foresee, Landlord shall reimburse Tenant for the reasonable cost of Tenant’s Audit, together with interest thereon at the Lease Interest Rate from the date such reasonable cost is paid by Tenant until paid by Landlord.

6.3.2 FAILURE TO RENDER ACCOUNTING. Landlord’s failure to render an accounting with respect to any Excess Operating Expenses shall not prejudice Landlord’s right to render an accounting at any time thereafter, nor shall the rendering of an accounting prejudice Landlord’s right to render thereafter a corrected accounting for any Operating Year, as the case may be.

ARTICLE 7

REPAIRS AND SERVICES

7.1 LANDLORD’S OBLIGATION TO REPAIR. Except as otherwise provided in this Lease, Landlord shall, throughout the Lease Term, keep and maintain in first class order, condition and repair, similar to other comparable office buildings in the Boston Central Business District:

(a) the roof, the exterior and load bearing walls (including exterior windows), the foundation, the structural floor slabs and other structural elements of the Building;

(b) the life safety, alarm and security systems serving the Building, except for those portions contained within and serving the Premises or constructed as part of Tenant’s Work; and

(c) the other common facilities of the Building, including HVAC, HVAC ducts, plumbing and other Building systems and equipment servicing the Premises, as any of the foregoing may have been modified by a Base Building Modification, as defined in Exhibit C (other than any supplementary or accessory HVAC, and telecommunication/computer systems and/or any item of such equipment constructed as a part of Tenant’s Work or by Tenant as an Alteration), and landscaping on the Land.

Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressly provided in this Section 7.1, unless expressly otherwise provided in this Lease. Tenant shall promptly give Landlord notice of any damage to the Premises or the Building (whether or not caused by Tenant) or of any defects in any portion thereof or in any fixtures or equipment therein promptly after Tenant first learns thereof, to the extent that such defects are reasonably observable by Tenant. Tenant’s failure to give such notice to Landlord shall not relieve Landlord of any obligation to make repairs which Landlord shall have pursuant to this Section 7.1, provided that Landlord shall have actual knowledge of the need to make such repairs.

Landlord shall give Tenant at least ten (10) Operating Days advance notice of any regularly scheduled cessation or interruption of Landlord’s services.

7.2 TENANT’S REPAIRS AND MAINTENANCE.

(a) Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant, at its expense, will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, and will make all required repairs thereto and/or replacements of portions thereof, excepting only for those repairs or replacements for which Landlord is responsible under the terms of Article 4, Section 7.1, or Article 12 of this Lease. Tenant shall not permit or commit any waste, and, notwithstanding anything to the contrary set forth in Section 7.1, Tenant shall be responsible for the cost of all repairs and replacements to the Premises, the Building and the facilities of the Building, whether ordinary or extraordinary, structural or non-structural, when necessitated by Tenant’s, or its subtenant’s or assignee’s, moving property in or out of the Building or installation or removal of furniture, fixtures or other property or by the performance by Tenant, or its subtenant or assignee, of any alterations or other work in the Premises, or when necessitated by the acts, omission, misuse, neglect or improper conduct of Tenant, its assignee or subtenant, or its or their agents, employees, contractors or invitees or the use or occupancy or manner of use or occupancy of the Premises other than in accordance with the terms of this Lease. All of said repairs and any restorations or replacements required in connection therewith shall be of a quality and class at least equal to the original work or installations and shall be done in a good and workmanlike manner.

(b) If repairs or replacements are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same, and (except in cases of emergency, where no notice or demand shall be required) if Tenant refuses or neglects to commence such repairs or replacements within fifteen (15) days after such demand or to complete the same with reasonable diligence thereafter, Landlord may (but shall not be required to do so) make or cause such repairs or replacements to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof. If Landlord makes or causes such repairs or replacements to be made as permitted in accordance with the foregoing, Tenant agrees that Tenant will forthwith, on demand, pay to Landlord as Additional Rent the cost thereof, together with interest thereon at the Lease Interest Rate from the date of payment by Landlord to the date Tenant reimburses the cost thereof to Landlord.

(c) Tenant shall not itself, or permit or suffer persons acting under Tenant to, either with or without negligence, injure, overload, deface or damage the Building, the Premises or any part or component thereof; commit any nuisance; permit the emission, discharge, release or other escape of any Hazardous Materials so as to impregnate, impair or in any manner affect, even temporarily, any element or part of the Premises or the property or person of others, or allow the storage, generation, disposal or use of such Materials (collectively “Hazardous Materials Activities”) in any manner restricted or prohibited by law; nor shall Tenant permit to be brought onto the Premises any such Materials (except to use normal and customary materials for cleaning, lubrication of machinery, or office supplies in a lawful manner and in the ordinary course of Tenant’s business, consistent with prevailing practices in first class Boston Central Business District offices), or permit any waste of the Premises. If Landlord reasonably believes that a release may have occurred or a threat of release exists on or about the Premises by reason of any act or omission of Tenant or persons acting under Tenant or Tenant’s Hazardous Materials Activities do not conform to all laws, ordinances and regulations, then Landlord may, but need not, perform appropriate testing and, if such testing reveals that Tenant has violated the foregoing provisions, the costs thereof shall be promptly reimbursed to Landlord by Tenant upon demand as Additional Rent. In addition, in connection with any sale or financing by Landlord, Tenant shall execute reasonable and customary affidavits, representations and the like from time to time at Landlord’s request concerning the presence or absence of hazardous materials on the Premises. In all events and without limitation, Tenant assumes liability pursuant to Section 11.1 for any bodily or personal injury or property damage (including loss of use) or any other cost or expense resulting in claims arising out of the discharge, dispersal, release or escape of hazardous materials or any pollutants or contaminants whatsoever occurring on the Premises by reason of any act of omission of Tenant or persons acting under Tenant during the Lease Term, and for so long thereafter as Tenant or persons acting under Tenant remain in occupancy of any portion of the Premises, and Tenant shall indemnify and defend Landlord, its members, managers, their agents, employees, officers, contractors, and others entitled thereto pursuant to Section 11.1 with respect to Hazardous Materials and Hazardous Materials Activities (and for these purposes the costs and loss indemnified shall include any costs of investigation of site conditions, any cleanup, remediation, removal or restoration work and any lost rents). Without limiting the foregoing, Tenant shall promptly take all actions at its sole expense as are necessary to remediate the conditions caused by such materials in accordance with and to the extent required by law; provided that such actions are undertaken in accordance with all applicable laws, rules and regulations and accepted industry practices. The provisions of this Section shall survive the expiration or sooner termination of the Lease Term.

(d) For purposes of this Lease, “Hazardous Material” or “Hazardous Materials” means and includes petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls, and/or any hazardous, toxic or dangerous waste, substance or material now or hereafter defined as such, or as a hazardous substance, or any similar term, by or in the Environmental Laws. For purposes of this Lease, “Environmental Law” or “Environmental Laws” shall mean: (x) any “Super Fund” or “Super Lien” law, or any other federal, state or local statute, law ordinance, code, rule, regulation, order or decree, regulating, relating to or imposing liability or standards of conduct concerning, any Hazardous Materials as may now or at any time hereafter be in effect, including without limitation, the following as the same may be amended or replaced from time to time, and all regulations promulgated thereunder or in connection therewith: the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21E; the Super Fund Amendments and Reauthorization Act of 1986; the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Clean Air Act, the Clean Water Act; the Toxic Substances Control Act; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act; the Hazardous Waste Management System; and the Occupational Safety and Health Act of 1970; and (y) any law, ordinance or regulation the primary purpose of which is to protect the quality of the environment, and all other laws governing similar matters as they may be amended from time to time.

7.3 SERVICES. Subject to the provisions of Sections 14.3 and 20.12, Landlord agrees to provide the services set forth in Exhibit D annexed hereto to the Building and the Premises during Operating Hours (as defined in Exhibit D) consistent with the provision of such services in other comparable first class office buildings in the Boston Central Business District. In the event of a cessation or interruption of Building services provided by Landlord, Landlord shall use reasonable diligence to perform the repairs or otherwise cure the problem necessitating the cessation or interruption of services so that service can be restored as promptly as reasonably possible.

7.4 LANDLORD’S FAILURE TO REPAIR OR PROVIDE SERVICES.

Anything in this Lease to the contrary notwithstanding, in the event that for any reason (except as a result of any act or omission by Tenant, its employees, agents, subtenants, licensees, contractors or invitees, or the failure of any public utility to supply services, or an event which is covered by the provisions of Article 12 of this Lease) Landlord shall refuse or be unable to supply services or to make repairs which Landlord is obligated under the terms of this Lease to supply or to make, for more than three (3) consecutive Operating Days after notice from Tenant to Landlord, and as a result of such failure the Premises (or a portion thereof) are rendered untenantable, and Tenant cannot and does not use the Premises (or such portion thereof) for the conduct of its business, then in such event Tenant’s obligation to pay Annual Fixed Rent and Additional Rent shall be abated pro rata according to the nature and extent such Premises are so unavailable for use, only to the extent covered by Landlord’s rent interruption insurance, retroactive to the date of commencement of such interruption or cessation of services, until such condition is cured by Landlord; provided, however, that if such interruption or cessation of services was caused by Landlord’s willful misconduct or negligence, then Tenant’s obligation to pay Annual Fixed Rent and Additional Rent shall be so abated pro rata according to the nature and extent such Premises are so unavailable for use, until such condition is cured by Landlord, whether or not covered by Landlord’s rent interruption insurance. Nothing herein shall limit Tenant’s rights of self-help in the event of a cessation of services as provided in Section 20.16. For the purposes of this Section 7.4, Tenant shall not be considered to have used the Premises (or a portion thereof) for the conduct of its business during the period of any failure of Landlord to provide services or to make repairs as required by the terms of this Lease, if because of the critical nature of the business being conducted from the Premises (or portion thereof) which is materially impaired by such failure of Landlord to so provide services or to make repairs, as the case may be, limited personnel of Tenant are required to utilize the Premises (or portion thereof) under materially adverse conditions which would not ordinarily be acceptable to tenants in similar first class office buildings in the Boston Central Business District.

7.5 LIMITED REQUIREMENT FOR OVERTIME WORK.

(a) In making any repairs, alterations, additions or improvements in the Premises, Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises which may be occasioned by the performance of such repairs, alterations, additions or improvements; provided, however, except to the extent expressly provided below in this Section 7.5(b), Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever and Landlord shall have the right to perform such work during Operating Hours (as defined in Exhibit D).

(b) Prior to commencing such work, Landlord shall provide Tenant with a description and schedule of the same, if reasonably practicable. If (i) any work described in Section 7.5(a) above will materially adversely impact the provision of Landlord’s Services (as defined in Exhibit D), or Tenant’s ability to conduct its business in that portion of the Premises, during Operating Hours, and (ii) Tenant shall request that such work, or any separable portion thereof, be performed at times other than Operating Hours (any such work described in such a request by Tenant being herein called “Designated Overtime Work”), then, and in each such case, the following provisions shall apply with respect to such Designated Overtime Work:

(1) Except in the case of actual or perceived emergency, Landlord shall perform (or cause to be performed) the Designated Overtime Work outside of Operating Hours (even if overtime or premium pay rates be thus incurred), so long as overtime labor is reasonably available; and

(2) Tenant shall pay to Landlord, within thirty (30) days after receipt of an invoice therefor (which shall include such documentation of such costs as Tenant may reasonably request), all of the Overtime Costs (defined below) of such Designated Overtime Work; provided, however, that if such work is required to correct defects in the construction of any portion of the Base Building Construction or Landlord’s Work within one (1) year of the date such portion of the Base Building Construction or Landlord’s Work was substantially completed, then Tenant shall not be required to reimburse Landlord for the Overtime Costs attributable thereto.

“Overtime Costs” with respect to any work performed at times other than Operating Hours shall mean any and all actual additional costs Landlord incurs by reason of performing such work at times other than Operating Hours (including, without limitation, incremental overtime and premium pay rates) and all of the costs of any stand-by personnel required in connection therewith (including, without limitation, operating engineers and stand-by electricians).

7.6 FAILURE OF BUILDING MANAGER OR GARAGE MANAGER TO PERFORM.

(a) If Tenant is dissatisfied with the performance of the Manager of the Building or the Operator of the Garage, Tenant shall notify Landlord of Tenant’s dissatisfaction, setting forth in reasonable detail the reasons for such dissatisfaction, and how the same are not comparable to the performance of managers of buildings or garages in buildings in other first class office buildings in the Boston Central Business District. If the basis for Tenant’s dissatisfaction shall not have been cured to Tenant’s reasonable satisfaction within sixty (60) days after such notice, then Tenant may request, after the expiration of such sixty (60) day notice period, that Landlord, to the extent available to Landlord, terminate the contract with the Building Manager and/or the Garage Operator, as the case may be, and Landlord shall give fair and reasonable consideration to (but shall not be obligated to accede to) such request. Nothing contained herein shall require Landlord to terminate any applicable agreement prior to its scheduled expiration date.

(b) Prior to entering into a renewal or extension of the contract with the Building Manager and/or with the Garage Operator, Landlord shall consult with Tenant as to whether or not the performance of the Building Manager and/or the Garage Operator is comparable to the performance of mangers of buildings or garages in the Boston Central Business District. The decision as to whether or not to renew or extend any contract with the Building Manager and/or with the Garage Manager shall be made solely by Landlord.

ARTICLE 8

ALTERATIONS

8.1 TENANT’S RIGHTS. Tenant may from time to time during the Lease Term, at its expense, make such alterations, additions, installations, substitutions, improvements and decorations (hereinafter collectively referred to as “Alterations”) in and to the Premises as Tenant may consider necessary or desirable for the conduct of its business in the Premises, subject to the following conditions:

(a) the outside appearance of the Building or any of its parts shall not be affected;

(b) the structure, usefulness or rentability of the Building or any of its parts shall not be materially and adversely affected;

(c) no part of the Building outside of the Premises shall be physically affected, except as otherwise expressly permitted by this Lease (such as, for example, the rights of Tenant under Article 25 to install Communications Equipment, Article 27 to install emergency generators, or Section 20.24 to install signs on the inside or outside of the Building);

(d) no other tenant or occupant of the Office Space in the Building, and no common area or facility of the Building, and no Building system or equipment, shall be materially and adversely affected;

(e) in performing the work involved in such Alterations, Tenant shall perform, observe and comply with all of the conditions and covenants set forth in the following provisions of this Article;

(f) the sprinkler system or any other life safety system will not be materially adversely affected or interrupted; and

(g) before proceeding with any Alterations (except for Decorative Alterations as described in subsection (g) below), Tenant shall submit to Landlord for its approval (which shall not be unreasonably withheld or delayed) plans and specifications for the work to be performed, and Landlord shall respond to Tenant either approving or disapproving such plans and specifications (and if disapproving, specifying the reasons for such disapproval) within ten (10) days after receipt of the plans and specifications from Tenant. If Landlord does not respond to Tenant within such ten (10) day period, then Landlord shall be deemed to have approved the proposed plans and specifications. Landlord may as a condition of its consent require Tenant (i) to perform all such work at such times and in such manner as to create the least practicable interference with the use of the Building by the other tenants and occupants thereof, including, but without limitation, on an “overtime” basis, (ii) to make reasonable revisions in and to its plans and specifications, or (iii) to agree that any portion of such Alterations connected to or involving any portion of the HVAC, plumbing, electrical or other systems of the Building be performed by a contractor selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned. In addition, at the time of Landlord’s approval of such plans, Landlord may specify any of such Alterations shown on such plans of an unusual nature (collectively, “Non-Standard Alterations”) which Landlord determines in its reasonable discretion might adversely impact the leasing or marketability of the Building, such as, but not limited to, internal stairways, pantries, non-building standard lavatories or showers, vaults, special flooring for computer areas, floor or slab cuts and/or new flooring installed over any existing floor cuts or over any lobby area or atrium, and the like. At the time of Landlord’s approval of such plans, Landlord may specify which (or all) of the Non-Standard Alterations Landlord shall require Tenant to remove and to restore the affected portion of the Premises at the expiration of this Lease. If Landlord does not require Tenant to remove any such Non-Standard Alterations, then the same shall remain after the expiration or other termination of this Lease, and Tenant shall not be permitted to remove the same. If this Lease terminates other than at the Expiration Date, Tenant shall remove any such Non-Standard Alterations which Landlord had specified were required to be removed at the time of its approval of the work, and to restore the affected portion of the Premises, within thirty (30) days after the termination of this Lease.

Landlord’s review and approval of Tenant’s plans and specifications and consent to the performance of the work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable law and insurance requirements, nor shall it be deemed a waiver by Landlord of compliance by Tenant with any provisions of this Lease, nor shall it impose upon Landlord any liability or obligation with respect to such work or the performance thereof. Landlord’s approval of any Tenant’s Work or Alterations shall signify Landlord’s consent to the Tenant’s Work or Alterations shown thereon only, and shall not result in any responsibility of Landlord concerning compliance of the Tenant’s Work or Alterations with laws, regulations, or codes, or the coordination of any aspect of the Tenant’s Work or Alterations with other aspects of the Tenant’s Work or Alterations, or with any component or system of the Building, or the feasibility of constructing the Tenant’s Work or Alterations without damage or harm to the Building, all of which shall be the sole responsibility of Tenant.

(h) No prior approval of Landlord shall be required with respect to any purely decorative (such as carpeting and painting) Alterations (other than the initial Tenant’s Work) with an aggregate project cost of less than Two Hundred Fifty Thousand ($250,000) Dollars (“Decorative Alterations”), which do not affect the Building’s electrical service or floor service size, which do not affect the mechanical, fire, life safety or other structural or mechanical components of the Building, and which cannot be seen from the outside of the Building. Tenant shall give Landlord thirty (30) days prior written notice of Tenant’s intention to perform such Alterations, shall comply with the other provisions of this Lease with respect to such Decorative Alterations, and shall provide Landlord with as-built plans of any changes to the Premises resulting from such Decorative Alterations.

8.2 CONFORMITY WITH LAW. Tenant covenants and agrees that any Alterations made by it to or upon the Premises shall be done in a good and workmanlike manner and in conformity and compliance with all applicable laws, ordinances, regulations and requirements of all public authorities having jurisdiction, and with all applicable requirements of insurers and insurance rating or underwriting organizations, that new materials and equipment of at least equal quality and class to the original installations in the Building shall be employed therein, and that the structure of the Building shall not be endangered or impaired thereby.

8.3 PERFORMANCE OF WORK, GOVERNMENTAL APPROVALS, INSURANCE.

(a) All Tenant’s Work (as defined in Exhibit C), Alterations and installation of furnishings by Tenant (i) shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or interfere with or delay Building construction or operation or increase the cost thereof, (ii) shall not unreasonably interfere with the use or occupancy of any other tenant or occupant of the Building and, (iii) except for installation of furniture, furnishings and business equipment, shall be performed by contractors and subcontractors selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned.

(b) Tenant shall procure all necessary governmental permits, licenses and certificates and shall make all required filings of plans with governmental authorities before making any Alterations and shall obtain all required governmental approvals upon the completion thereof. At any and all times during the period of construction of any Alterations, Landlord shall be entitled to have a representative or representatives on the site to inspect such Alterations, and such representative or representatives shall have free and unrestricted access to any and every part of the Premises. Tenant shall keep full and accurate records of the cost of any Alterations in and to the Premises and shall, if requested by Landlord, make the same available to Landlord for use in connection with any proceeding to review the assessed valuation of the Building or any proceedings to acquire the Land and Building for public or quasi-public use. Tenant shall maintain such records for at least seven (7) calendar years after the calendar year in which such Alterations shall be made.

(c) Tenant agrees to save harmless and indemnify and defend Landlord, its members, managers, their agents, employees, officers and contractors, from and against any and all injury, loss, claims, damage and expense (including attorneys fees and disbursements) to any person or property occasioned by or arising out of the performance of any Alterations. In addition, over and above the insurance required to be carried by Tenant pursuant to the provisions of Section 11.2 hereof, Tenant shall carry or cause each contractor to carry worker’s compensation insurance in statutory amounts covering the employees of all contractors and subcontractors, and Commercial General Liability Coverage which provides coverage in respect of the added risks of construction with such limits as Landlord may reasonably require, but in no event less than Five Million ($5,000,000.00) Dollars for injuries arising out of any one incident, and One Million ($1,000,000.00) Dollars for any property damage, as such amounts may, from time to time, be reasonably increased by Landlord to amounts customary for similar tenants in the Boston Central Business District (all such insurance to be written by companies reasonably approved by Landlord and naming Landlord and Tenant as well as the contractors as insured parties) and to deliver to Landlord certificates of all such insurance.

(d) In connection with the making of any Alterations, (i) Tenant shall make all arrangements for, and shall pay all expenses incurred in connection with, use of the freight elevator(s) serving the Premises and (ii) shall pay to Landlord its charges for reviewing Tenant’s plans and specifications and to reimburse Landlord for other services performed or costs actually incurred to third parties by Landlord in connection with such Alterations, including, without limitation, any additional reasonable expense incurred by Landlord in the maintenance, cleaning, repair, safety, management, security or operation of the Building as a result of Tenant’s performance of any Alterations above what is normally incurred in the management of the Building. Landlord shall provide evidence of any such costs or expenses.

8.4 LIENS. Tenant shall pay and discharge all costs and expenses of any work done in or on the Premises by Tenant or its subtenants, and its and their agents, employees or contractors, and shall not do or fail to do any act which shall or may render the Building or any part thereof, or the Premises or any part thereof subject to any mechanic’s lien, notice of contract, or other lien or security agreement or charge or chattel mortgage or conditional bill of sale or title retention agreement (hereinafter collectively called “Lien”), and if any Lien be filed against the Building, the Premises, any Alterations, or any portion of any of the foregoing, Tenant shall, at Tenant’s own cost and expense, cause the same to be removed of record by bonding or otherwise within twenty (20) days after the filing of any such Lien; and, in default thereof,

Landlord may, in addition to any other rights and remedies it may have by reason of Tenant’s default, cause any such Lien to be removed of record by payment or bond or otherwise, as Landlord may elect, and Tenant shall reimburse Landlord as Additional Rent for all costs and expenses incurred by Landlord incidental to the removal of any such Lien, together with interest thereon at the Lease Interest Rate.

8.5 VIOLATIONS; DISRUPTION. Tenant, at its expense, and with diligence and dispatch, shall cause to be discharged or cancelled all notices of violation arising from any Alterations which are issued by the City of Boston Inspectional Services Department or any other public or quasi-public authority having jurisdiction. Nothing contained in this Section 8.5 shall prevent Tenant from contesting, in good faith and at its own expense, any such notices of violation, provided that Tenant shall comply with the provisions of Section 9.3 hereof. In addition, Tenant shall not exercise any of its rights under this Article 8 in such manner as would create any work stoppage, picketing, labor disruption or dispute or a violation of any of Landlord’s union contracts affecting the Land or Building, or which would unreasonably interfere with the business of Landlord or of any tenant or occupant of Building. In the event of Tenant’s failure to comply with the preceding sentence, Tenant shall, immediately upon notice from Landlord, cease all manner of exercise of such rights which give rise to such failure to comply. If Tenant shall fail to cease such manner of exercise of its rights as aforesaid, Landlord, in addition to any other rights available to it under this Lease and pursuant to law, shall have the right to seek an injunction.

8.6 TENANT’S PROPERTY. Except as otherwise provided in Section 8.1(e) and this Section 8.6, all work, construction, repairs, Alterations, other improvements or installations made to or upon the Premises (including, but not limited to, the construction performed by Landlord or Tenant under Article 4 and Exhibit C), whether or not at the expense of Tenant, shall become part of the Premises and shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the Expiration Date or earlier termination of the Lease Term:

(a) All personal property not permanently affixed to the Building, including moveable partitions, business and trade fixtures, machinery and equipment, communications and office equipment, whether or not attached to or built into the Premises, which are installed in the Premises by or for the account of Tenant, at Tenant’s expense (and without any contribution to the cost thereof from Landlord) and can be removed without damage to the Building, and all furniture, furnishings and other moveable articles of personal property owned by Tenant and located in the Premises (all of which are herein referred to as “Tenant’s Property”) shall remain the property of Tenant and may be removed by Tenant or any person claiming under Tenant at any time or times during the Lease Term and (with the exception of special cabinet work or property which is built into the Premises) shall be removed by Tenant at the expiration or earlier termination of the Lease Term. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any Tenant’s Property from the Premises, and in no event shall Tenant leave its telephone and data cabling and telecommunications systems lines in the Building or the Premises in a partially removed, damaged or inoperable condition.

(b) At the Expiration Date or earlier termination of the Lease Term, unless otherwise agreed in writing by Landlord, or otherwise expressly provided in this Lease, Tenant shall remove from the Premises any items of Tenant’s Work, Alterations, additions and/or improvements made to the Premises with Landlord’s consent for which such removal was made a condition of such consent under Section 8.1 or Exhibit C. Upon such removal Tenant shall restore the Premises to substantially their condition prior to such Tenant’s Work, Alterations, additions and improvements and repair any damage occasioned by such removal and restoration.

(c) Any items of Tenant’s Property (except money, securities and like valuables) which remain on the Premises after the Expiration Date or earlier termination of the Lease Term may, at the option of Landlord, be deemed to have been abandoned and in such case may either be retained by Landlord as its property or may be disposed of without accountability, at Tenant’s expense, in such manner as Landlord may see fit.

8.7 SURVIVAL. The provisions of this Article 8 shall survive the expiration or sooner termination of this Lease.

ARTICLE 9

LAWS, ORDINANCES, REQUIREMENTS OF PUBLIC AUTHORITIES

9.1 CERTIFICATE OF OCCUPANCY. Landlord covenants and agrees that throughout the Lease Term, the certificate of occupancy issued for the Building will permit the Premises to be used and occupied for general office purposes.

9.2 TENANT’S OBLIGATIONS. Except for (i) components within the Premises which are portions of the Base Building Construction but which were performed as a part of Tenant’s Work, Tenant shall, at its expense, comply with all laws and requirements of public authorities and all requirements of insurance bodies now or hereafter in effect which shall, with respect to the Premises or the occupancy, use or manner of use of the Premises or to any abatement of nuisance, impose any violation, order or duty upon Landlord or Tenant, including without limitation, any violation, order or duty arising from (i) Tenant’s use of the Premises, (ii) the manner of conduct of Tenant’s business in the Premises or the operation by Tenant of its installations, equipment or other property thereon, (iii) any cause or condition created by or at the instance of Tenant, (iv) the making or performance of any Alterations, installations or other work by Tenant in or on the Premises, including, without limitation, any Tenant’s Work, or (v) the breach by Tenant of any of its obligations under this Lease. In addition to the foregoing, Tenant agrees to participate in all fire safety compliance procedures instituted by Landlord and/or public authorities for the Building.

9.3 TENANT’S RIGHT TO CONTEST. If Tenant receives notice of any violation of any law or requirement of public authority or requirement of insurance bodies applicable to the Premises, it shall give prompt notice thereof to Landlord. Tenant may, at its expense, contest the validity or applicability of any such law or requirement of public authority or requirement of insurance bodies by appropriate proceedings prosecuted diligently and in good faith, and may defer compliance therewith, provided that (i) Landlord is not thereby subjected to criminal prosecution or criminal or civil penalty of any nature, (ii) no unsafe or hazardous condition remains unremedied, (iii) the Premises, or any part thereof, shall not be subject to being condemned or vacated by reason of such non-compliance or such contest, (iv) no insurance policy carried in respect of the Property by Landlord is cancelled and no premium for any such policy is increased by reason of such non-compliance or such contest, unless Tenant agrees to, and in fact does, pay the amount of any such increase within thirty (30) days after demand for payment by Landlord, and (v) such non-compliance or contest shall not constitute or result in any violation of any Underlying Lease or any mortgage on the Building or on an Underlying Lease thereof unless Tenant has been notified that such non-compliance or consent shall constitute or result in a violation of any such Underlying Lease or mortgage, and Tenant complies with all requirements of all such Underlying Leases or mortgages including those, if any, relating to the furnishing of security. Tenant hereby agrees to indemnify, defend and save Landlord harmless from and against any loss, liability, damage and expense arising out of any such deferral of compliance or contest, including, without limitation, attorneys’ fees and disbursements and other expenses reasonably incurred by Landlord, and Tenant shall keep Landlord advised as to all settlements of such contest. Landlord agrees to execute any document reasonably required by Tenant in order to permit Tenant effectively to carry on any such contest, provided Landlord is not thereby subjected to any cost or expense or exposed to any liability or obligation on account thereof.

ARTICLE 10

USE

10.1 OFFICE SPACE. Tenant shall use and occupy the Office Space portion of the Premises only for executive and general offices in connection with Tenant’s business, and for other uses customarily permitted in comparable first class office buildings in the Boston Central Business District from time to time for office tenants, and for no other purpose. Subject to the other provisions of this Lease (including all exhibits) and the Rules and Regulations, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week. Landlord acknowledges that Tenant’s business includes providing financial services and Tenant may use the Premises for such purposes and for customary office uses ancillary thereto.

10.2 RETAIL SPACE. Tenant shall use the Retail Space portion of the Premises only for retail uses customarily permitted in comparable first class office buildings in the Boston Central Business District from time to time, and for no other purpose. Subject to applicable law, Tenant may also use portions or all of the Retail Space for offices in connection with the conduct of Tenant’s and its Affiliate’s business.

10.3 ADDITIONAL PERMITTED USES. Tenant may, in addition to using the Premises for the purposes permitted by Sections 10.1 and 10.2, but subject to Tenant’s compliance in respect thereof with the provisions of Section 9.2, also use portions of the Premises for the installation, maintenance and operation in the Premises of (i) electronic data processing equipment, word processing equipment and business machines, (ii) duplicating equipment, in each case used for purposes incidental to the business of Tenant with electrical loads and floor loads not to exceed the respective load capacities set forth in Exhibit D, (iii) trading floor, training facilities for employees, employee cafeteria, employee health club, employee day care center, executive dining room and associated kitchen facilities, and galley kitchen facilities for the brewing of coffee and use of microwave ovens and other activities consistent with a galley and employee lunch room, and (iv) such other uses from time to time related to and consistent and compatible with the then current business of Tenant or its Affiliates. Notwithstanding that a cafeteria, executive dining room and kitchen facilities are permitted to be included within the Premises, Tenant shall, at its sole cost and expense, provide adequate venting and ventilation and otherwise do whatever is reasonably necessary to ensure that odors therefrom do not unreasonably emanate into public or other tenants’ areas within the Building, and further provided that such use shall not (A) violate any laws or requirements of public authorities, (B) cause material discomfort to any other tenants or occupants of the Building or interfere with or materially adversely impact the use or occupancy of other portions of the Building, or (C) materially adversely impact the business of any other tenant, occupant or Landlord.

10.4 RESTRICTIONS. Tenant shall not suffer or permit the Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept in the Premises, which would in any way (i) violate any law or requirement of public authorities or requirement of insurance bodies, (ii) cause structural injury to the Building or any part thereof, (iii) materially interfere with the normal operation of the HVAC, plumbing, electrical or other mechanical or electrical systems of the Building or the elevators installed therein, (iv) constitute a public or private nuisance, (v) alter the appearance of the exterior of the Building, (vi) materially affect in any adverse way any portion of the interior of the Building other than the Premises, (vii) materially interfere with the use or occupancy of any other tenant or occupant of the Building or (viii) create any unreasonable offensive odors or noise.

10.5 PROHIBITED USES. Without limiting the restriction on use set forth in Section 10.1, Tenant shall not under any circumstance use or permit the use of the Office Space portion of the Premises or any part thereof for any of the following which are expressly prohibited:

(a) sale at retail of any products or materials whatsoever, except a sales office for financial services to the public or otherwise related to Tenant’s business;

(b) the conduct of a public auction of any kind;

(c) an employment agency;

(d) offices or agencies of a foreign government or political subdivisions thereof;

(e) offices of any governmental bureau or agency of the United States or any state or political subdivision thereof;

(f) offices of any public utility company, other than corporate, executive or legal staff offices;

(g) data processing services rendered primarily to others than Tenant and which are not strictly ancillary to Tenant’s business;

(h) health care professionals;

(i) schools or other training or educational uses (other than those which are strictly ancillary to Tenant’s business, such as training of Tenant’s personnel);

(j) a clerical support business rendering clerical support services primarily to others than Tenant or performing functions other than those which are strictly ancillary to Tenant’s business;

(k) reservation centers for airlines or for travel agencies other than those which are for the benefit of Tenant and its employees and strictly ancillary to Tenant’s business;

(l) broadcasting centers for communications firms, such as radio and television stations;

(m) a health club or fitness center other than those which are for the benefit of Tenant and its employees and strictly ancillary to Tenant’s business; and

(n) any other use or purpose which, in the reasonable judgment of Landlord fairly and consistently exercised is not in keeping with the character and dignity of the Building or which is prohibited under the Rules and Regulations.

In the event that Landlord shall recapture possession of any portion of the Premises from Tenant in accordance with the provisions of Article 13 of this Lease, Landlord shall similarly restrict the use of any such space.

10.6 LICENSES AND PERMITS. If any governmental license or permit, other than a certificate of occupancy shall be required for the proper and lawful conduct of Tenant’s business in the Premises, or any part thereof, including, specifically, but without limitation, a Board of Health certificate for a cafeteria or any similar food service, and a place of assembly permit, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with each such license and permit and shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in violation of the certificate of occupancy for the Building.

10.7 LOBBY USE. Tenant and Landlord shall each have the right, from time to time, to reserve the use of the main lobby of the Building (the “Main Lobby”) for day or evening special functions, subject to the right of the other party to give its consent to such use, such consent not to be unreasonably withheld or delayed. During any use by either Landlord or Tenant, such use shall be subject to the need to allow access through the Main Lobby to Landlord, to Tenant, and to other tenants of the Building and their guests and invitees. Each party shall pay any and all actual costs of cleaning, security and similar services of any kind which may be required in connection with its use of the Main Lobby, but there shall not be an additional fee for use of the Main Lobby. Landlord shall not permit the use of the Main Lobby by a Competitor (as defined in Section 20.28 below) of Tenant. Landlord’s use of the Main Lobby shall be limited to ten (10) separate occasions in any calendar year. If Tenant is then leasing all of the Office Space in the Building, then Tenant shall be permitted to use the Main Lobby without limit on the number of occasions during any calendar year. If Tenant is not then leasing all of the Office Space in the Building, then Tenant’s use of the Main Lobby shall be limited to twelve (12) separate occasions in any calendar year.

ARTICLE 11

INDEMNITY AND INSURANCE

11.1 TENANT’S INDEMNITY. Tenant agrees to indemnify, defend and save harmless Landlord and its partners, agents, officers, directors, shareholders, principals, contractors and employees from and against all claims of whatever nature arising from (a) the use, occupancy, conduct or management of the Premises or any business thereon, (b) any work or thing whatsoever done, or any condition created (other than by Landlord, its employees, agents or contractors) in or about the Premises or (c) any negligent or otherwise wrongful act or omission of Tenant or any of its subtenants, licensees or invitees or its or their employees, agents or contractors, whether resulting in injury or death to persons or damage to property or otherwise.

The foregoing indemnity and hold harmless agreement shall include all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by Landlord, its partners, agents, officers, directors, shareholders, principals, contractors and employees in or in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In case any action or proceeding shall be brought against Landlord, its partners, agents, officers, directors, shareholders, principals, contractors or employees by reason of any such claim, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding on behalf of Landlord, its partners, agents, officers, directors, shareholders, principals, contractors or employees by counsel for the insurer (if such claim is covered by insurance) or otherwise by counsel reasonably satisfactory to Landlord. In no event shall Tenant be obligated to indemnify or save harmless Landlord or its partners, agents, officers, directors, shareholders, principals, contractors or employees from or in respect of any claim or matter to the extent the same results from the negligence, willful act or omission of such party. Tenant’s indemnity as provided for in this Section 11.1 shall be subject to (i) Tenant’s right to defend against all claims arising pursuant thereto with counsel selected by Tenant, and (ii) Tenant’s right to approve or reject any settlement negotiated in connection therewith in Tenant’s sole discretion.

Tenant’s indemnity set forth in this Section 11.1 shall extend and apply to the Overlandlord and the holder of any mortgage on the Property or on any Underlying Lease and their respective partners, agents, officers, directors, shareholders, principals, contractors and employees.

11.2 TENANT’S INSURANCE. (a) Tenant agrees to maintain in full force and effect from the date upon which Tenant first enters the Premises or any portion thereof for any reason, throughout the Lease Term and thereafter, so long as Tenant is in occupancy of any part of the Premises, a policy of Commercial General Liability Coverage under which Landlord, Landlord’s managing agent, and any Additional Insured (as hereafter defined) and Tenant are named as insureds, in the broadest form of such coverage from time to time generally available in Massachusetts, and under which policy the insurer agrees to indemnify, defend and hold Landlord, and those designated by Landlord as Additional Insureds, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims for which provision is made in Section 11.1 hereof. Each such policy shall be written on ISO occurrence form CG0001 or a substitute providing equivalent coverage and shall cover liability arising from all operations of the Tenant and coverage for bodily injury and property damage with minimum limits as follows:

(i) $2,000,000 General Aggregate Limit (Other than Products-Completed Operations);

(ii) $2,000,000 Products-Completed Operations;

(iii) $1,000,000 Personal and Advertising Injury;

(iv) $1,000,000 Each Occurrence Limit;

(v) $1,000,000 Fire Damage Liability.

(vi) $10,000 Medical Payment.

Such policy shall be written on an occurrence basis with the following enhancements: Per Location and Per Project Aggregates, Severability of Interest, and Contractual Liability. Tenant shall also maintain Umbrella Liability, which shall be excess of employer’s liability, commercial general liability and commercial automobile liability, shall cover all operations of Tenant and shall minimally provide the same coverages, Additional Insureds and terms and conditions contained in the primary policies with minimum limits of $5,000,000 General Aggregate Limit and $5,000,000 Each Occurrence Limit. Each policy of insurance procured by Tenant shall contain endorsements providing that (i) such policy shall be non-cancelable and non-amendable and shall not lapse with respect to Landlord and the Additional Insureds without thirty (30) days’ prior notice to Landlord and the Additional Insureds, and (ii) Tenant shall be solely responsible for the payment of premiums therefor notwithstanding that Landlord or any Additional Insured is or may be named as an insured. As of the Commencement Date hereof, the minimum limits of liability of such insurance shall be as stated above, and shall include commercial umbrella liability coverage, if necessary. If, in the opinion of any mortgagees or ground lessors of the Land and/or the Building, the foregoing coverages and/or limits shall become inadequate or less than that commonly maintained by prudent tenants in similar buildings in the Boston Central Business District by tenants making similar uses, Landlord shall have the right to require Tenant to increase its insurance coverage and/or limits. All such insurance shall, to the extent permitted by law, name any mortgagees or ground lessors of the Land and the Building, and their successors and assigns (the “Additional Insureds”) and Landlord, as additional insureds, to the extent that Tenant has been notified of the existence and identity of any such additional insureds.

(b) Tenant shall also maintain, and cause to be maintained by its contractors, workers’ compensation insurance covering all persons employed in connection with any Tenant’s Work or Alterations or in connection with the operation of Tenant’s business in the Premises. Tenant shall also maintain Employer’s Liability insurance with minimum limits of $500,000 for Bodily Injury by Accident, for each accident; $500,000 Bodily Injury by Disease, policy limit; and $500,000 Bodily Injury by Disease, each employee. Tenant shall cause to be maintained by its subcontractors the same requirements as set forth in Section 11.2 (a), 11.2(c) and 11.2(d).

(c) Tenant shall also maintain Commercial Automobile Liability insurance coverage with minimum limits of $1,000,000 per accident for all Owned, Leased, Non-Owned and Hired Vehicles.

(d) Each insurance policy required to be maintained under this Lease by Tenant shall state that, with respect to the interest of Landlord and each of the Additional Insureds, the insurance maintained pursuant to such policy shall not be invalidated by any action or inaction of Tenant and shall insure Landlord and the Additional Insureds regardless of any breach or violation of any warranties, declarations, conditions, or exclusions by Tenant.

(e) Each insurance policy required to be maintained under this Lease by Tenant shall state that all provisions of each such insurance policy, except for the limits of liability, shall operate in the same manner as if a separate policy had been issued to each person or entity insured thereunder.

(f) Each insurance policy required to be maintained under this Lease by Tenant shall state that the insurance provided thereunder is primary insurance without any right of contribution from any other insurance which may be carried by or for the benefit of Landlord or the Additional Insureds. Tenant shall have the right to provide any insurance required to be maintained hereunder by it under blanket and umbrella policies provided that such policies shall in all other respects comply with the requirements of this Section 11.2.

11.3 LANDLORD’S INDEMNITY. Landlord agrees to indemnify and save harmless Tenant from and against all claims of whatever nature against Tenant arising from (a) the performance by Landlord of any alterations, improvements, repairs or other work in the Building or the Premises, and (b) any negligent or otherwise wrongful act or omission of Landlord or any of its employees, whether resulting in injury or death to persons or damage to property or otherwise; provided, however, that in no event shall Landlord be liable for any loss of business or other consequential damages.

The foregoing indemnity and hold harmless agreement shall include all reasonable out-of-pocket costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by Tenant, its partners, agents, officers, directors, shareholders, principals, contractors and employees in or in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In no event shall Landlord be obligated to indemnify or save harmless Tenant from or in respect of any claim or matter to the extent the same results from the negligence, willful act or omission of Tenant. Landlord’s indemnity as provided for in this Section 11.3 shall be subject to (i) Landlord’s right to defend against all claims arising pursuant thereto with counsel selected by Landlord, and (ii) Landlord’s right to approve or reject any settlement negotiated in connection therewith in Landlord’s sole discretion.

11.4 LANDLORD’S INSURANCE. Landlord agrees to maintain in full force and effect throughout the Lease Term (i) Commercial General Liability Coverage with respect to the Land and the Building, and the conduct and operation of its business therein, with combined base and umbrella coverage limits of not less than Ten Million ($10,000,000.00) Dollars for bodily injury or death and property damage in any one occurrence; and (ii) Cause of Loss-Special Form property insurance (including commercially reasonable amounts of loss of rents coverage, as long as such coverage is available at commercially reasonable rates) with respect to the Base Building Construction, and the Building’s equipment and personal property (collectively “Landlord’s Restoration Work”), but excluding Tenant’s Property, Tenant’s Work, Landlord’s Work, and any Alterations made by Tenant, in an amount equal to the replacement cost thereof or in such lesser amount as will avoid co-insurance; provided, however, that if (i) such insurance coverage ceases to be available or (ii) the cost of such insurance coverage increases so that owners of similar properties in the Boston Central Business District generally cease to carry such insurance, Landlord shall maintain such insurance as is customarily carried by owners of similar properties in the Boston Central Business District. Landlord will not carry any insurance whatsoever on Tenant’s Property or Tenant’s Restoration Work and shall not be obligated to repair any damage thereto or to replace the same. Landlord shall have the right to provide any insurance required to be maintained hereunder by it under blanket policies provided that such policies shall in all other respects comply with the requirements of this Section 11.3.

11.5 TENANT’S FIRE INSURANCE. Tenant shall take out on or prior to the Commencement Date and keep in force during the Lease Term Cause of Loss-Special Form property insurance in an amount sufficient to cover the cost of (a) personal property, trade fixtures, furniture, furnishings, equipment and other Tenant’s property (collectively, “Tenant’s Personal Property”) located at the Building, and (b) all portions of the Premises which is not included within Landlord’s Restoration Work (collectively, “Tenant’s Restoration Work”). So long as the Guaranty is in full force and effect, Tenant shall have the right to self-insure with respect to Tenant’s Personal Property only, but not with respect to Tenant’s Restoration Work, upon notice to Landlord given on or before the commencement of each Operating Year, that Tenant has elected to self-insure with respect to Tenant’s Personal Property. In such event, Tenant shall provide Landlord with a certificate from a duly authorized officer of Tenant to such effect in lieu of a certificate of insurance with respect to Tenant’s Personal Property.

11.6 CERTIFICATES OF INSURANCE. On or before the Commencement Date, Tenant shall furnish Landlord with certificates and endorsements and a copy of an additional insured endorsement evidencing the aforesaid insurance coverage, and renewal certificates shall be furnished to Landlord at least thirty (30) days prior to the expiration date of each policy for which a certificate was theretofore furnished. Certificates shall evidence all self-insurance retentions, deductibles and/or self-insurance greater than $5,000 for any of the above coverages

11.7 NO VIOLATION OF BUILDING POLICIES. Tenant shall not commit or permit any violation of the policies of Cause of Loss-Special Form property, boiler, sprinkler, water damage or other insurance covering the Building and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing, (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies or (iii) would result in reputable and independent insurance companies refusing to insure the Building or the property of Landlord in amounts reasonably satisfactory to Landlord.

11.8 TENANT TO PAY PREMIUM INCREASES. If, because of anything done, caused or permitted to be done, or omitted by Tenant, the rates for liability, Cause of Loss-Special Form property, boiler, sprinkler, water damage or other insurance on the Building or on the property and equipment of Landlord shall be higher than they otherwise would be, Tenant shall reimburse Landlord for the additional insurance premiums thereafter paid by Landlord or by the other tenant and subtenant in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

11.9 WAIVER OF SUBROGATION. Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each Cause of Loss-Special Form property policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment or Tenant’s Property or any other items specified in Section 11.4 located therein or thereon, pursuant to which the respective insurance companies waive subrogation or permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its partners, members, managers and employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises in accordance with the terms of this Lease. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge, then the party benefiting from the waiver or permission shall pay such charge upon demand, and if such party shall fail or refuse to pay such charge within thirty (30) days of demand therefor, such party shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission. In the event that either Landlord or Tenant shall be unable at any time to obtain one of the provisions referred to above in any of its insurance policies, Landlord or Tenant, as the case may be, shall promptly notify the other.

Subject to the foregoing provisions of this Section 11.9, and insofar as may be permitted by the terms of the insurance policies carried by it, each party hereby releases the other and its partners, members, managers, agents and employees (and in the case of Tenant, all other persons and entities occupying or using the Premises in accordance with the terms of this Lease) with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction with respect to its property by the perils covered in the Cause of Loss-Special Form property insurance (including, but not limited to, either as a part of the policy or by endorsement, loss of rents or business income, as the case may be) occurring during the Lease Term to the extent of the limits of coverage by such insurance policies.

11.10 REQUIREMENTS FOR INSURANCE CARRIERS. Any insurance policy required to be carried by either Landlord or Tenant in accordance with this Lease shall be issued by one or more insurers in a financial size category of not less than, and with general policy holders ratings of not less than, A-VIII as rated in the most current available insurance report by A. M. Best Company, Oldwick, New Jersey, or the then equivalent thereof, and licensed to do business in the Commonwealth of Massachusetts and authorized to issue such policies.

ARTICLE 12

FIRE, CASUALTY OR TAKING

12.1 RIGHT TO TERMINATE LEASE. Tenant shall give prompt notice to Landlord in case of fire or other casualty in the Premises. In the event of substantial damage to either the Building or Premises, or both, due to a fire or other casualty, Landlord shall deliver to Tenant within sixty (60) days after the occurrence of the casualty a statement prepared by a licensed professional engineer selected by Landlord (who shall be reasonably satisfactory to Tenant) setting forth such engineer’s estimates of the time required for repair or restoration of both Landlord’s Restoration Work (“Landlord’s Restoration Work Schedule”) and Tenant’s Restoration Work (“Tenant’s Restoration Work Schedule,” and collectively, the “Restoration Work Schedules”) in accordance with a normal construction schedule (i.e. a schedule that does not give effect to savings in time that might be achieved by overtime, weekend work, premium pay, etc.). If (a) so much of the Building is damaged or rendered untenantable (whether or not the Premises or a portion thereof shall be damaged) by fire or other casualty so that the Restoration Work Schedules show that such portion of the Building cannot be reasonably expected to be restored or rendered tenantable under a normal working schedule within a period of eighteen (18) months after the occurrence of such damage or destruction; or (b) if the Premises shall suffer damage or be rendered untenantable by fire or other casualty and the Restoration Work Schedules show that such portion of the Premises cannot be reasonably expected to be restored or rendered tenantable under a normal working schedule within a period of eighteen (18) months after the occurrence of such damage or destruction, then and in any such event Landlord shall have the right to terminate this Lease by notice to Tenant given within sixty (60) days of receipt of the Restoration Work Schedules following such fire or other casualty. If either (y) the Premises shall be totally or substantially damaged or rendered wholly or substantially untenantable (whether or not any other portions of the Building shall be damaged) and the Restoration Work Schedules show that such portion of the Premises cannot be reasonably expected to be restored or rendered tenantable under a normal working schedule within a period of eighteen (18) months after the occurrence of such damage or destruction, or (z) the Building shall be substantially damaged, so that Tenant’s access to and use and enjoyment of the Premises shall be rendered substantially impossible, whether or not the Premises shall be damaged, then Tenant shall have the right to terminate this Lease by notice to Landlord given within sixty (60) days of the receipt of the Restoration Work Schedules.

If during the last three (3) years of the Lease Term, the Building or the Premises shall be damaged by fire or casualty, and if both Landlord’s Restoration Work and Tenant’s Restoration Work cannot reasonably be expected to be repaired or restored within nine (9) months from the time that repair or restoration work would commence or prior to the Expiration Date, whichever first occurs, then Landlord or Tenant shall have the right, by giving notice to the other not later than thirty (30) days after receipt of the Restoration Work Schedules the occurrence of such damage, to terminate this Lease. Notwithstanding the foregoing, Tenant shall not have the right to elect to terminate this Lease if such casualty occurs as a result of Tenant’s gross negligence or willful misconduct. If either Landlord or Tenant shall give notice of termination pursuant to this Section, the Lease Term shall expire by lapse of time upon the date which is thirty (30) days after such notice is given and Tenant shall vacate the Premises and surrender the same to Landlord. Notwithstanding the foregoing, if such termination by Landlord is to occur prior to the expiration of the last day for Tenant to give notice of its election to extend the Lease Term in accordance with Article 21 of this Lease, Tenant shall have the right, upon notice given not later than ten (10) days after notice of termination by Landlord, to negate any such termination election by Landlord by giving Landlord notice (i) that Tenant elects to negate such termination, and (ii) that Tenant elects to extend the Lease Term in accordance with Article 21 of this Lease. It is understood that Tenant’s time period within which to elect to extend the Lease Term pursuant to Article 21 shall not be altered or modified by this election. Upon the termination of this Lease under the conditions provided for in this Section, Tenant’s liability for rent shall cease as of the date of such termination, subject, however, to abatement thereof between the date of such casualty and the date of such termination pursuant to Section 12.3 below.

12.2 RESTORATION OF THE PREMISES. If the Premises or any part thereof shall be damaged or rendered untenantable by fire or other insured casualty and Tenant gives prompt notice thereof to Landlord and this Lease is not terminated pursuant to any provision of this Article 12, after the collection of the insurance proceeds attributable to such damage, Landlord shall, at its expense (but only to the extent of insurance proceeds made available to Landlord, after deduction therefrom of Landlord’s expenses in obtaining such proceeds and, provided that Landlord shall have carried the insurance it is required to carry under this Lease, and in any event Landlord shall be required to fund the amount of any deductible thereunder), proceed with reasonable diligence to repair or cause to be repaired Landlord’s Restoration Work, and Tenant, at its sole cost and expense, promptly and with due diligence shall proceed to repair or cause to be repaired Tenant’s Restoration Work.

Where Landlord is obligated or otherwise elects to effect restoration of the Landlord’s Restoration Work, unless such restoration is completed within one hundred fifty (150%) percent of the period of time in the original Restoration Work Schedule (such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure or to Tenant Delays; provided, however, that such extension shall be limited to a period of not more than six (6) additional months solely with respect to delays due to Force Majeure), Tenant shall have the right to terminate this Lease at any time after the expiration of such period (as extended) but prior to the time that Landlord’s Restoration Work is substantially completed, such termination to take effect as of the thirtieth (30th) day after such notice is given, with the same force and effect as if such date were the date originally established as the Expiration Date hereof unless, within such thirty (30) day period Landlord’s Restoration Work is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect.

12.3 PAYMENT OF RENT FOLLOWING CASUALTY. Until this Lease is terminated pursuant to Section 12.1, or the Landlord’s Restoration Work and Tenant’s Restoration Work have been completed pursuant to Section 12.2, the Annual Fixed Rent and Tenant’s Share of the Excess Operating Expenses shall be apportioned or adjusted according to the nature and extent of the Premises which is rendered unusable by Tenant. No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building. If rent abates in respect of all or any portion of the Premises and Tenant reoccupies the Premises or such portion thereof, or any part thereof, for the conduct of Tenant’s business operations during the period in which restoration work is taking place and prior to the date that the same is made completely tenantable, the Annual Fixed Rent allocated to the space so reoccupied shall be payable, and Tenant’s Share shall be increased by the portion thereof allocable to such space. Annual Fixed Rent shall become payable, and Tenant’s Share shall thereafter increase, on the earlier of Tenant’s occupancy of additional portions of the Premises, or, subject to extension for Force Majeure, at the expiration of the period of time equal to one hundred fifty (150%) percent of Tenant’s Restoration Work Schedule, commencing at the expiration of Landlord’s Restoration Work. Occupancy by Tenant shall occur on the date upon which Tenant, or anyone associated with Tenant, commences beneficial use of additional portions of the Premises or portions thereof, if in increments (as opposed to use by Tenant’s personnel or contractors in the space preparing the same for occupancy, occupancy by persons administering Tenant’s occupancy, including the installation or testing of telephones, computers and other equipment, cabling wiring, furnishings, fixtures, furniture and other property of Tenant). The restoration of Landlord’s Work and Tenant’s Work in accordance with this Lease shall be effectuated in substantially the same manner and in accordance with substantially the same procedures as set forth in Exhibit C with respect to the original construction of the Building and the original construction of Tenant’s Work. Notwithstanding anything in this Section to the contrary, if Landlord shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) payable by reason of any damage to the Building or the Premises under Landlord’s insurance policies by reason of any action or inaction by Tenant or failure by Tenant to comply with any of the provisions of this Lease (including without limitation Sections 9.3 and 11.6 hereof), then without prejudice to any other remedy which may be available against Tenant, the abatement of rent provided for in this Section 12.3 shall not be effective to the extent of the uncollected insurance proceeds, and the amount of any abatement theretofore taken by Tenant shall be immediately payable to Landlord on demand.

12.4 UNINSURED CASUALTY. Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty at any time and sufficient insurance proceeds to perform Landlord’s Restoration Work are not available (a) because the loss is not covered by the forms of casualty insurance at the time which are required to be maintained by Landlord pursuant to Section 11.4, or (b) due to the insolvency or bankruptcy of Landlord’s insurer, and in the case of either (a) or (b), the cost to repair such fire or casualty damage exceeds fifteen (15%) percent of the full replacement cost of the

Building Landlord may, at its election, terminate the Lease Term by notice to Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the Expiration Date hereof.

12.5 PROCEEDS OF TENANT’S INSURANCE.

12.5.1 IF LEASE IS NOT TERMINATED. If this Lease is not terminated as a result of a fire or other casualty, then (a) Tenant’s insurance shall be held by the insurer until paid to the Depository as herein provided, but shall be adjusted solely by Tenant, and (b) the insurance company shall be directed to disburse the proceeds thereof to an institutional lender unrelated to either Landlord or Tenant and agreed upon by Landlord and Tenant, (the “Depository”) to be held in escrow by the Depository and to be paid out of escrow to Tenant, or as designated by Tenant, for the costs of Tenant’s Restoration Work, in the same manner as provided in Exhibit C with respect to the construction of Tenant’s Work. Landlord shall pay any costs or fees of such Depository.

12.5.2 IF LEASE IS TERMINATED. If this Lease is terminated as a result of a fire or other casualty, then (a) Tenant’s insurance shall be adjusted jointly by Landlord, any Mortgagee and Tenant, and (b) the insurance company shall be directed to disburse the proceeds thereof in separate checks as follows:

(1) the Allowance Share (as defined below) of such proceeds shall be paid to Landlord and the Mortgagee as their interests may appear, and

(2) the remaining balance of such proceeds shall be paid to Tenant.

For the purposes hereof, the “Allowance Share” of the proceeds of any insurance on Tenant’s Restoration Work shall be the amount thereof multiplied by a fraction, the numerator of which is the amount of Landlord’s Contribution (as defined in Exhibit C) and the denominator of which is the actual aggregate cost of Tenant’s Work and of any Alterations theretofore approved and completed. In implementation of the foregoing in the case of a termination hereof, Landlord, any Mortgagee and Tenant shall all join in a written direction letter to Tenant’s insurance company (A) advising it that this Lease has terminated as a result of the loss in question, (B) directing it to disburse, by means of separate checks, a specific amount or percentage of insurance proceeds available under Tenant’s policy to Landlord and such Mortgagee (as their interests may appear) and to Tenant, respectively, (which amounts shall be determined in accordance herewith), and (C) authorizing the insurance company to rely on such letter without inquiry and agreeing that it shall not be responsible or liable to any of the signatories to the letter for complying therewith.

12.6 EMINENT DOMAIN — COMPLETE OR SUBSTANTIAL TAKING. If the whole of the Building or of the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose (other than for temporary use or occupancy), the Lease Term shall forthwith cease and terminate as of the date of vesting of title by reason of such taking (which date is hereinafter referred to as the “date of the taking”), and the rent shall be apportioned as of such date. If such portion of the Building shall be so taken so that substantial structural alterations or reconstruction of the Building shall be necessary as a result of such taking (whether or not the Premises be affected), which alterations or reconstruction Landlord determines will take at least 180 days to complete, Landlord may, at its option, terminate this Lease and the Lease Term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within sixty (60) days following the date of the taking.

12.7 EMINENT DOMAIN — PARTIAL TAKING. If any part, but less than all, of the Premises shall be so taken and this Lease shall not be terminated pursuant to Section 12.6, then the part so taken shall no longer constitute part of the Premises but this Lease shall otherwise remain unaffected by such taking; provided, however, that Tenant may elect to terminate the Lease Term in the event of:

(i) a taking of more than twenty-five (25%) percent of the total rentable area of the Premises, or

(ii) a taking that has a material adverse effect on Tenant’s access to the Building or the Premises, if Landlord determines that it will be unable to provide or in fact fails to provide adequate alternative access to the Building and the Premises within ninety (90) days thereafter, by giving notice of such election to Landlord not later than sixty (60) days after Tenant’s receipt from Landlord of notice of such taking or the date of such taking, whichever first occurs, or not later than thirty (30) days after such one hundred eightieth day, as the case may be. If notice of termination of this Lease shall be given pursuant to this Section, then upon such date as may be specified by Tenant by notice to Landlord, which date shall be not earlier than thirty (30) and not later than sixty (60) days after the date of Tenant’s notice, the Lease Term shall terminate as of the date specified in such notice and the rent shall be apportioned as of such date of termination. Upon a partial taking and this Lease continuing in force as to any part of the Premises,

(a) the Annual Fixed Rent and Tenant’s Share of the Excess Operating Expenses shall be equitably reduced for the remainder of the Lease Term, according to the nature and extent of the loss of use of the Premises suffered by Tenant; and

(b) Landlord shall, at its expense, restore with reasonable diligence the remaining portions of the Premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking; provided, however, that Landlord shall not be obligated to expend for such restoration and for restoration of the remainder of the Building any amount in excess of the net condemnation proceeds actually received by Landlord; and provided, further that Landlord will not be obligated to repair any damage to Tenant’s Property, or Tenant’s Work or Alterations. Proceeds of any award applied by the holder of any mortgage to reduction of the indebtedness secured thereby or retained by any Overlandlord as compensation for the taking shall not be deemed to have been received by Landlord.

12.8 LANDLORD TO RECEIVE ENTIRE AWARD. In the event of any condemnation or taking hereinabove mentioned of all or a part of the Building (whether or not the Premises be affected) Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. The foregoing, however, shall not be deemed to preclude Tenant from recovering a separate award for any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property, the unamortized cost of all of Tenant’s Work and all Alterations made by Tenant to the Premises during the Lease Term, any increased rent which Tenant is (or would be) required to pay for new space, and moving expenses, provided such award shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award made by it to Landlord. If a separate award is not possible with respect to the unamortized cost of all of Tenant’s Work and all Alterations made by Tenant to the Premises during the Lease Term, Tenant shall be entitled to the portion of the award, if any, allocable to the unamortized cost of all of Tenant’s Work and all Alterations made by Tenant to the Premises during the Lease Term, as aforesaid. Notwithstanding the foregoing, in the event of a permanent taking, Landlord shall in any such event be entitled to receive the Allowance Share thereof (computed as described in Subsection 12.5.2 with respect to insurance proceeds) and Tenant shall be entitled to receive the balance.

ARTICLE 13

ASSIGNMENT, SUBLETTING, MORTGAGING

13.1 LANDLORD’S CONSENT REQUIRED.

(a) Except as specifically permitted by this Article, Tenant shall not, by operation of law or otherwise, assign, mortgage or encumber this Lease, or sublet or permit the Premises or any part thereof to be used by others. If and so long as Tenant is a corporation with fewer than five hundred (500) shareholders or a partnership or limited liability company, an assignment, within the meaning of this Article 13, shall be deemed to include one or more sales or transfers of stock or partnership or membership interests, by operation of law or otherwise, or the issuance of new stock or partnership membership interests, by which an aggregate of more than fifty (50%) percent of Tenant’s stock or partnership or membership interests shall be vested in a party or parties who are not stockholders, partners or members as of the date hereof. For the purpose of this Section 13.1, ownership of stock or partnership or membership interests shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code of 1954, as amended from time to time, or the corresponding provisions of any subsequent law.

(b) An “Affiliate” shall mean an entity (i) into or with which another entity is merged or consolidated, (ii) to which all or substantially all of an entity’s assets are transferred as a going concern, (iii) which is at least fifty (50%) percent owned or controlled by Guarantor, by State Street Bank and Trust Company, or by a successor in interest of Guarantor, (iv) which is merely a change in form of such entity, rather than any change in ownership or control, or (v) which is an affiliate of Guarantor or of a successor in interest of Guarantor which is a Bank Holding Company as defined in the Bank Holding Company Act. Anything in the foregoing Section

13.1(a) to the contrary notwithstanding, transactions with an Affiliate of Tenant shall not be deemed to be an assignment or subletting within the meaning of this Article 13, provided that (1) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles consistently applied at least equal to the greater of (y) the net worth of Tenant immediately prior to such merger, consolidation, transfer, or change in form, or (z) the net worth of Tenant herein named on the date of this Lease (which test shall not be applicable as long as the Guaranty is in full force and effect), (2) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) Operating Days prior to the effective date of any such transaction, unless Tenant or Guarantor is prohibited from such disclosure by laws relating to non-public information in accordance with Securities Laws, in which case such information shall be delivered to Landlord within ten (10) Operating Days after the effective date of any such transaction, (3) such assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting, (4) in no event shall Tenant be released from its obligations under this Lease, or shall Guarantor be released from its obligations under the Guaranty, and (5) any such transfer or transaction is for a legitimate, regular business purpose of Tenant.

(c) The following shall not be considered to be an assignment or subletting which is subject to the provisions of this Article 13, and no further documentation shall be required with respect to such occupancy: (i) occupancy of the Premises or portions thereof by (as distinguished from a transfer of this Lease to) divisions, subdivisions and Affiliates of Guarantor or State Street Bank and Trust Company, or (ii) occupancy by entities which, prior to the commencement of such occupancy, were at least fifty (50%) percent owned or controlled by Guarantor or State Street Bank and Trust Company, or (iii) occupancy of non-material portions of the Premises by persons or entities providing out-sourced services to Tenant and its Affiliates (but not to the general public).

13.2 OFFER NOTICE.

13.2.1 Offer Notice; With a Prospective Tenant. If Tenant shall have received and negotiated a bona fide written offer from an independent third party which it desires to accept to sublet all or any part of the Premises or to assign this Lease, Tenant shall submit to Landlord a notice (any such notice being hereinafter called an “Offer Notice”) containing the following items:

(a) the name and address of the proposed subtenant or assignee and a brief description of such person’s or entity’s business, current financial information in respect of such person or entity (including, without limitation, to the extent in Tenant’s possession, its most recent balance sheet and income statements certified by its chief financial officer or a certified public accountant), the identity of any broker entitled to a commission in respect of such subletting or assignment and the commission, if any, payable to such broker, and any other information reasonably requested by Landlord; and

(b) a duplicate original of the offer, together with a copy of the proposed instrument of assignment or sublease (containing, in the case of an assignment, a provision for assumption by the assignee of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Lease Term), the effective date of which shall be at least thirty (30) days but not more than ninety (90) days after the date of the giving of such notice, which shall be conditioned on Landlord’s consent thereto and which shall comply with the provisions of Section 13.5; and

(c) executed copies of all other agreements, if any, relating to the proposed assignment or sublease and, if not fully disclosed by such agreements, a statement of all consideration to be received by Tenant for or in connection with such assignment or sublease (including, without limitation, any payment to be made for Tenant’s Property or leasehold improvements) and the terms of payment therefor.

13.2.2 Offer Notice; Without a Prospective Tenant. If Tenant desires to sublet all or any part of the Premises or to assign this Lease but Tenant shall not have received and negotiated a bona fide written offer from an independent third party, Tenant shall have the right to submit an Offer Notice to Landlord containing only the following items:

(a) that Tenant desires to assign this Lease, or, if Tenant desires to sublet a portion of the Premises, then a description of the portion of the Premises proposed to be sublet, and the term for which such portion of the Premises is proposed to be sublet;

(b) to the extent known, if applicable, the name and address of the proposed subtenant or assignee and a brief description of such person’s or entity’s business, if Tenant shall have the same available, current financial information in respect of such person or entity (including, without limitation, its most recent balance sheet and income statements certified by its chief financial officer or a certified public accountant or other information reasonably satisfactory to Landlord), the identity of any broker entitled to a commission in respect of such subletting or assignment and the commission, if any, payable to such broker, and any other information reasonably requested by Landlord; and

(c) to the extent known, if applicable, a description of all of the material economic terms and conditions of the proposed subletting or assignment (including, without limitation, with respect to a subletting, the proposed fixed rent, additional rent, base amounts or years, if any, free rent and other concessions, if any, the party responsible for the cost of physical separation, and other similar, material proposed terms and conditions) setting forth all consideration to be received by Tenant for or in connection with such subletting or assignment (including, without limitation, any payment to be made for Tenant’s Property or leasehold improvements) and the terms of payment therefor.

If Tenant shall thereafter receive and negotiate a bona fide written offer from an independent third party, Tenant shall have the right to submit an Offer Notice in accordance with Section 13.2.1 above.

13.2.3 Landlord’s Consent. If Landlord shall waive its right to underlease (as provided in Section 13.3) or to terminate (as provided in Section 13.4) with respect to an Offer Notice made pursuant to Section 13.2.2 above, then Landlord shall not unreasonably withhold, condition or delay its consent (subject to and as otherwise provided in Section 13.5 or Section 13.6, as applicable), to an assignment of this Lease or to a sublease for the space which was the subject of such Offer Notice. If a sublease for the space which was the subject of such an Offer Notice, or an assignment of the Lease is not executed within one (1) year after the granting of Landlord’s consent, then Landlord’s right to underlet or to terminate as provided in this Article 13 shall be deemed revived and reinstated with respect to any subsequent desire of Tenant to assign this Lease or to sublet as otherwise provided in this Article 13 and Tenant shall be required to give another Offer Notice in accordance with this Section 13.2.

13.3 LANDLORD’S RIGHT TO UNDERLET. Subject to the provisions of Section 13.13, upon receipt of any Offer Notice, Landlord shall have the option with respect to each such Offer Notice, exercisable by notice from Landlord to Tenant given (i) within fifteen (15) days after receipt of such Offer Notice, if such Offer Notice is made pursuant to Section 13.2.1 above, or (ii) within thirty (30) days, if such Offer Notice is made pursuant to Section 13.2.2 above, to underlet from Tenant the space which Tenant so desires to sublet, for the term for which Tenant desires to sublet it and for a rent equal to the rent which Tenant by the terms of this Lease is required to pay for the rentable area of the space so to be sublet, such underlease to be upon the covenants, agreements, terms, provisions and conditions contained in this Lease except as hereinafter provided and except for such thereof which are irrelevant or inapplicable. Without limiting the generality of the foregoing, it is hereby expressly agreed that:

(a) such underlease to Landlord shall give the undertenant the unqualified and unrestricted right, without Tenant’s permission, (x) to assign such underlease or any interest therein and/or to underlet from time to time the space covered by such underlease or any parts of such space, except that Landlord agrees that any such underlease will not be assigned except simultaneously with an assignment of Landlord’s interest under this Lease so that at all times the Landlord under this Lease and the undertenant under said underlease shall be the same person, corporation or other entity, and each assignor of such underlease shall thereafter be released of all obligations under such underlease, and (y) to make any and all changes, alterations and improvements in the space covered by such underlease deemed desirable by the undertenant, and which were either set forth as a condition of the Offer Notice or as to which Tenant shall have given its approval, such approval not to be unreasonably withheld or delayed;

(b) such underlease shall provide that (x) any assignee or subtenant of the undertenant may, at the election of the undertenant, be permitted to make alterations, decorations and installations in such space or any part thereof, and (y) any such alterations, decorations and installations therein made by any assignee or subtenant of the undertenant may be removed, or left, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such underlease provided that such assignee or subtenant, at its expense, shall repair the damage and injury to such space so underlet caused by such removal and any assignee or subtenant shall restore such space to its condition immediately prior to such assignment or sublet; provided, however, that unless such alterations, decorations or installations were either set forth as a condition of the Offer Notice or as to which Tenant shall have given its approval, such assignee or subtenant shall, at its expense, remove any such alterations, decorations or installations and shall repair the damage and injury to the space so underlet caused by such removal, and any assignee or subtenant shall restore such space to its condition immediately prior to such assignment or sublet;

(c) such underlease shall also provide that the parties to such underlease expressly negate any intention that any estate created under such underlease be merged with any other estate held by either of said parties;

(d) Tenant shall and will at all times at its expense provide and permit an appropriate and lawful means of ingress and egress from such space so underlet by Tenant to Landlord, such means of ingress or egress to be specified by Tenant in the Offer Notice with respect to such space;

(e) Landlord, at Tenant’s expense if specified in the Offer Notice (but otherwise at Landlord’s expense), may make such Alterations as may be required or deemed necessary by Landlord physically to separate the underleased space from the balance of the Premises and to comply with all laws and requirements of public authorities relating to such separation;

(f) the occupant or occupants of all or any part or parts of such space shall, in common with Tenant, have the use of toilet and other common facilities on the floor on which such space is located;

(g) any default (after the expiration of any applicable notice, grace or cure period) by Landlord in the payment of rent under such underlease or by anyone claiming through such underlease shall entitle Tenant to a corresponding offset against the payment of rent due under this Lease;

(h) any failure by such assignee or subtenant to remove any such alterations, decorations or installations, to repair the damage and injury to the space so underlet caused by such removal, or to restore such space to its condition immediately prior to such assignment or sublet shall entitle Tenant, after giving Landlord at least ten (10) days’ notice of its intention to do so, to perform the removal, repair and/or restoration which should have been performed by such assignee or subtenant, and Landlord shall reimburse Tenant for the reasonable out of pocket third party costs incurred by Tenant in performing such removal, repair and/or restoration.

13.4 LANDLORD’S RIGHT TO TERMINATE. Subject to the provisions of Section 13.13, upon receipt of any Offer Notice in which Tenant proposes to assign this Lease (which shall include, for purposes of this Section 13.4, a proposed subletting of all or substantially all of the Premises for the entire or substantially the entire remaining Lease Term), or in which Tenant proposes to sub let any space in the Premises for the entire or substantially the entire remaining Lease Term, then and in any of such events, Landlord shall have the right, exercisable by notice to Tenant given (i) within fifteen (15) days after Landlord receives Tenant’s Offer Notice, if such Offer Notice is made pursuant to Section 13.2.1 above, or (ii) within thirty (30) days, if such Offer Notice is made pursuant to Section 13.2.2 above, and in addition to the other rights granted Landlord under this Article 13, (x) in the case of an assignment, to terminate this Lease, in which event this Lease shall terminate on the date fixed in Landlord’s notice, which shall not be less than thirty (30) nor more than ninety (90) days after the giving of such notice, with the same force and effect as if the termination date fixed in Landlord’s notice were the date originally fixed in this Lease as the Expiration Date, or (y) in the case of a subletting, to terminate this Lease with respect to the space proposed by Tenant to be sublet, in which event on the date fixed in Landlord’s notice, which shall not be less than thirty (30) nor more than ninety (90) days after the giving of such notice, such space shall no longer be part of the Premises or covered by this Lease and the rentable area of the Premises, the Annual Fixed Rent and Tenant’s Share of the Excess Operating Expenses shall be appropriately reduced.

13.5 CONDITIONS ON SUBLETTING. If Landlord does not exercise any option granted to Landlord by Sections 13.3 and 13.4 with respect to a proposed sublease which is the subject of an Offer Notice, Landlord agrees with respect to transfers as to which Landlord’s consent is required, that Landlord will not unreasonably withhold or delay its consent to such proposed sublease provided that the following further conditions shall be satisfied:

(a) the Premises or any part thereof shall not, without Landlord’s prior consent, which shall not be unreasonably withheld or delayed, have been listed or otherwise publicly advertised for subletting at a rental rate less than the rental rate being sought by Landlord for space in the Building provided that Landlord shall, within ten (10) days after Tenant so requests, have informed Tenant of the rental rate being sought by Landlord for such space, and all advertisements of the Premises or any portion thereof for subletting shall have been approved by Landlord. The foregoing, however, shall not be deemed to prohibit Tenant from negotiating or consummating a sublease at a lower rental rate;

(b) an Event of Default shall not then exist under this Lease;

(c) the proposed subtenant shall be of a character, be engaged in a business, and propose to use the Premises or portion thereof to be sublet in a manner, in keeping with the standards in such respect of the other tenancies in the Building;

(d) the proposed subtenant shall not then be a tenant, subtenant or assignee of any space in the Building, nor shall the proposed subtenant be a person or entity with whom Landlord is then actively negotiating to lease space in the Building, so long as comparable space is available in the Building. The term “comparable space” as used herein shall mean any space in the Building which is (i) reasonably expected to be available for lease within one (1) year before or after the effective date of the proposed sublease, and (ii) equivalent in size, plus or minus ten (10%) percent, of the rentable area of the proposed sublease space. If Tenant asks Landlord for information concerning the status of any proposed offeree or for information concerning prohibited offerees, Landlord will respond promptly to Tenant’s request;

(e) the proposed subtenant shall not occupy and use or propose to occupy and use the Premises for any purpose prohibited under Section 10.4;

(f) the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant shall not (i) reasonably be likely to increase Operating Expenses with respect to the Premises proposed to be so sublet beyond that which Landlord now incurs for use by Tenant, unless Tenant agrees to pay the amount of such excess as incurred by Landlord; (ii) materially increase the burden on elevators or other Building systems over the burden prior to such proposed subletting; or (iii) violate or reasonably be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises;

(g) any proposed sublease shall state that it is expressly subject to all of the obligations of Tenant under this Lease and shall contain the further condition and restriction that the sublease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the sublessee in whole or in part, or any part thereof suffered or permitted by the sublessee to be used or occupied by others, without the prior written consent of Landlord in each instance;

(h) any proposed sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of the termination of this Lease, or the re-entry or dispossession of Tenant by Landlord under this Lease, such subtenant shall, at Landlord’s option, attorn to Landlord as its sublessor pursuant to the then applicable terms of such sublease for the remaining term thereof, except that Landlord shall not be (i) liable for any previous act or omission of Tenant as sublessor under such sublease, (ii) subject to any offset which theretofore accrued to such subtenant against Tenant, or (iii) bound by any previous modification of such sublease not consented to in writing by Landlord; or (iv) bound by any previous prepayment of rent more than one month in advance; and

(i) Tenant shall reimburse Landlord on demand for any costs that may reasonably be incurred by Landlord in connection with said sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed subtenant and reasonable legal costs incurred in connection with the granting of any requested consent.

Within fifteen (15) days after Landlord’s receipt of Tenant’s sublease request, together with the other information required under this Article 13, Landlord shall notify Tenant in writing whether or not Landlord approves the proposed sublease. If Landlord fails to respond to Tenant within such fifteen (15) day period, then Landlord shall be deemed to have consented to the same. In the event Landlord disapproves such proposed sublease, Landlord shall set forth in reasonable detail Landlord’s reasons therefor in its notice given to Tenant disapproving such proposed sublease.

Tenant agrees to furnish Landlord such information in addition to the information set forth in the Offer Notice as Landlord may reasonably request in connection with the proposed sublease or assignment.

13.6 CONSENT TO ASSIGNMENT; LANDLORD MAY COLLECT RENT FROM ASSIGNEE. If Landlord does not exercise its option provided for in Section 13.4 with respect to a proposed assignment of this Lease, Tenant shall not have the right to proceed with such assignment without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed provided the conditions of Section 13.5 shall apply, insofar as applicable, to an assignment of this Lease.

Within thirty (30) days after Landlord’s receipt of Tenant’s assignment request, together with the other information required under this Article 13, Landlord shall notify Tenant in writing whether or not Landlord approves the proposed assignment. If Landlord fails to respond to Tenant within such period, then Landlord shall be deemed to have consented to the same. In the event Landlord disapproves such proposed assignment, Landlord shall set forth in reasonable detail Landlord’s reasons therefor in its notice given to Tenant disapproving such proposed assignment.

If this Lease shall be assigned, or if the Premises or any part thereof be sublet or occupied by any person or persons other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in this Article, nor shall it be deemed acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.

13.7 ASSUMPTION OF LEASE. Each permitted assignee or transferee shall assume and be deemed to have assumed the obligations of Tenant under this Lease to be performed, or arising or accruing, on and after the effective date of such assignment or transfer and shall be and remain liable jointly and severally with Tenant for the payment of Annual Fixed Rent and Additional Rent, and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Lease Term. No assignment shall be binding on Landlord unless such assignee or Tenant shall deliver to Landlord a duplicate original of the instrument of assignment which contains a covenant of assumption by the assignee of all of the obligations aforesaid and shall obtain from Landlord the aforesaid written consent, prior thereto. No assignment in whole or in part of this Lease shall release Tenant or any assignee of Tenant of its continuing liability under this Lease, unless expressly so agreed in writing by Landlord. Tenant shall reimburse Landlord on demand for any costs that may be incurred by Landlord in connection with any such assignment, including, without limitation, costs of the nature described in Section 13.5(j).

13.8 TENANT’S INDEMNIFICATION. If Landlord shall fail or refuse to give its consent to any proposed assignment or sublease as required by this Lease, or if Landlord shall exercise any of its options set forth in Sections 13.3 and 13.4, Tenant shall indemnify, defend and hold harmless Landlord, its members, managers, their agents, employees, officers and contractors, from and against any and all loss, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees) asserted against, imposed upon or incurred by Landlord by reason of any claims made against Landlord by the proposed assignee or sublessee or by any brokers, finders or other persons for commissions or other compensation in connection with the proposed assignment or sublease; provided, however, that Tenant shall not indemnify Landlord against any broker’s, finder’s, or other person’s commissions arising out of a transaction between Landlord and the proposed assignee or subtenant provided by Tenant, if Landlord has exercised any of its options set forth in Sections 13.3 or 13.4.

13.9 TIME LIMITATION; AMENDMENTS. If Landlord grants its consent to an assignment or sublease and such assignment or sublease does not become effective for any reason within sixty (60) days after the granting of such consent, or if such assignment or sublease is modified or amended in any material way prior to its becoming effective (except with respect to an Offer Notice made pursuant to Section 13.2.2 above, as permitted by Section 13.2.3 above), then and in either such event Landlord’s consent shall be deemed to have been withdrawn and Tenant shall not have the right to assign this Lease or to sublease all or any portion of the Premises without once again complying with all of the provisions and conditions of Sections 13.1, 13.2, 13.3, 13.4, 13.5 and 13.6. In no event shall Tenant agree to any material modification or amendment of any sublease to which Landlord has consented, without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed.

13.10 ADDITIONAL RENT DUE UPON ASSIGNMENT OR SUBLETTING. If Landlord shall not exercise any of its options set forth in Sections 13.3 and 13.4 and shall give its consent to any assignment of this Lease or to any sublease, then except as provided in Section 13.13, Tenant shall, as consideration therefor, pay to Landlord as Additional Rent the following amounts, reduced (but not below zero) by the actual Transaction Expenses (as hereafter defined) incurred by Tenant in connection with such subletting, such expenses to be amortized over the term of the sublease with interest at the Lease Interest Rate:

(a) in the case of any assignment, an amount equal to fifty (50%) percent of all sums and other considerations paid to or for the benefit of Tenant by the assignee for or by reason of such assignment of Tenant’s leasehold interest; or

(b) in the case of a sublease, fifty (50%) percent of the excess, if any, of (i) any rents, additional charges or other consideration payable under the sublease or any agreement relating thereto to or for the benefit of Tenant by the subtenant over (ii) the rents accruing during the term of the sublease in respect of and allocable to the subleased space pursuant to the terms of this Lease. Amounts due to Landlord pursuant to this Section 13.10 shall be paid to Landlord as Additional Rent at the time such payments are payable by the assignee or subtenant to Tenant and whether or not such payments are made.

“Transaction Expenses” shall mean the actual and reasonable out-of-pocket expenses incurred by Tenant in connection with such assignment or subletting (but only to the extent that such expenses do not exceed the amounts being offered to tenants in the Boston Central Business District market for premises of similar size and leases for similar lease terms) for (i) attorneys’ fees, (ii) brokerage or leasing commissions to an independent third party broker, (iii) marketing and advertising costs, (iv) tenant improvement costs, construction allowances, free rent, moving expenses to the extent paid to the subtenant or assignee, and other tenant inducements, (v) expenses incurred to investigate the creditworthiness and suitability of the subtenant or assignee, (vi) fees of any consulting experts retained in connection with such sublet or assignment (e.g., architects and/or engineers to review plans and specifications, the fees of expediters, etc.) and reasonable disbursements associated therewith, (vii) any amounts payable to Landlord pursuant to Section 13.5(j) or Section 13.7 in connection with such sublease or assignment and (viii) any sales and/or transfer taxes payable by Tenant in connection with such sublease or assignment.

13.11 LIABILITY NOT DISCHARGED. The joint and several liability of Tenant and any assignee or successor of Tenant under this Lease, or any guarantor of Tenant’s obligations under this Lease, shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord modifying any of the obligations contained in this Lease, or by any waiver or failure by Landlord to enforce any of the obligations of this Lease, but in no event shall Tenant’s or Guarantor’s continued liability exceed what its continuing liability would have been had the Lease not been modified except for those modifications, if any, which were consented to by Tenant.

13.12 EFFECT OF LISTING OF NAMES. The listing of any name other than Tenant on the door of the Premises, on the Building directory or otherwise shall not operate to vest any right or interest in this Lease or in the Premises in any other person or entity, nor shall such listing be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or any portion thereof or to the use or occupancy of the Premises or any portion thereof by others.

13.13 EXCEPTIONS TO SECTIONS 13.3, 13.4 AND 13.10.

(a) Landlord waives its right to underlet, as provided in Section 13.3, with respect to up to three hundred thousand (300,000) Rentable Square Feet of the Premises in the aggregate proposed to be sublet by Tenant from time to time, other than to Affiliates of Tenant, which comply with the requirements of Section 13.1(b), pursuant to one or more Offer Notices.

(b) Landlord waives its right to terminate this Lease, as provided in Section 13.4 (y), with respect to up to three hundred thousand (300,000) Rentable Square Feet of the Premises in the aggregate proposed to be sublet by Tenant from time to time, other than to Affiliates of Tenant, which comply with the requirements of Section 13.1(b), pursuant to one or more Offer Notices.

(c) Landlord waives its right to receive Additional Rent as provided in Section 13.10, solely with respect to rent or other consideration payable to Tenant by a subtenant, with respect to any period prior to the fifth (5th) Lease Anniversary Date.

(d) Landlord waives its right to receive Additional Rent as provided in Section 13.10, solely with respect to an assignment or subletting to Affiliates of Tenant which complies with the requirements of Section 13.1(b).

(e) With respect to an assignment or subletting to Affiliates of Tenant which complies with the requirements of Section 13.1(b), Landlord also waives its right to underlet as provided in Section 13.3, and waives its right to terminate this Lease as provided in Section 13.4(y).

13.14 RECAPTURE OF RETAIL SPACE. If in response to an Offer Notice from Tenant, Landlord terminates this Lease pursuant to Section 13.4 as to the Retail Space (or applicable portion thereof), then Operating Expenses thereafter attributable to Retail Space (or applicable portion thereof) shall be excluded from Operating Expenses, and Base Operating Expenses shall be reduced by the product of Sixteen ($16.00) Dollars and the portion or all of the Retail Space (or applicable portion thereof) affected by the termination. If Landlord underlets Retail Space (or a portion thereof) pursuant to Section 13.3, no change in Base Operating Expenses shall be made, the Operating Expenses attributable to the Retail Space shall not be excluded from Operating Expenses, and the sublease(s) shall set forth the responsibilities for payment of Excess Operating Expenses attributable to the space so subleased.

ARTICLE 14

NO LIABILITY OR REPRESENTATIONS BY LANDLORD; FORCE MAJEURE

14.1 NO LIABILITY.

(a) Subject to Sections 11.3 and 11.9, neither Landlord nor its partners, members, managers, agents or employees shall be liable for (i) any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft; (ii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or snow or leaks in or from any part of the Building or the Property or from the pipes, appliances or plumbing or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless caused by or due to the negligence or willful misconduct of Landlord, its agents, servants or employees; nor shall Landlord, nor its partners, members managers, agents or employees be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; (iii) subject to Landlord’s repair obligations provided in Section 7.1, any latent defect in the Premises, the Building or other improvements on the Property; or (iv) any injury or damages for which Tenant is reimbursed under its insurance policies.

(b) If at any time any windows of the Premises are temporarily or permanently closed, darkened or bricked up as a result of causes beyond Landlord’s reasonable control, or are temporarily closed or darkened by Landlord, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

(c) Landlord shall have no responsibility or liability for the ventilating conditions and/or temperature of the Premises during the hours or days Landlord is not required or requested to furnish heat, ventilation or air-conditioning pursuant to Exhibit D or pursuant to Sections 14.3 or 20.12, Landlord having informed Tenant that the windows of the Premises and the Building may be sealed, and that the Premises may become uninhabitable and the air therein may become unbreathable during such times. Insofar as air temperature and ventilation are concerned, any use or occupancy of the Premises during the hours or days Landlord is not so required or requested to, or pursuant to Section 14.3 or 20.12 does not furnish heat, ventilation or air-conditioning to the Premises shall be at the sole risk, responsibility and hazard of Tenant. Such condition of the Premises shall not constitute nor be deemed to be a breach or a violation of this Lease or of any provision hereof, nor shall it be deemed an eviction, nor shall Tenant claim or be entitled to claim any abatement of rent nor make any claim for any damages or compensation by reason of such condition of the Premises.

(d) Except as otherwise provided in Section 12.8 with respect to an award with respect to an eminent domain taking, Tenant shall neither assert nor seek to enforce any claim against any of Landlord’s assets other than Landlord’s interest in the Land and the Building (including the rents therefrom, and any insurance or condemnation proceeds related thereto, but subject to any priority given to a lender of Landlord), and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease, it being specifically agreed that neither Landlord, nor any successor holder of Landlord’s interest hereunder, nor any general or limited partner of Landlord or any such successor (if Landlord or such successor is a partnership), nor any shareholder, director or officer of Landlord or any such successor (if Landlord or such successor is a corporation), nor any member or manager of Landlord or any such successor (if Landlord or such successor is a limited liability company), nor any trustee of Landlord or any such successor (if Landlord or such successor is a trust) shall ever be personally liable for any such claim or liability.

14.2 NO REPRESENTATIONS BY LANDLORD. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except for those expressly set forth in this Lease and the Exhibits annexed hereto or in any other written agreement which may be made between the parties hereto concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease. No rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

14.3 FORCE MAJEURE.

(a) This Lease and the obligation of Tenant to pay rent hereunder and perform and comply with all of the other covenants and agreements hereunder on the part of Tenant to be performed and complied with shall in no way be affected, impaired or excused because of Landlord’s delay or failure to perform or comply with any of the covenants or provisions hereunder on the part of Landlord to be performed or complied with, or because Landlord is unable to fulfill any of its obligations under this Lease or is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repair, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by Force Majeure (as hereinafter defined). Landlord shall in each instance exercise reasonable diligence to effect performance when and as soon as possible or practicable.

(b) Tenant shall not be deemed to have failed or delayed in making any required repairs or replacements or performing any non-monetary obligations hereunder if Tenant is unable to make or is delayed in making any such repair or replacement or performing any such non-monetary obligation by reason of Force Majeure. Tenant shall in each instance exercise reasonable diligence to effect performance when and as soon as possible or practicable. In no event or under any circumstance shall any such delay or failure in making such repairs and replacements or performing such non-monetary obligations relieve Tenant of any of its monetary obligations under the terms of this Lease.

(c) “Force Majeure” shall mean prevention or delay or inability to perform by either party (i) by reason of strikes or labor troubles, (ii) by reason of governmental preemption in connection with a national emergency, (iii) by reason of any rule, order or regulation of any government agency or any department or subdivision thereof, whether in connection with a drought, energy shortage or other like event or otherwise, (iv) by reason of the conditions of supply and demand which have been or are affected by war or other emergency, (v) by reason of fire, casualty or other acts of God, including, without limitation, floods, hurricanes or other natural disasters, or materially adverse weather conditions, or (vi) by reason of any other cause whatsoever beyond the reasonable control of Landlord or Tenant, as applicable. It is specifically understood that with respect to any party seeking relief from performance by Force Majeure, the actions or failures to act of the employees, contractors or subcontractors (“Responsible Persons”) are deemed to be within the reasonable control of such party, unless such non-performance by the employee, contractor or subcontractor is itself caused by Force Majeure. It is further understood that a party shall not be entitled to relief from performance if the delay or inability to perform was caused by or is the fault of a Responsible Person, such as an unfair labor practice resulting in a strike, or a violation of law resulting in an order of a governmental agency. Financial difficulties or lack of funds on the part of Landlord or Tenant shall not constitute Force Majeure.

The following limitation on Force Majeure shall apply only from and after completion of all of Landlord’s Work, Tenant’s Work, receipt of a C/O for the entire Building, and initial occupancy of all of the Office Space in the Building. After such date, neither Landlord nor Tenant shall be entitled to relief from performance by reason of Force Majeure if the delay or inability to perform could be mitigated or overcome by the expenditure of money or utilization of alternate means of performance, if such expenditure would be reasonable under the circumstances. By way of illustration, a delay caused by a city-wide labor strike or a fire at the manufacturer of a custom piece of equipment, which could not be obtained elsewhere within the same time schedule would be excusable as Force Majeure, but if the effects of such strike could be avoided by hiring a different contractor, or if the piece of equipment could be obtained elsewhere reasonably within the same time schedule, but at an increased but reasonable cost, such strike or inability to obtain the custom piece of equipment would not be deemed to be Force Majeure, unless the excess cost would be an unreasonable expenditure under the circumstances.

ARTICLE 15

ENTRY, RIGHT TO CHANGE PUBLIC PORTIONS OF THE BUILDING

15.1 LANDLORD’S RIGHT OF ENTRY. Landlord shall have the right, without being deemed thereby to evict Tenant from the Premises or any part thereof or otherwise to violate any of the terms of this Lease or any of Tenant’s rights hereunder,

(a) to enter and pass through the Premises or any part or parts thereof,

(i) to examine the Premises and to show them to the fee owners, Overlandlord or Mortgagee (both as hereafter defined) and to prospective purchasers, mortgagees or lessees of the Building as an entirety,

(ii) for the purpose of performing such maintenance and making such repairs or changes in or to the Premises or in or to the Building or its facilities as may be provided for or permitted by this Lease or as may be mutually agreed upon by the parties or as Landlord may be required to make by laws and requirements of public authorities,

(iii) at such times as such entry shall be required by circumstances of emergency affecting the Premises or the Building, provided that in such event, if practicable, Landlord or its agents shall be accompanied by a designated representative of Tenant or a member of the police, fire, water or other municipal department concerned or of a recognized protection company or of a public utility which is concerned, and

(iv) during the last eighteen (18) months of the Lease Term to exhibit the Premises to prospective tenants thereof, and

(b) to take all materials into and upon the Premises that may be required for any repairs, changes or maintenance and to store the same in locations therein reasonably acceptable to Tenant, for a reasonable time, as reasonably required in connection with the completion of such repairs, changes or maintenance.

Landlord’s rights under this Section shall be exercised in such manner as to create the least practicable interference with Tenant’s use of the Premises; provided, however, that the foregoing shall not obligate Landlord to perform any work outside of Operating Hours except as provided in Section 7.5.

Tenant shall have the right, by written notice to Landlord, to designate portions of the Premises as “Secured Areas” and as to such areas, Landlord, its agents, employees, contractors and invitees shall not, except in emergencies, have access unless accompanied by a representative of Tenant. Tenant agrees to furnish such a representative promptly upon request.

In emergencies, Landlord shall use whatever efforts are practicable under the circumstances to notify Tenant before entering Tenant’s Secured Areas.

Except in the case of an emergency which makes notice to Tenant impractical, any entry on the Premises by Landlord pursuant to this Section 15.1 shall be made after reasonable notice to Tenant.

15.2 LANDLORD’S RIGHT TO CHANGE ENTRIES, ETC. Landlord shall have the right at any time without thereby creating any actual or constructive eviction or incurring any liability to Tenant therefor, and without abatement in rent, to change the arrangement or location of lobbies, entrances, passageways, doors, doorways, stairways, elevators, corridors and other like portions of the Building outside of the Premises, provided that (x) such change does not interfere with Tenant’s access to the Premises, decrease the area of the Premises, create an unreasonable configuration, or otherwise materially adversely affect Tenant’s use of the Premises, (y) unless required by law or insurance requirements, no changes shall be made by Landlord in entrances, doorways or corridors on the floors on which the Premises are located without Tenant’s express consent, which shall not be unreasonably withheld, and (z) Landlord shall consult with Tenant before making any changes in the immediate vicinity of the Premises which could reasonably be anticipated to jeopardize the security of the Premises for the conduct of Tenant’s business.

15.3 EXCAVATION. In the event that an excavation or any construction should be made for building or other purposes upon land adjacent to the Building, or should be authorized to be made, Tenant shall, if necessary, afford to the person or persons causing or authorized to cause such excavation or construction, license to enter upon the Premises for the purpose of doing such work as shall reasonably be necessary to protect or preserve the wall or walls of the Building, or the Building, from injury or damage and to support them by proper foundations, pinning and/or underpinning, or otherwise. The restrictions on access by Landlord to Secured Areas provided by Section 15.1 of this Lease shall be applicable to any entry under this Section 15.3.

ARTICLE 16

ELECTRICITY

16.1 TENANT TO PURCHASE ELECTRICITY.

(a) Landlord agrees that, prior to the Commencement Date, risers, bus ducts, feeders and wiring to furnish electric service to the Premises will be installed in the Building by Landlord in accordance with the provisions of Schedule C-1 (as to the service capacity of electric risers). It is understood that main service transformers, panel boxes and meters are furnished and installed in the Building by and at the expenses of the public utility company which provides electrical service to the Building, and accordingly, Landlord’s obligation hereunder with respect thereto shall be limited to using reasonable efforts to cause such utility to install and, when appropriate, to maintain such transformers and meters.

(b) Tenant shall obtain and pay for Tenant’s entire separate supply of electric current to the Premises by direct application to and arrangement with the public utility company servicing the Building, which current shall also serve Tenant’s supplemental HVAC units in the Premises. Notwithstanding the foregoing, Tenant shall not contract directly with the public utility company if such contract would impair or otherwise affect Landlord’s ability to contract for electric services for the Building at competitive rates, or would increase the rates available to Landlord for electric services for the Building.

16.2 LANDLORD NOT LIABLE. Landlord shall not in any way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or interrupted or is no longer available or suitable for Tenant’s requirements unless due to the negligence or willful misconduct of Landlord, its agents, employees or contractors.

16.3 TENANT NOT TO OVERLOAD CIRCUITS. In no event shall Tenant use or install any fixtures, equipment or machines the use of which in conjunction with other fixtures, equipment and machines in the Premises would result in an overload of the electrical circuits servicing the Premises.

16.4 TENANT NOT TO EXCEED CAPACITY; LIGHT BULBS. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the then existing feeders to the Building or the risers or wiring installation. Landlord shall furnish, install and replace, as required, all lighting tubes, lamps, bulbs and ballasts required in the Premises at Tenant’s sole cost and expense, provided that Landlord’s charges therefor shall be in accordance with Landlord’s regular rates in effect from time to time, and not materially in excess of the rates for similar materials and services provided by landlords in other first class office buildings in the Boston Central Business District. At Tenant’s election, Tenant may furnish lighting tubes, lamps, bulbs and ballasts required in the Premises at Tenant’s sole cost and expense, provided that all of such items shall be consistent in color, quality and aesthetics with the items which had previously been provided by Landlord. All lighting tubes, lamps, bulbs and ballasts so installed shall become Landlord’s property upon the expiration or sooner termination of this Lease.

16.5 ALTERNATE ELECTRIC SERVICE PROVIDER.

(a) If Tenant desires to have electricity for the Premises furnished by a provider (an “ASP”) other than the service provider from whom Landlord from time to time shall purchase electricity for the common areas of the Building, Tenant shall not enter into any agreement with any such ASP, or give such ASP permission to install lines or other equipment without the Landlord’s prior written consent in each instance. Such consent shall not be unreasonably withheld or delayed, provided that it shall not be unreasonable in any case for Landlord to require: (i) that Landlord shall not be required to incur any expense in connection with any aspect of the service to be provided by Tenant’s ASP, including without limitation, the cost of installation, service and/or removal of equipment, fixtures or materials associated therewith; (ii) that prior to the commencement of any work in the Building by the ASP, Landlord shall have been furnished with information (acceptable to Landlord in its sole discretion, reasonably exercised) as to the ASP’s financial condition, business reputation and insurance coverage; (iii) that Landlord shall have determined that there is sufficient space in the Premises and in any common electrical closets (for which Landlord may charge a reasonable fee) or other facilities for the ASP to install, maintain and repair its equipment, and that the installation, maintenance and repair of such equipment shall not have any materially adverse effect on the Building, the Property or on the property or facilities of any other tenant or occupant of any part thereof; (iv) that Tenant and/or the ASP shall have obtained all necessary permits, licenses and approvals; and (v) that Landlord shall have the right to have access to any equipment placed in the Building for purposes of inspection and ensuring compliance herewith. Tenant shall be solely responsible for any and all costs and expenses incurred in connection with the installation, use, maintenance, repair and removal of such equipment and shall indemnify, defend and hold Landlord harmless from and against any loss, cost, damage or expense suffered by Landlord as a result of Tenant’s arrangements with its ASP. Landlord shall have no liability for the service to be provided by any ASP, including without limitation any loss or interruption of service or any damages to Tenant or its business arising therefrom, unless such loss or interruption of service or damages were caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.

(b) If Tenant reasonably believes that Operating Expenses for the Building will be materially reduced if electricity for the entire Building were provided by an ASP, and Tenant desires to have electricity for the entire Building furnished by an ASP, Tenant shall notify Landlord setting forth the terms and conditions upon which such ASP is willing to provide service to the Building. Landlord shall give reasonable consideration to the provision of service by such ASP, provided (i) that Landlord shall not be required to incur any expense in connection with any aspect of the service to be provided by the ASP, including without limitation, the cost of installation, service and/or removal of equipment, fixtures or materials associated therewith; (ii) that prior to the commencement of any work in the Building by the ASP, Landlord shall have been furnished with information (acceptable to Landlord in its sole discretion) as to the ASP’s financial condition, business reputation and insurance coverage; (iii) that Landlord shall have determined that there is sufficient space in the Building for the ASP to install, maintain and repair its equipment, and that the installation, maintenance and repair of such equipment shall not have any detrimental effect on the Building, the Property or on the property or facilities of any other tenant or occupant of any part thereof; (iv) that Tenant and/or the ASP shall have obtained all necessary permits, licenses and approvals; and (v) that Landlord shall have the right to have access to any equipment placed in the Building for purposes of inspection and ensuring compliance herewith. Tenant shall be solely responsible for any and all costs and expenses incurred in connection with the installation, use, maintenance, repair and removal of such equipment and shall indemnify, defend and hold Landlord harmless from and against any loss, cost, damage or expense suffered by Landlord as a result of Tenant’s arrangements with its ASP. Landlord shall have no liability for the service to be provided by any ASP, including without limitation any loss or interruption of service or any damages to Tenant or its business arising therefrom, unless such loss or interruption of service or damages were caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.

ARTICLE 17

SUBORDINATION; ASSIGNMENT OF RENTS

17.1 SUBORDINATION TO MORTGAGES, ETC. This Lease is and shall be subject and subordinate to any ground or underlying lease (collectively called “Underlying Lease”), which may hereafter affect the Building and/or the Land, and to any amendment, modification, renewal or extension of any such Underlying Lease. Landlord represents that as of the date of execution of this Lease, there is no Underlying Lease which affects the Land and/or the Building, and there shall not be such an Underlying Lease which affects the Land and/or the Building prior to the time that a notice of lease with respect to this Lease is recorded in the Suffolk County Registry of Deeds. This Lease also is and shall be subject and subordinate to all mortgages which may now or hereafter affect any Underlying Lease, the Land and/or the Building, to each and every advance made thereunder and to all renewals, modifications, amendments, consolidations, replacements or extensions thereof. The landlord or lessor under any Underlying Lease is referred to herein as an “Overlandlord” and the secured party under any such mortgage is referred to herein as a “Mortgagee”. This clause shall be self-operative and no further instrument of subordination shall be required by any Overlandlord or Mortgagee, provided that Landlord shall provide a non-disturbance and attornment agreement from such Overlandlord or Mortgagee as required by Section 17.6. In confirmation of such subordination, Tenant shall promptly execute any certificate or instrument of subordination that Landlord may reasonably request, as long as such instrument of subordination complies with the requirements of Section 17.6 of this Lease. Landlord shall reimburse Tenant on demand for any costs that may reasonably be incurred by Tenant in connection with the execution of such instrument of subordination, including, without limitation, reasonable legal costs incurred in connection therewith.

17.2 RIGHTS OF MORTGAGEES, ETC. In the event of any act or omission by Landlord which would or may give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant will not exercise any such right until:

(a) it has given written notice of any such act or omission to Landlord, and to any Overlandlord or Mortgagee whose names and addresses have previously been furnished to Tenant, and

(b) a reasonable period of time for remedying such act or omission shall have elapsed following such giving of notice during which the parties to whom such notice has been given, or any of them, have not commenced with reasonable diligence the remedying of such act or omission.

17.3 MODIFICATIONS REQUIRED BY LENDERS. If, in connection with obtaining temporary or permanent financing for the Land and/or Building, or any Underlying Lease, any lender shall request reasonable modifications of this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer the execution of an agreement of modification of this Lease provided such modifications do not increase the monetary obligations of Tenant hereunder, or materially adversely affect the leasehold interest hereby created, or Tenant’s rights and obligations hereunder. Landlord shall reimburse Tenant on demand for any costs that may reasonably be incurred by Tenant in connection with the execution of an agreement of modification of this Lease so required by any lender, including, without limitation, reasonable legal costs incurred in connection with the granting of any requested consent.

17.4 ASSIGNMENT OF LEASE TO MORTGAGEE, ETC. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to an Overlandlord or Mortgagee, Tenant agrees:

(a) that the execution thereof by Landlord, and the acceptance thereof by such Overlandlord or Mortgagee, shall never be treated as an assumption by such Overlandlord or Mortgagee of any of the obligations of Landlord hereunder, unless such Overlandlord or Mortgagee shall, by notice sent to Tenant, specifically otherwise elect; and

(b) that, except as aforesaid, such Overlandlord, or Mortgagee shall be treated as having assumed Landlord’s obligations hereunder only, in the case of a Mortgagee, upon foreclosure by such Mortgagee, or if title passes by a deed in lieu of foreclosure, and the taking of possession of the Premises, or the taking of possession by such Mortgagee as a mortgagee in possession, or, in the case of an Underlying Lease, the assumption of Landlord’s position hereunder by such Overlandlord, any such assumption in each such case to be limited as set forth in Section 14.1(d). In no event shall the acquisition of title to the Building and/or the Land by a purchaser which, simultaneously therewith, leases the entire Building and/or the Land back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser- lessor.

17.5 SUBORDINATION OF MORTGAGE, ETC., TO LEASE. Notwithstanding anything to the contrary set forth in this Article 17, if any Overlandlord or Mortgagee shall file in the Suffolk County Registry of Deeds an instrument in which such Overlandlord or Mortgagee shall subordinate its Underlying Lease or mortgage to this Lease, then and in such event such Underlying Lease or mortgage shall be subordinate to this Lease and the provisions of this Article 17, insofar as they would subordinate this Lease to that particular Underlying Lease or mortgage, shall be of no further force or effect.

17.6 NON-DISTURBANCE AND ATTORNMENT.

(a) Within a reasonable time after execution of this Lease, Landlord shall obtain an agreement in substantially the form of Exhibit J attached hereto, in favor of Tenant from the holder of any existing Mortgage and from the landlord under any existing Underlying Lease, which provides substantially that so long as this Lease shall be in full force and effect (1) Tenant shall not be named or joined in any action or proceeding to terminate the Underlying

Lease by reason of Landlord’s default, as tenant thereunder, or to foreclose the mortgage in question by reason of Landlord’s default thereunder, (2) no such termination or foreclosure, or any action or proceeding brought in pursuance thereof, or any deed in lieu of foreclosure, shall cause a cancellation or termination of this Lease, and (3) if such Overlandlord or Mortgagee shall become the owner in fee of the Land and Building or, in the case of the Mortgagee, the assignee of the Underlying Lease or the lessee of any other lease given in substitution therefor, or if the Land, Building and/or such Underlying Lease shall be sold as a result of any action or proceeding to foreclose such mortgage, or if title passes by a deed in lieu of foreclosure, then provided that Tenant shall recognize and attorn to the Mortgagee or Overlandlord or any of their successors or assigns, this Lease shall continue in full force and effect as a direct lease between Tenant and the then owner of the Land and Building or the then lessee of such Underlying Lease, or the lessee of any other lease given in substitution therefor, or such purchaser of the Land, Building and/or Underlying Lease, as the case may be, upon all of the terms, provisions, conditions and obligations of this Lease, except that such owner, lessee or purchaser (other than an entity which controls, is controlled by or is under common control with, Landlord) shall not be (i) bound by any prepayment of rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord) except for estimated payments of Excess Operating Expenses, (ii) bound by any amendment or modification of this Lease made without the consent of such Overlandlord or Mortgagee which would materially increase Landlord’s obligations, materially decrease Tenant’s obligations, or reduce the rent or the Term, (iii) liable for any act or omission of any prior landlord (including Landlord) under this Lease, except any such act or omission which either involves the physical condition of the Premises and is continuing at the time of such succession, or as to which such Overlandlord or Mortgagee shall have been given notice and an opportunity to cure, (iv) subject to any offsets or defenses of any prior landlord (including Landlord), except (A) as to any failure of Landlord to perform on account of which failure a claim, defense or counterclaim is asserted (and notice thereof is given to Overlandlord or Mortgagee and an opportunity to cure, (B) as to a continuing right to an abatement of rent on account of a casualty or taking or a failure under Section 7.4 of the Lease, and (C) a right of set off for failure of Landlord to pay undisputed amounts owed to Tenant in accordance with the provisions of Section 20.14, of the Lease (v) liable for performance of any initial work or installations which are required to be made by Landlord under this Lease, except for the funding of Landlord’s Contribution as required by Exhibit C, (vi) liable for the return of any security deposit provided by Tenant, unless such security deposit shall have been received in hand by such Overlandlord or Mortgagee, (vii) obligated to repair the Premises or the Building, or any part thereof, in the event of damage beyond such repair as can reasonably be accomplished from the net proceeds of insurance actually made available to such Overlandlord or Mortgagee, provided that in the event such Overlandlord or Mortgagee does not restore the Premises or Building, Tenant shall have the right to exercise its termination right under Section 12.1 hereof, or (viii) obligated to repair the Premises or the Building, or any part thereof, in the event of partial condemnation beyond such repair as can reasonably be accomplished from the net proceeds of any award actually made available to such Overlandlord or Mortgagee, as consequential damages allocable to the part of the Premises or Building not taken, provided that if such Overlandlord or Mortgagee does not restore the Premises or the Building, Tenant shall have the right to exercise its termination right under Section 12.7.

(b) Anything in this Article 17 to the contrary notwithstanding, this Lease shall not be subordinate to any future Underlying Lease or future Mortgage, unless and until there shall first be delivered to Tenant, for execution, a recognition or nondisturbance and attornment agreement executed by the holder of such Mortgage or Landlord under such Underlying Lease, substantially in the form described in Section 17.6 (a) above with respect to existing Mortgages or any existing Underlying Lease.

ARTICLE 18

CERTAIN ADDITIONAL TENANT COVENANTS

In addition to the covenants contained elsewhere in this Lease, Tenant covenants, during the Lease Term and for such further time as Tenant occupies any part of the Premises:

(a) to pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises and service inspections therefor and, as further Additional Rent, all charges for additional and special services rendered pursuant to Exhibit D;

(b) to keep the Premises equipped with all safety appliances (including without limitation fire extinguishers) required by law or ordinance or any other regulation of any public authority, to procure all licenses and permits so required because of any use made of the Premises or any portion thereof by Tenant, and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the uses to which Tenant is permitted to make of the Premises under the terms of this Lease;

(c) not to place a load upon any floor in the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by law; and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance expressly authorize. Tenant’s business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration or noise that may be transmitted to the Building structure or to any other space in the Building;

(d) to pay when due all taxes which may be imposed upon personal property (including, without limitation, fixtures and equipment) in the Premises by whomever assessed;

(e) to observe and comply with, and to cause its servants, employees, agents, visitors, licensees and sublessees to comply with, the Rules and Regulations set forth in Exhibit E hereto (as such Rules and Regulations may, from time to time, be amended in accordance with Section 20.13 hereof);

(f) to cause all of the windows in the Premises to be kept closed; to keep entirely unobstructed at all times all of the vents, intakes, outlets and grills; and to comply with and observe all reasonable regulations and requirements prescribed by Landlord for the proper functioning of the heating, ventilating and air-conditioning system; and

(g) not to, either directly or indirectly, use any contractors and/or labor and/or materials if the use thereof would or may create any labor dispute with other contractors and/or labor and/or materials engaged or used by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building or any part thereof. This provision shall apply prior to, as well as during, the Lease Term.

ARTICLE 19

TENANT’S DEFAULT; LANDLORD’S REMEDIES

19.1 TENANT’S DEFAULT. This Lease and the Lease Term are subject to the limitation that Tenant shall be in default if, at any time during the Lease Term, any one or more of the following events (herein called an “Event of Default”) shall occur:

(a) if Tenant shall fail to pay any installment of the Annual Fixed Rent, or any Additional Rent, or any part thereof, when the same shall become due and payable and such failure shall continue for five (5) days after notice thereof from Landlord to Tenant (provided that if Tenant shall have failed to pay any such installment or other charge or portion thereof when the same becomes due and payable two times during any Lease Year and Landlord shall in each case have given Tenant notice of such failure, then after such second time it shall be an Event of Default in the event Tenant thereafter during such Lease Year fails to pay any such installment or other charge or portion thereof on the date the same becomes due and payable, without notice (or, in the case of other charges which are payable on or subsequent to demand, further notice) from Landlord); or

(b) if the Premises shall become abandoned, meaning that Tenant has deserted the Premises without the intention to return, and has ceased to maintain or protect the same; or

(c) if Tenant’s interest in this Lease shall devolve upon or pass to any person or entity, whether by operation of law or otherwise, and whether directly or indirectly, except as expressly permitted by Article 13 hereof, or

(d) if Tenant shall fail to perform or observe any term, covenant, or condition of this Lease (other than those specifically referred to in subparagraph (a) or (c) of this Section) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or, if said default is curable but shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure said default within thirty (30) days after receipt of notice thereof and/or fail continuously to prosecute the curing of the same to completion with due diligence, and in any event within such period of time as will prevent Landlord from being subjected to the risk of criminal liability or termination of any Underlying Lease or foreclosure of any mortgage; or

(e) if the estate hereby created shall be taken on execution or by other process of law; or

(f) (i) if Tenant shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(ii) if Tenant shall commence or institute any case, proceeding or other action (x) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(iii) if Tenant shall make a general assignment for the benefit of creditors; or

(iv) if any case, proceeding or other action shall be commenced or instituted against Tenant (x) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding- up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which either (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (2) remains undismissed for a period of ninety (90) days; or

(v) if any case, proceeding or other action shall be commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(vi) if Tenant shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (ii), (iii), (iv) or (v) above; or

(vii) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or effectively stayed within seven (7) Operating Days.

(g) If any event described in section 19.1(f) shall occur with respect to Guarantor.

19.2 TERMINATION.

(a) (i) If an Event of Default described in Section 19.1(f) or (g) hereof shall occur, or

(ii) if an Event of Default described in Sections 19.1(a),(b),(c),(d) or (e) shall occur and Landlord, at any time thereafter, at its option gives written notice to Tenant stating that this Lease and the Lease Term shall expire and terminate on the date specified in such notice, which date shall not be less than five (5) days after the giving of such notice, then this Lease and the Lease Term and all rights of Tenant under this Lease shall expire and terminate, as of the date on which the Event of Default described in clause (i) above occurred, or the date specified in the notice given pursuant to clause (ii) above, as the case may be, were the date herein definitely fixed for the expiration of the Lease Term (except that Tenant shall continue to be liable as hereinafter provided) and Tenant immediately shall quit and surrender the Premises.

(b) Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 19.1(f) hereof, or by federal or state statute, then, following the expiration of any such stay, or if Tenant, or Tenant as debtor-in-possession or the trustee appointed in any such proceeding (being collectively referred to as “Tenant” only for the purposes of paragraphs (b) and (c) of this Section 19.2) shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or, if Tenant shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) days notice to Tenant and upon the expiration of said five (5) day period this Lease shall cease and expire as aforesaid and Tenant shall immediately quit and surrender the Premises as aforesaid. Upon the termination of this Lease provided above, Landlord, without notice, may re-enter and repossess the Premises using such force for that purpose as may be necessary without being liable to indictment, prosecution or damages therefor and may dispossess Tenant by summary proceedings or otherwise.

(c) For the purposes of the preceding paragraph (b), adequate protection of Landlord’s right, title and interest in and to the Premises, and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, shall include, without limitation, the following requirements:

(i) that Tenant comply with all of its obligations under this Lease;

(ii) that Tenant pay to Landlord, on the first day of each month occurring subsequent to the entry of such order, or the effective date of such stay, a sum equal to the amount by which the Premises diminished in value during the immediately preceding monthly period, but, in no event, an amount which is less than the aggregate rent payable for such monthly period;

(iii) that Tenant continue to use the Premises in the manner required by this Lease;

(iv) that Landlord be permitted to supervise the performance of Tenant’s obligations under this Lease;

(v) that Tenant pay to Landlord within thirty (30) days after entry of such order or the effective date of such stay, as partial adequate protection against future diminution in value of the Premises and adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, an additional security deposit in an amount acceptable to Landlord, which in no event shall be less than the equivalent of six (6) months of Annual Fixed Rent;

(vi) that Tenant has and will continue to have unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that sufficient funds will be available to fulfill the obligations of Tenant under this Lease;

(vii) that if Tenant assumes this Lease and proposes to assign the same (pursuant to Title 11 U.S.C. § 365, or as the same may be amended) to any person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to such court having competent jurisdiction over Tenant’s estate, then notice of such proposed assignment, setting forth (x) the name and address of such person, (y) all of the terms and conditions of such offer and (z) the adequate assurance to be provided Landlord to assure such person’s future performance under this Lease, including, without limitation, the assurances referred to in Title 11 U.S.C. § 365(b)(3), as it may be amended, shall be given to Landlord by Tenant no later than thirty (30) days after receipt by Tenant of such offer, but in any event no later than ten (10) days prior to the date that Tenant shall make application to such court for authority and approval to enter into each assignment and assumption, and Landlord shall thereupon have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept, or to cause Landlord’s designee to accept, an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such person less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease; and

(viii) that if Tenant assumes this Lease and proposes to assign the same, and Landlord does not exercise its option pursuant to paragraph (vii) of this Section 19.2(c), Tenant hereby agrees that:

(A) such assignee shall have a net worth not less than the net worth of Tenant as of the Commencement Date, or such Tenant’s obligations under this Lease shall be unconditionally guaranteed by a person having a net worth equal to Tenant’s net worth as of the Commencement Date;

(B) such assignee shall not use the Premises except for general office purposes and subject to all the restrictions contained in Article 10 hereof;

(C) such assignee shall assume in writing all of the terms, covenants and conditions of this Lease; and

(D) in the event that the Annual Fixed Rent paid by such assignee is greater than the Annual Fixed Rent reserved hereunder, Tenant shall pay over to Landlord one-half of such difference; and

(E) if such assignee makes a lump-sum payment to Tenant or Tenant’s trustee for the right to assume this Lease, Tenant or Tenant’s trustee shall pay over to Landlord one-half of such payment,

(d) If, at any time, (i) Tenant shall comprise two (2) or more persons, or (ii) Tenant’s obligations under this Lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant’s interest in this Lease shall have been assigned, the word “Tenant”, as used in clause (f) of Section 19.1, shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under the Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in said clause (f) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of rent or a waiver on the part of Landlord of any rights under this Section.

(e) The provisions of subdivisions (b) through (d) of this Section 19.2 apply only in respect of the circumstances described in subsection 19.1(f) and as such are not intended to constitute modifications of any of the provisions of Article 13 except in such circumstances.

19.3 RE-ENTRY; CONTINUED LIABILITY; RELETTING.

(a) If Tenant shall default in the payment of any installment of Annual Fixed Rent or any Additional Rent on any date on which the same becomes due and payable, and if such default shall continue for five (5) days after Landlord shall have given Tenant notice of such default, or if this Lease shall be terminated pursuant to or as provided in Section 19.2, Landlord and Landlord’s agents and employees may immediately or at any time thereafter re-enter the Premises, or any part thereof in the name of the whole, either by summary dispossess proceedings or by any suitable action or proceeding at law or otherwise, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold, possess and enjoy the Premises again.

(b) If this Lease is terminated or if Landlord shall re-enter the Premises as aforesaid, or in the event of the termination of this Lease, or of re-entry, by or under any proceeding or action or any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant covenants and agrees forthwith that,

(i) the Annual Fixed Rent and Additional Rent shall become due thereupon and be paid by Tenant up to the time of such re-entry, dispossession and/or termination, together with such expenses as Landlord may incur for legal expenses, attorneys’ fees and disbursements, brokerage, and/or putting the Premises in good order, or for preparing the same for reletting;

(ii) Landlord shall use reasonable efforts to relet the Premises, provided that Tenant shall have (A) surrendered possession of the Premises to Landlord, and (B) acknowledged in writing its continuing liabilities and obligations hereunder. Landlord may relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, (but shall have no obligation to do so, except as otherwise expressly provided above) for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Lease Term, and may grant concessions or free rent;

(iii) Tenant or the legal representatives of Tenant shall also pay Landlord, as liquidated damages, and not as a penalty, for the failure of Tenant to observe and perform Tenant’s covenants herein contained, amounts equal to the Annual Fixed Rent and Additional Rent which would have been payable by Tenant had this Lease not been so terminated, or had Landlord not so reentered the Premises, such payments to be made upon the due dates therefor specified herein following such termination or re-entry and continuing until the Expiration Date; provided, however, that if Landlord shall relet the Premises (although it is under no obligation to do so), Landlord shall credit Tenant, up to the amount due from Tenant, with the net rent received by Landlord for such reletting after deducting from the first installments of such rent received the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Premises and in securing possession thereof, as well as the expenses of reletting, including, without limitation, legal expenses, attorneys’ fees and disbursements, brokerage commissions, alteration costs, value of rent concessions, and other expenses incurred for keeping the Premises in good order or for preparing the same for reletting. Landlord and Tenant agree that Landlord’s damages in the event of termination or re-entry are difficult to ascertain and that the liquidated damages provided for in this Section represent a reasonable estimate of Landlord’s damages. Any suit brought to collect the amount of the aforesaid damages for any month or months shall not prejudice in any way the rights of Landlord to collect the damages for any subsequent month or months by a similar proceeding. Nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Lease Term would have expired if it had not been so terminated under or pursuant to Section 19.2, or under any provision of law, or had Landlord not re-entered the Premises.

(c) The terms “re-enter” and “re-entry,” as used herein, are not limited to their technical legal meanings.

19.4 LIQUIDATED DAMAGES. Landlord may elect, as an alternative to the damages and charges provided for in Section 19.3, and in lieu of all other such damages thereafter accruing, to have Tenant pay the liquidated damages provided for below, which election may be made by notice given to Tenant at any time after the termination of this Lease under or pursuant to Section 19.2, above, and whether or not Landlord shall have collected any damages as hereinabove provided in Section 19.3. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice, such a sum as at the time of such notice represents the amount of the excess, if any, of (i) the discounted present value (at a discount rate equal to the U.S. Treasury obligations having a term closest to the number of years constituting the balance of the Term as of the time payment is to be made), of the Annual Fixed Rent and Additional Rent which would have been payable by Tenant under this Lease for the remainder of the Lease Term, if Tenant had fulfilled all of its obligations hereunder, over and above (ii) the discounted present value, at the same discount rate as in clause (i) of this Subsection 19.4, of the Annual Fixed Rent and Additional Rent that would be received by Landlord (after deducting all reasonably estimated costs of reletting, including, without limitation, brokerage fees, advertising, required tenant improvements and concessions and attorneys’ fees) if the Premises were relet at the time of such notice for the remainder of the Lease Term at the fair rental value thereof at the time of such notice. Landlord and Tenant agree that Landlord’s damages in the event of termination or re-entry are difficult to ascertain, and that the liquidated damages provided for in this Section represent a reasonable estimate of Landlord’s damages.

For the purposes of this Article, if Landlord elects to require Tenant to pay liquidated damages in accordance with this Section 19.4, (a) the total rent shall be computed by assuming Tenant’s Share of the Excess Operating Expenses under Article 6 to be the same as were payable for the twelve (12) calendar months (or if fewer than twelve calendar months shall have elapsed since the date hereof, for the partial year, but annualized) immediately preceding such termination or re-entry, and (b) if the Premises or any part thereof shall have been relet by Landlord for the unexpired portion of the Lease Term, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent received upon such reletting shall be prima facie evidence of the fair rental value of the Premises, or part thereof, so relet during the term of such reletting.

19.5 RIGHTS IN THE EVENT OF TENANT’S BANKRUPTCY. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain, in proceedings for the termination of this Lease by reason of bankruptcy or insolvency, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

19.6 WAIVER OF REDEMPTION, ETC.

(a) Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease or expiration of the Lease Term in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall reenter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the Lease Term after having been dispossessed or ejected therefrom by process of law, or otherwise.

(b) If Tenant is in arrears in the payment of Annual Fixed Rent or Additional Rent, Tenant waives its right, if any, to designate the item against which any payments made by Tenant are to be credited and Tenant agrees that Landlord may apply any payment made by Tenant to any items as Landlord may see fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payment shall be credited.

(c) Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant and Tenant’s use or occupancy of the Premises or any other claim (other than claim for personal injuries or property damage, or any other compulsory counterclaim for which a jury trial is permitted). It is further mutually agreed that if Landlord commences any summary proceedings for non-payment of rent, Tenant will not interpose and does hereby waive the right to interpose any counterclaim of whatever nature or description in such proceeding, except for any compulsory counterclaim. If Tenant asserts any affirmative claims against Landlord in a separate proceeding, Tenant agrees that it will not move or otherwise attempt to consolidate the separate actions or otherwise preclude Landlord’s claim for possession from being governed by the Uniform Summary Process Rules and the expedited procedure provided by such Rules, but the parties shall abide by any final, non-appealable court order requiring consolidation of separate actions.

19.7 ADDITIONAL RIGHTS OF LANDLORD.

(a) In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right to seek an injunction. The remedies to which Landlord may resort under this Lease are cumulative and are not intended to be exclusive of any other remedies to which Landlord may be lawfully entitled at any time and Landlord may invoke any remedies allowed at law or in equity as if specific remedies were not provided for herein.

(b) If this Lease shall terminate under or pursuant to Section 19.2, or if Landlord shall re-enter the Premises under the provisions of this Article, or in the event of the termination of this Lease, or of re-entry by or under any summary dispossess or other proceeding or action or any provision of law by reason of Tenant’s default hereunder, Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such moneys shall be credited by Landlord against any Annual Fixed Rent or Additional Rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under this Article or pursuant to law. Any such sums received by Landlord shall be for use and occupancy only, and in no way shall be relied upon to establish any type of tenancy.

19.8 LANDLORD’S DEFAULT. Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until (i) Landlord shall have failed to perform such obligations within thirty (30) days (or, if an obligation is such that it cannot be performed within thirty (30) days, Landlord shall have failed to commence with reasonable diligence performance of the same within such thirty (30) day period) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, and (ii) Tenant has given notice to all parties as required under Section 17.2 hereof and such parties have not commenced the performance of such obligations within the time provided in Section 17.2.

ARTICLE 20

MISCELLANEOUS

20.1 WAIVER. Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder.

Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant. Further, the acceptance by Landlord of Annual Fixed or Additional Rent paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates and then only to the extent of the amount of such payment. If Landlord and Tenant shall now or hereafter enter into any agreement for the renewal of this Lease at the expiration of the Lease Term, the execution of such renewal agreement between Landlord and Tenant prior to the expiration of the Lease Term shall not be considered a vested right in Tenant to such further term so as to prevent Landlord from terminating this Lease and any such extension or renewal thereof if Landlord becomes entitled so to do during the remainder of the original Lease Term; and if Landlord shall so terminate this Lease, any such renewal or extension previously entered into between Landlord and Tenant or the right of Tenant to any such renewal or extension shall also be terminated thereby. Any right herein contained on the part of Landlord to terminate this Lease shall continue during any extension or renewal hereof and any default or Event of Default which occurs and is not cured prior to the commencement of a renewal term or extension of the Lease Term shall continue as such in and during such renewal term or extension of the Lease Term.

20.2 CONSENTS. Wherever in this Lease Landlord’s consent or approval is required and Landlord has expressly agreed in writing that such consent or approval shall not be unreasonably withheld, if Landlord shall refuse such consent or approval, then, except as set forth below, Tenant in no event shall be entitled to and shall not make any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant’s sole remedy in such circumstance shall be an action or proceeding to enforce any such provision by way of specific performance, injunction or declaratory judgment, except in the event that it is determined by a court of competent jurisdiction that Landlord failed to act in good faith, in which event Landlord shall be liable for the actual money damages reasonably suffered by Tenant, provided that Tenant shall have used reasonable efforts to mitigate same. Where Landlord has not so expressly agreed in writing, it is the express intent of the parties that any such consent shall be given or required only in the sole, absolute and unfettered discretion of Landlord, and may be withheld for any reason whatsoever.

20.3 QUIET ENJOYMENT. Landlord agrees that, upon Tenant’s paying the Annual Fixed and Additional Rent herein reserved, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, Tenant shall and may peaceably hold and enjoy the Premises during the Lease Term, without interruption or disturbance from Landlord or persons claiming through or under Landlord, or by paramount or adverse title, subject, however, to the terms of this Lease and to the terms and conditions of all Underlying Leases and all mortgages which now or hereafter affect the Premises of which Tenant has been given notice, subject to the terms of any Non-Disturbance Agreements obtained from any holders of any Underlying Leases or mortgages. This covenant shall be construed as running with the Land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in the Land and Building, and this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and upon such subsequent owners and successors in interest of Landlord’s interest under this Lease, to the extent of their respective interests in the Land and Building, as and when they shall acquire same and then only for so long as they shall retain such interest.

20.4 SURRENDER.

(a) No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease; provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(b) Upon the expiration or earlier termination of the Lease Term, or upon any re-entry by Landlord of the Premises, Tenant shall quit and surrender the Premises to Landlord in good order, condition and repair, except for ordinary wear and tear, damage by fire or other casualty, if any, taking by eminent domain, if any, and other conditions requiring repair, which are not the obligation of Tenant to repair under the terms of this Lease, and Tenant shall remove all of Tenant’s Property therefrom and shall restore the Premises to the extent required under any of the other provisions of this Lease.

20.5 BROKER. Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the brokers, persons or firms designated in Section 1.2 hereof; and in the event any claim is made against Landlord by any other broker or agent alleging dealings with Tenant, Tenant shall defend Landlord against such claim, using counsel approved by Landlord, such approval not to be unreasonably withheld, and save harmless and indemnify and defend Landlord on account of any loss, cost, damage and expense (including, without limitation, attorneys’ fees and disbursements) which may be suffered or incurred by Landlord by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the brokers, persons or firms designated in Section 1.2 hereof.

20.6 INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.7 PROVISIONS BINDING, ETC. The obligations of this Lease shall run with the Land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained herein to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may hereafter give consent to a particular assignment as required by the provisions of Article 13 hereof.

20.8 RECORDING. Each party hereby agrees, at the request of the other, to execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording, (but in no event setting forth the rent or other charges payable by Tenant hereunder) and reasonably satisfactory to Landlord’s and Tenant’s attorneys. Such memorandum shall not in any circumstance be deemed to change, or be deemed a construction of this Lease, or, in the event of a conflict, control or otherwise affect any of the terms of this Lease. Tenant agrees not to record this Lease (whether directly or indirectly) or any other document related hereto other than any such memorandum. Tenant further agrees, at the request of Landlord upon the expiration or earlier termination of this Lease, to execute, acknowledge and deliver to Landlord an instrument in recordable form evidencing such expiration or termination of this Lease and the termination of the effectiveness of any memorandum thereof, in form reasonably satisfactory to Landlord.

20.9 NOTICES. Whenever, by the terms of this Lease, any notice, demand, request, approval, consent or other communication (each of which shall be referred to as a “notice”) shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, or by recognized national overnight courier, as follows:

(i) If intended for Landlord, addressed to Landlord at the Present Mailing Address of Landlord set forth on the first page of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice), Attention: John B. Hynes, III, with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Stuart A. Offner, Esq.

(ii) If intended for Tenant, addressed to Tenant at the Present Mailing Address of Tenant set forth on the first page of this Lease, with a copy to:

Peabody & Arnold LLP

50 Rowes Wharf

Boston, MA 02110

Attention: Michael J. Glazerman, Esq.

In no event shall the validity of any notice actually given to Landlord or Tenant be affected by any failure to deliver copies of such notices to counsel as hereinabove provided. Except as otherwise provided herein, all such notices shall be deemed to have been served on the date of actual receipt (in the case of hand delivery) or one (1) Operating Day after such notice shall have been deposited in the United States mails within the continental United States (in the case of mailing by registered or certified mail as aforesaid).

20.10 WHEN LEASE BECOMES BINDING. Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

20.11 HEADINGS. The Article and Section headings throughout this Lease and the Table of Contents hereof are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

20.12 SUSPENSION OF SERVICES. Landlord reserves the right to interrupt, curtail or suspend the services required to be furnished by Landlord under Section 7.3 and Exhibit D when the necessity therefor arises by reason of accident, repairs, emergency, mechanical breakdown or governmental preemption or restriction, or when required by any law, order or regulation of any Federal, State, County or municipal authority, or as the result of the making by Landlord of any additions, improvements or installations in the Building or for any cause beyond the reasonable control of Landlord. Except in the case of emergencies, Landlord agrees to give Tenant at least two (2) weeks advance notice of any of the foregoing activities which require major work in the Premises, or which would require a shut down of utilities serving the Premises. Landlord shall use reasonable diligence to complete all required repairs or other necessary work as quickly as reasonably possible so that Tenant’s inconvenience resulting therefrom may be for as short a period of time as circumstances will reasonably permit. Except as provided in Section 7.4, no diminution or abatement of rent or other compensation shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment or suspension.

20.13 RULES AND REGULATIONS.

(a) Landlord shall have the right, from time to time during the Lease Term, to make reasonable changes in, and additions to, the rules and regulations set forth in Exhibit E provided that such changes or additions are applicable to all other office tenants in the Building, and provided that Landlord gives Tenant notice of such changes and additions; and

(i) Landlord deems that such changes or additions are necessary or desirable for the safety, care or appearance of the Building or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of tenants or other occupants in the Building, and

(ii) do not unreasonably affect the conduct of Tenant’s business in the Premises.

In the case of any conflict or inconsistency between the provisions of this Lease and any of said rules and regulations as originally promulgated or as changed, the provisions of this Lease shall control. Said rules and regulations, as changed in accordance with this Section from time to time, are hereinafter called the “Rules and Regulations”. Notwithstanding the foregoing, Landlord agrees to use reasonable efforts not to enforce against Tenant any Rules and Regulations which Landlord shall not then be enforcing against a majority of other office tenants in the Building.

(b) The right to dispute the reasonableness of any change in the Rules and Regulations upon Tenant’s part shall be deemed waived unless the same is asserted by service of a notice upon Landlord within thirty (30) days after notice is given to Tenant of the adoption of any such change.

(c) Nothing in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant. Landlord shall not be liable to Tenant for violation of the Rules and Regulations or of any other lease by other tenants or occupants of the Building, or their servants, agents, visitors or licensees.

20.14 TENANT’S SET-OFF RIGHT. If any sum is actually due and payable to Tenant by Landlord in accordance with the provisions of this Lease, and either (i) Landlord has agreed in writing that such sum is actually due and payable to Tenant, or (ii) a court has determined that such sum is actually due and payable to Tenant, and Landlord fails to pay such sum to Tenant within thirty (30) days after receipt of written notice from Tenant of Landlord’s failure to pay, (which such notice shall include the advice that failure by Landlord to respond may result in Tenant’s having a right of offset against the Annual Fixed Rent otherwise due and payable hereunder) then Tenant shall have the right to offset against the next payments of Annual Fixed Rent due hereunder the amount which Landlord has so failed to pay, together with interest thereon at the Lease Interest Rate from the date which is thirty (30) days after receipt of written notice from Tenant of Landlord’s failure to pay, until paid by Landlord.

20.15 ESTOPPEL CERTIFICATES. Each party hereto covenants and agrees, at any time and from time to time, as reasonably requested by the other party, upon not less than ten (10) days’ prior notice, to execute, acknowledge and deliver to the other a statement in writing certifying that this Lease is unmodified and, if such be the case, in full force and effect (or if there have been modifications, that the same is in full force and effect, if such be the case, as modified and stating the date of each such modification), certifying the dates to which the Annual Fixed Rent and Additional Rent and other charges, if any, have been paid, and stating whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing. The form of the estoppel certificate to be provided by Tenant is attached hereto as Exhibit K, with such reasonable modifications as may be requested by Landlord’s potential lender or purchaser.

20.16 SELF-HELP.

(a) If Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease then Landlord, may, but shall not be obligated so to do, after notice to and demand upon Tenant and the expiration of the applicable grace period, or without notice to or demand upon Tenant (or such reduced notice as may be reasonable in the circumstances) in the case of any emergency, and without waiving or releasing Tenant from any obligations of Tenant in this Lease contained, make such payment or perform such act which Tenant is obligated to make or perform under this Lease in such manner and to such extent as Landlord shall determine, and, in exercising any such rights, pay any reasonably necessary and incidental costs and expenses, employ counsel and incur and pay reasonable attorneys’ fees. All sums so paid by Landlord and all reasonable and necessary costs and expenses of Landlord incidental thereto, together with interest thereon at the Lease Interest Rate, shall be deemed to be Additional Rent and, except as otherwise in this Lease expressly provided, shall be payable to Landlord on demand, and Tenant covenants to pay any such sum or sums with interest as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Annual Fixed Rent.

(b) If a condition described in Section 7.4 shall exist which materially and adversely affects Tenant’s ability to conduct business in any critical area of the Premises (such as the trading floor, computer room, or executive management floor or floors), which remains uncured for more than four (4) hours after notice from Tenant, Tenant may take such action as is reasonably required to cause the condition to be cured, whereupon Landlord shall be relieved of the responsibility for curing such condition. In any such case, Tenant shall indemnify Landlord from and against all loss, cost and expense incurred by Landlord with respect to any damage to the Building or any portion thereof caused by Tenant’s cure of actions hereunder. If Tenant takes action to cure any condition in accordance with this Subsection 20.16(b), Tenant shall promptly notify Landlord of the action taken by Tenant to effect such cure, and Landlord shall reimburse Tenant for the reasonable out of pocket third party costs incurred by Tenant in performing such cure. The costs so reimbursed by Landlord to Tenant shall be included in Operating Expenses.

(c) In the event of an emergency, where an act is required to be performed in order to avoid injury to persons or material damage to the Premises or the Building, either party shall have the right of self-help, without formal notice or demand, except that in emergency situations, either party shall attempt to communicate with the other party’s designated representatives in person or by telephone to alert such party to the emergency condition. The party who should have performed the cure of the emergency condition shall reimburse the other for the reasonable out of pocket third party costs incurred by the party performing such cure. The costs so reimbursed by Landlord to Tenant shall be included in Operating Expenses.

(d) In all cases, the right of self-help provided for in this Section 20.16 shall be carefully and judiciously exercised, it being agreed that whenever possible, the party initially responsible for taking any action shall be given reasonable and sufficient opportunity to do so, in order to avoid any conflict with respect to whether or not self-help should have been exercised, or with respect to the reasonableness of the expenses incurred.

20.17 HOLDING OVER. Any holding over by Tenant after the expiration of the Lease Term shall, under no circumstances, give rise to any type of tenancy. Any payments by Tenant after the expiration of the Lease Term shall be for use and occupancy only, shall in no way be relied upon to establish any type of tenancy, and shall be considered to be liquidated damages and not a penalty. Such payments shall be due from Tenant at the greater of the Applicable Holdover Percentage (as defined below) of (i) the Annual Fixed Rent and at the full amount of the Additional Rent provided for herein immediately prior to such expiration, or (ii) the Fair Market Rent. Tenant’s occupancy shall otherwise be on the terms and conditions set forth in this Lease, as far as applicable. The “Applicable Holdover Percentage” shall be one hundred fifty (150%) percent for the first six months of such holding over, and two hundred (200%) percent for any time thereafter. Landlord waives no rights against Tenant by reason of accepting any holding over by Tenant, including without limitation the right to terminate such tenancy as provided by law at any time after the expiration of the Lease Term, or the right to obtain possession of the Premises, and any right to damages in the event that Tenant’s holding over causes Landlord to suffer any loss. Notwithstanding the foregoing however, Landlord specifically agrees to stay the execution of any court order providing for delivery of possession of the Premises to Landlord until the expiration of the first nine (9) months of any such holdover. Landlord also specifically agrees to waive the right to claim such actual damages in excess of the Applicable Holdover Percentage of Annual Fixed Rent and Additional Rent or Fair Market Rent, as the case may be, solely with respect to the first nine (9) months of any such holdover, Landlord and Tenant agreeing that Landlord’s damages in the event of a holding over by Tenant after the expiration of the Lease Term are difficult to ascertain, and that the provisions of this Section 20.17 reflect a reasonable estimate of Landlord’s damages. From and after the expiration of such nine (9) month period, actual damages may be recovered in addition to the Applicable Holdover Percentage of Annual Fixed Rent and Additional Rent, or Fair Market Rent, as the case may be, including any damages accruing from and after the expiration of such nine (9) month period relating to any loss, cost or damage, whether first incurred prior to the expiration of such period or thereafter. Nothing in this Section 20.17 shall be deemed to imply any right of Tenant to stay in the Premises after the expiration of the Lease Term.

20.18 COUNTERPARTS. This Lease may be executed in several counterparts, each of which shall be deemed an original, and such counterparts together shall constitute but one and the same instrument.

20.19 ENTIRE AGREEMENT. This Lease (including the Exhibits attached hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

20.20 NO PARTNERSHIP. The relationship of the parties hereto is that of landlord and tenant and no partnership, joint venture or participation is hereby created.

20.21 GUARANTY.

(a) Simultaneously with the execution of this Lease, State Street Corporation (“Guarantor”) has executed a Guaranty (the “Guaranty”) in the form attached hereto as Exhibit I, of all of Tenant’s obligations under this Lease, including, without limitation, Tenant’s obligation to purchase the Land and Building in accordance with and in the circumstances provided in Article 24 hereto.

(b) During the Lease Term, and any extensions or renewals thereof, and thereafter so long as Tenant is in occupancy of any part of the Premises, the Guaranty shall remain in full force and effect and Landlord shall hold the Guaranty as security for the performance of Tenant’s obligations hereunder. If Tenant defaults in respect of the performance of any of Tenant’s obligations hereunder, including but not limited to the payment of Annual Fixed Rent or Additional Rent, Landlord shall have the right from time to time, without notice and without prejudice to any other remedy Landlord may have on account thereof, to call upon Guarantor to make good on the Guaranty, and may apply any funds so received from Guarantor to Landlord’s damages arising from, or to cure any such default, whether such damages or deficiency accrue before or after summary proceedings or other reentry by Landlord. If Landlord conveys Landlord’s interest under this Lease, the Guaranty shall be turned over and assigned by Landlord to Landlord’s grantee. From and after any such transfer or assignment, Tenant agrees to look solely to such grantee for release of the Guaranty. Failure at any time during the Lease Term and any extensions or renewals for the Guaranty to be in full force and effect shall constitute a default by Tenant under this Lease.

20.22 FINANCIAL STATEMENTS.

(a) Tenant represents and warrants to Landlord that (i) the financial statements of Tenant heretofore delivered to Landlord are true and correct and fairly reflect the financial condition and results of operation of Tenant and (ii) as of the date of this Lease, there has been no material adverse change in the condition, financial or otherwise, of Tenant from the date of such financial statements which could affect Tenant’s ability to perform its obligations hereunder.

(b) During the Lease Term, at any time, and from time to time upon Landlord’s request, Tenant shall deliver to Landlord a copy of Tenant’s financial statements for Tenant’s fiscal year just ended, if the same are otherwise prepared and are available to Tenant. Landlord acknowledges that the same may not be certified by an independent certified public accountant and may be only internal statements for Tenant’s use. If and only during any time that the results of Tenant’s operations are consolidated with those of Guarantor and separate financial statements of Tenant (including even uncertified internal statements) are not separately available, then Tenant shall not be required to provide separate financial statements for Tenant so long as the same are provided for Guarantor.

(c) During the Lease Term, within ninety (90) days following the end of Guarantor’s fiscal year, Tenant shall deliver to Landlord a copy of Guarantor’s financial statements for Guarantor’s fiscal year just ended, certified by an independent certified public accountant as presenting fairly, in all material respects, the financial condition of Guarantor and the results of its operations in accordance with generally accepted accounting principles, except that during any time that Guarantor is a company whose stock is publicly traded on a recognized national securities exchange, Tenant shall deliver to Landlord a copy of Guarantor’s annual report in the form delivered to the general public, as soon as such annual report is publicly available, and in such event the same shall satisfy Tenant’s obligation to deliver financial statements of Guarantor as required by this Section 20.22(c).

20.23 GOVERNING LAW. This Lease shall be governed by the laws of the Commonwealth of Massachusetts applicable to agreements made and to be wholly performed within the Commonwealth, as the same may from time to time exist.

20.24 NAME OF BUILDING; SIGNAGE.

(a) Provided that, and only during such time as, (i) Tenant or an Affiliate of Tenant is leasing at least Five Hundred Thousand (500,000) Rentable Square Feet in the Building (or in lieu of the foregoing if Tenant or an Affiliate of Tenant leases less than Five Hundred Thousand (500,000) Rentable Square Feet in the Building, Tenant and its Affiliates lease more space in the Building than any other tenant or subtenant in the Building), and (ii) so long as no Event of Default has occurred and is continuing, Tenant or such Affiliate shall be granted the right to require Landlord to name the Building such name as Tenant selects to identify Guarantor (or any successor in interest of Guarantor) or any Affiliate of Tenant or Guarantor or the business conducted by them or any of them at the Premises, or, upon at least sixty (60) days prior written notice to Landlord, such other name as may be designated by Tenant to correspond with the name of Guarantor (or any successor in interest of Guarantor) or any Affiliate of Tenant or Guarantor. Any name other than the name of Guarantor (or any successor in interest of Guarantor) or any Affiliate of Tenant or Guarantor shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(b) Provided that, and only during such time as, (i) Tenant is leasing at least Five Hundred Thousand (500,000) Rentable Square Feet in the Building, and (ii) so long as no Event of Default has occurred and is continuing, Tenant or such Affiliate shall be granted the right to install, exclusive of any other tenant in the Building, prominent identification signage on the exterior of the Tower portion of the Building, subject to any applicable requirements of the City of Boston.

(c) Provided that, and only during such time as, (i) Tenant is leasing at least Three Hundred Thousand (300,000) Rentable Square Feet in the Building, and (ii) no Event of Default has occurred and is continuing, Tenant or such Affiliate shall be granted the right to install prominent identification signage in the Building’s lobbies; except that if Tenant is leasing less than Three Hundred Thousand (300,000) Rentable Square Feet in the Building, Tenant shall nevertheless be granted the right to install identification signage equal to that provided to any other tenant in the Building leasing a reasonably equivalent amount of space.

(d) If the name under which Tenant, Guarantor (or any successor in interest of Guarantor), or an Affiliate of Tenant or Guarantor conducts its business shall change, then to the extent that Tenant is permitted to install identification signage either on the exterior or interior of the Building, Tenant may revise the signage to reflect the new name under which Tenant, Guarantor (or any successor in interest of Guarantor), or an Affiliate of Tenant or Guarantor conducts its business, provided that Tenant shall repair all damage to the Building caused by such change in signage, including, without limitation, removing any markings or discoloration on the Building remaining after the removal or change in signage.

(e) The design, size and location of all such signage, and any alterations or revisions thereto which Tenant shall desire to make during the Lease Term, shall be subject to prior written approval by Landlord, which Landlord shall not unreasonably withhold, delay or condition.

(f) Tenant, at Tenant’s sole cost and expense, shall obtain any permits required for the installation, maintenance or repair of all such signage from the City of Boston and all other regulatory bodies. Tenant shall be solely responsible for the cost of installation, maintenance and repair of all such signage.

(g) At all times, Tenant shall keep all of Tenant’s signs well lit (if lighting shall have been approved by Landlord), maintained in good condition and repair, and current in appearance and design, and appropriate to a first-class office building in the Boston Central Business District. At any time after the tenth Lease Anniversary Date, and thereafter, not more frequently than at ten year intervals, Landlord may require Tenant to modernize or update the signage, if Landlord determines in its reasonable discretion that the signage (either interior or exterior or both) is not consistent with the standards for signage in comparable first-class office buildings in the Boston Central Business District. Promptly after such request, Tenant shall cause a more modern design to be prepared and submitted to Landlord for its approval, which approval shall not be unreasonably withheld, delayed or conditioned, and after obtaining such approval, Tenant shall cause the updated signage to be installed, and thereafter maintained as required herein. If the then existing signage shall have the benefit of any valid non-conforming use protection (as to the availability of signage, the size of the sign, illumination or similar matters) which would be lost in connection with any such update, and changes thereto to modernize the signage would cause Tenant to lose the benefit of such “grandfather” protection, Tenant shall not be required to change the signage in a way which would lose the benefit of such protection. To the extent that modernizing the signage would remove the grandfather protection, Tenant shall modernize the sign to the extent that can reasonably be accomplished without removing the grandfather protection.

(h) Subject to the provisions of this Section 20.24, Landlord shall have the right to grant to other tenants in the Building signage rights such as, but not limited to, signage rights in the Main Lobby of the Building, outside the entrances to the Building, or located on sign monuments within or without the Building, if any, or signs for retail tenants.

(i) Upon the expiration or earlier termination of this Lease, or if an Event of Default has occurred and is continuing, Tenant shall remove all of its signs from the interior and exterior of the Building, and shall repair any damage caused to the Building by such removal, including, without limitation, removing or restoring any remaining markings or discoloration on the Building remaining after the removal of such signage.

(j) Tenant shall be entitled to space in the Building’s Main Lobby computerized directory for listing names of Tenant, Tenant’s divisions, Tenant’s officers and certain designated employees, Tenant’s Affiliates, and sublessees or assignees permitted in accordance with Article 13, a list of which will be provided by Tenant to Landlord and shall be revised periodically.

20.25 DEEMED APPROVAL. Whenever, by the terms of this Lease, consent or approval of either Landlord or Tenant is required, and such party is deemed to have consented to any requested action or condition unless such party shall have responded within the period specified in the appropriate Section of this Lease, no such consent or approval shall be deemed to have been given unless the notice requesting such approval shall have set forth, in a manner reasonably evident to the recipient, that failure to respond within the specified period of time would constitute approval of the requested action or condition.

20.26 TENANT’S SECURITY SYSTEM. Tenant shall have the right to install its own security system in the building, the specifications of which shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, delayed or conditioned. Except as to Secure Areas, Tenant shall provide Landlord with all codes, passwords, etc. necessary in order for Landlord to have free and unobstructed access to the Premises.

20.27 STORAGE SPACE. Tenant shall have the right to occupy approximately 15,000 square feet of space on the lower level of the Building as identified on Exhibit B-1 hereto (the “Storage Space”) to be used for storage in connection with Tenant’s business. The term with respect to the Storage Space shall commence on the date on which Landlord makes the Storage Space available to Tenant (the “Storage Space Commencement Date”) and shall terminate on the Expiration Date. Tenant shall not pay any Fixed Annual Rent for the use of the Storage Space, but except as otherwise provided in this Section 20.27, all of the other provisions of this Lease shall apply as if the Storage Space were a part of the Premises, except that the Storage Space shall not be included in the calculation of Rentable Square Feet for the purpose of determining Tenant’s Share. Tenant shall pay to Landlord as an additional charge for electricity supplied to the Storage Space, an amount determined in accordance with Article 16 of this Lease; provided, however, that if the Storage Space is not separately metered, then such charge shall be equal to Landlord’s actual costs of providing electricity to the Storage Space, as reasonably allocated by Landlord based on a submeter or other reasonable allocation. Landlord shall not be required to provide any services (such as, without limitation, cleaning) to the Storage Space, and the Storage Space shall not be included in calculating Tenant’s Share. Tenant shall accept the Storage Space in its “as is” condition. Tenant shall be permitted to make alterations to the Storage Space at Tenant’s sole expense, subject to the conditions set forth in Article 8 of this Lease, provided that Tenant shall remove any such alterations as directed by Landlord at the termination of this Lease, to the extent that Landlord so requires in accordance with Article 8. Tenant’s right to occupy the Storage Space hereunder is a license otherwise upon the same terms and conditions set forth in this Lease, revocable by Landlord at any time upon the occurrence of an Event of a Default by Tenant under the terms of this Lease, and shall not be construed to be a lease of such space.

20.28 RETAIL TENANT APPROVAL. If any portion of the Retail Space is deleted from the Premises pursuant to the IP Extension Deletion Option contained in Section 3.3.6 or the Minimum Area Deletion Option contained in Section 3.3.8, or recapture pursuant to Article 13, and if Landlord shall desire to lease any portion of the Retail Space, Landlord shall submit to Tenant a notice (the “Retail Tenant Notice”) containing the name and address of the proposed tenant (a “Retail Tenant”) and a brief description of the Retail Tenant’s business. Tenant shall have the right to consent to the Retail Tenant, which Tenant shall not unreasonably withhold or delay. Within ten (10) Operating Days after Tenant’s receipt of the Retail Tenant Notice, Tenant shall notify Landlord in writing whether or not Tenant approves of the proposed Retail Tenant. If Tenant fails to respond to Landlord within such ten (10) Operating Day period, then Tenant shall be deemed to have consented to the same. If Tenant disapproves of the lease to such proposed Retail Tenant, Tenant shall set forth in reasonable detail Tenant’s reasons therefor in its notice to Landlord disapproving the proposed Retail Tenant. It shall not be unreasonable for Tenant to withhold its consent to a proposed Retail Tenant if the proposed Retail Tenant would be a Competitor (as defined below) of Tenant. A “Competitor” of Tenant shall mean an entity primarily engaged in the provision of financial services. A retail branch of a full service bank, and an ATM machine or machines (which may, but are not required to be, associated with the full service bank), are specifically permitted to be tenants in the Building, provided that Tenant shall have the right to approve the identity of the bank and the identity of the operator of the ATM machine or machines, which approval shall not be unreasonably withheld or delayed.

20.29 TENANT’S OPTION TO PROVIDE SERVICES. If Tenant is dissatisfied with the cleaning services (as required by Exhibit D and the attachments thereto (the “Cleaning Services”) being provided by Landlord to the Premises, Tenant shall notify Landlord of Tenant’s dissatisfaction, setting forth in reasonable detail the reasons for such dissatisfaction, and how the same are not comparable to Cleaning Services being provided in other first class office buildings in the Boston Central Business District. If, following such notice, the reasons for Tenant’s dissatisfaction shall not have been cured to Tenant’s reasonable satisfaction within sixty (60) days after such notice, then Tenant shall have the right to assume, on the sixtieth (60th) day following the expiration of such sixty (60) day notice period, the obligation to provide Cleaning Services to the Premises. Any party or parties employed by Tenant to render Cleaning Services to the Premises shall cooperate reasonably with Landlord’s personnel providing Cleaning Services to other portions of the Building, and shall comply with the reasonable Rules and Regulations with respect to the rendering of such Cleaning Services as Landlord may from time to time adopt. Thereafter, Landlord shall have no obligation to provide Cleaning Services to the Premises.

ARTICLE 21

OPTION TO EXTEND

21.1 TENANT’S OPTION. Provided that, at the time of each such exercise, (i) there then exists no Event of Default, or condition or state of facts which with the passage of time or giving of notice, or both, would constitute an Event of Default, and (ii) this Lease is then in full force and effect, Tenant shall have the right and option to extend the Lease Term for two (2) extended terms of ten (10) years each (an “Extended Term” or respectively, the “First Extended Term” and “Second Extended Term”). Each Extended Term shall commence on the day immediately succeeding the Expiration Date of the initial Lease Term or the Extended Term, as the case may be, and shall end on the day immediately preceding the tenth (10th) anniversary of the first (1st) day of the Extended Term. Tenant shall exercise each such option to extend by giving notice to Landlord of its desire to do so not later than twenty-four (24) months prior to the Expiration Date of the initial Lease Term or the preceding Extended Term, as the case may be. The giving of such notice by Tenant shall automatically extend the Lease Term for the applicable Extended Term, and no instrument of renewal need be executed. In the event that Tenant fails to give such notice to Landlord, except as provided in Article 23, this Lease shall automatically terminate at the end of the Term then in effect, and Tenant shall have no further option to extend the Lease Term, it being agreed that time is of the essence with respect to the giving of such notice. The Extended Term shall be on all the terms and conditions of this Lease, except that the Annual Fixed Rent for the Extended Terms shall be determined pursuant to Sections 21.2 and 21.3 below, and during any Extended Term, the provisions of this Section 21.1 shall be effective with respect to subsequent Extended Terms only to the extent of the remaining number of the two (2) options set forth above (i.e., after exercise of the first option to extend, during that Extended Term, only one (1) option to similarly extend shall survive). In no event or under any circumstance shall the options to extend as provided in this Article 21 be interpreted to give Tenant the option to extend beyond that point in time which is twenty (20) years following the Expiration Date of the original Lease Term.

21.2 EXTENDED TERM RENT. The Annual Fixed Rent for the Extended Terms shall be as follows:

(a) The Annual Fixed Rent for the First Extended Term shall be ninety-five (95%) percent of the Fair Market Rent (as hereinafter defined) for the Premises, as of the commencement of the First Extended Term.

(b) The Annual Fixed Rent for the Second Extended Term shall be one hundred (100%) percent of the Fair Market Rent (as hereinafter defined) for the Premises, as of the commencement of the Second Extended Term.

Tenant shall in all events pay, as Additional Rent, Tenant’s Share of the Tax Expenses and Excess Operating Expenses in accordance with Article 6 of this Lease, except that the Base Operating Expenses shall mean the actual Operating Expenses for the Operating Year in which such Extended Term commences.

21.3 FAIR MARKET RENT. Not earlier than thirty (30) months prior to the expiration of the initial Lease Term or an applicable Extended Term, as the case may be, at the request of either party, the parties shall commence good faith negotiations to determine the Fair Market Rent (as defined below) which would be applicable for the Premises for the next Extended Term. Failure to reach agreement on the Fair Market Rent which would be applicable to the Premises for the next Extended Term shall not postpone or delay the time within which Tenant must exercise its option to extend the Lease Term. If in accordance with the provisions of Article 23 Tenant shall have elected to lease the Garage, then the Fair Market Rent for the Garage shall be determined pursuant to Section 23.5.

If, pursuant to the provisions of Section 21.1 hereof, Tenant has validly exercised an option to extend the initial Lease Term or an applicable Extended Term, as the case may be, then, for purposes of establishing the Annual Fixed Rent payable by Tenant during the applicable Extended Term under the provisions of Section 21.2 hereof, the term “Fair Market Rent” shall mean the fair market rental value per annum for the Premises, as of the commencement of the applicable Extended Term, determined as follows:

(a) If Tenant has validly exercised an option to extend the initial Lease Term or an applicable Extended Term, as the case may be, and if Landlord and Tenant fail to reach agreement not later than twelve (12) months prior to the expiration of the Initial Term or the first

Extended Term, as the case may be, on the determination of the Fair Market Rent to be paid by Tenant for the Premises during an Extended Term, then either Landlord or Tenant (the “Initiating Party”) shall initiate the proceedings for such determination by notice to the other, and by designating in such notice the name and address of a commercial real estate broker, consultant or appraiser willing to act in such determination, having at least ten (10) years’ experience as an appraiser or real estate broker in the leasing of first-class office space in the Boston Central Business District (hereinafter called a “Qualified Appraiser”). Within thirty (30) days after receipt by the other party (the “Responding Party”) of such notice, the Responding Party, by notice given to the Initiating Party, shall designate the name and address of another Qualified Appraiser willing so to act in such determination. If the Responding Party shall fail, neglect or refuse within said 30-day period to designate another Qualified Appraiser willing so to act, the Qualified Appraiser designated by the Initiating Party shall alone conduct the determination of the Fair Market Rent for the Premises during an Extended Term. If two Qualified Appraisers have been designated as aforesaid, such two Qualified Appraisers shall appoint an additional Qualified Appraiser (the “Third Qualified Appraiser”), who shall be independent and who is willing so to act in such determination, and notice of such designation shall be given both to the Initiating Party and to the Responding Party. If the two Qualified Appraisers do not, within a period of thirty (30) days after the appointment of the latter of them, agree upon and designate a Third Qualified Appraiser willing so to act, either Qualified Appraiser previously designated may request the Boston Office of the American Arbitration Association (or any successor thereto, or if the same shall not exist, by application to a court of competent jurisdiction) to designate a Third Qualified Appraiser willing so to act and a Third Qualified Appraiser so appointed shall, for all purposes, have the same standing and powers as though the Third Qualified Appraiser had been seasonably appointed by the Qualified Appraisers first appointed. In case of the inability or refusal to serve of any person designated as a Qualified Appraiser, or in case any Qualified Appraiser for any reason ceases to be such, a Qualified Appraiser to fill such vacancy shall be appointed by the Initiating Party, Responding Party, the Qualified Appraisers first appointed or the Boston Office of the American Arbitration Association, as the case may be, whichever made the original appointment, or, if the party which made the original appointment fails to fill such vacancy, upon application of any Qualified Appraiser who continues to act or by the Initiating Party, or the Responding Party to the Boston Office of the American Arbitration Association (or any successor thereto, or if the same shall not exist, by application to a court of competent jurisdiction), and any Qualified Appraiser so appointed to fill such vacancy shall have the same standing and powers as though appointed originally.

(b) The resulting board of Qualified Appraisers, forthwith upon their appointment, shall (i) hear the parties to this Lease and their respective witnesses, (ii) examine the records relating to the Building and such other documents and records as may, in their judgment, be necessary and (iii) determine the Fair Market Rent for the Premises to become applicable during an Extended Term. The parties shall produce such records and documents as the Qualified Appraisers may reasonably request in order to determine the fair market rental of the Premises. In determining the Fair Market Rent for the Premises during an Extended Term, the board of Qualified Appraisers shall take into account all factors relevant to determination of a fair market rental value of the Premises on the basis of a long-term lease, including but not limited to any advantage or disadvantage to Tenant or to Landlord in connection with the following factors:

(A) The Qualified Appraisers shall ignore any increase in value to the Premises created by Tenant’s Work or Alterations to the Premises, and the Premises shall be deemed to contain a new “building standard” tenant installation which would be the “building standard” for comparable space for lease in first class office buildings in the Boston Central Business District, and the actual configuration of the Premises shall not be considered in determining the Fair Market Rent;

(B) The size of the Premises, including any premium or discount relevant to the market for such space and the availability of the same;

(C) Then current arms-length negotiated rentals, including inducements and allowances, being charged to new (or renewal) tenants for renewals and extensions which do not have pre-negotiated or limited contract rents for comparable space in first class office buildings in the Boston Central Business District;

(D) Neither party shall be deemed to be under any compulsion to rent or lease space;

(E) The fact that the Extended Term shall provide for Base Operating Expenses equal to the Operating Expenses for the Operating Year in which occurs the first day of the applicable Extended Term.

(c) If, pursuant to the preceding provisions, there is only one Qualified Appraiser, a determination of Fair Market Rent for the Premises by such sole Qualified Appraiser shall be final and binding upon the parties. Where, however, there exists a board of three Qualified Appraisers, as is contemplated hereby, then the Fair Market Rent for the Premises shall be determined separately and independently by each of the first two Qualified Appraisers (such determinations being hereinafter referred to, individually, as an “Appraisal” and, collectively, as the “Appraisals”). Each such appraisal shall set forth the Fair Market Rent in detail.

(i) If such Appraisals vary from each other by 10% or less, then the arithmetic average of such two Appraisals shall constitute the Fair Market Rent for the Premises during an Extended Term.

(ii) If such Appraisals vary by more than 10%, then within ten (10) days after submission of both Appraisals, the Third Qualified Appraiser shall select one of such two Appraisals, and such selected Appraisal shall, in its entirety and without regard to the other Appraisal, constitute the Fair Market Rent for the Premises during an Extended Term. In making his selection, in no event shall the Third Qualified Appraiser have any power to amend, modify, compromise, average or blend either of the first two Appraisals, it being the intent of Landlord and Tenant that the Third Qualified Appraiser shall simply select the one of such two Appraisals which, in the judgment of the Third

Qualified Appraiser, most accurately and fairly defines the fair market rental value of the Premises based on the conditions hereinabove set forth.

(d) Each of Landlord and Tenant shall pay the costs and fees of the Qualified Appraiser chosen by it, and Landlord and Tenant shall share the costs and fees of the Third Qualified Appraiser. Each of Landlord and Tenant shall pay the legal fees and expenses of their respective counsel.

21.4 RETROACTIVE ADJUSTMENTS. If, pursuant to the preceding provisions of this Article 21, Fair Market Rent has not been determined as of the date the same is to become effective, Tenant shall pay on account of Annual Fixed Rent the rent specified by Landlord as the Fair Market Rent until such determination is made, with necessary adjustments between Landlord and Tenant to be made retroactively, by a cash payment (including interest on the adjusted amount due at the Lease Interest Rate), on the first day of the month next succeeding a final determination of the Fair Market Rent. Promptly after determination of the Fair Market Rent, Landlord and Tenant shall execute a suitable instrument confirming such adjustments, but failure to do so shall have no effect on the Fair Market Rent or any such adjustments.

ARTICLE 22

OPTIONS TO EXPAND

22.1 EXPANSION.

(a) This Article 22 shall apply if and only if either (i) Tenant shall have exercised the IP Extension Deletion Option and the IP Extension Deleted Space shall have been deleted from the Premises, as provided in Section 3.3.6, or (ii) Tenant shall have exercised the Minimum Area Deletion Option and the Minimum Area Deleted Space shall have been deleted from the Premises, as provided in Section 3.3.8. If this Article 22 is applicable, at any time upon request of Tenant, Landlord shall advise Tenant of the scheduled expiration dates of space scheduled to become available in the Building, to the extent then known by Landlord, and shall permit Tenant to inspect such space.

(b) Provided that, at the time of each exercise (i) there then exists no Event of Default or condition or state of facts which with the passage of time or giving of notice, or both, would constitute an Event of Default, and (ii) this Lease is then in full force and effect, Tenant shall have the option at four (4) times specified below in subsection (b) (each, an “Expansion Option”) to expand the floor area of the Premises by adding additional space (the “Expansion Option Space”) in full floor increments only, up to the maximum amount of rentable square feet designated in section (c) below. Tenant may elect to add Expansion Option Space to its Premises if, but only if, not less than fifteen (15) months before the commencement of the applicable Leeway Period (defined in subsection (c) below), Tenant has given notice of its exercise of each respective Expansion Option to Landlord.

(c) Provided Tenant has validly exercised an applicable Expansion Option, Landlord shall have the flexibility of delivering possession of the Expansion Option Space, (or portions thereof subject to the limitations hereinafter set forth in this subparagraph), at any time within a twelve (12) month period (the “Leeway Period”) specified below:

Leeway Period	Approximate Maximum Percentage of IP Extension Deleted Space or Additional Space, as Applicable
April 1, 2008 and April 1, 2009	25%
April 1, 2010 and April 1, 2011	25%
April 1, 2013 and April 1, 2014	25%
April 1, 2015 and April 1, 2016	25%

Each date on which Landlord delivers to Tenant portions of the Expansion Option Space hereinafter shall be referred to as an “Expansion Option Delivery Date”. Such delivery shall be made by Landlord giving Tenant notice(s), not less than thirty (30) days prior to an Expansion Option Delivery Date, of (i) the floor(s), or portions thereof, and (ii) the corresponding date(s) when, within the applicable Leeway Period, Expansion Option Space, or portions thereof, will first become available to Tenant.

The Expansion Option Space may be located on one or any combination of full floors, as specified by Landlord, of the IP Extension Deleted Space or Additional Space, as applicable. If the result of calculating the Maximum Percentage of the IP Extension Deleted Space or Additional Space, as applicable, is not exactly equal to the combination of full floors of space available for delivery to Tenant upon exercise of any Expansion Option, then Landlord shall be permitted to increase or to reduce the number of Rentable Square Feet in the Expansion Option Space to be delivered to Tenant, so that Landlord shall deliver full floors to Tenant, unless Tenant is willing to accept less than full floors. In all events, the number of Rentable Square Feet that Tenant shall be permitted to add in accordance with this Section 22.1 shall be exhausted when all of the IP Extension Deleted Space or Additional Space, as applicable, shall have been added to the Premises.

(d) For the purpose of interpreting succeeding provisions of this Article 22, a reference to the term “Expansion Option Space” shall be deemed a reference to any or all of the space which may be added to the Premises in accordance with this Article 22, whichever is appropriate to the context.

(e) If Landlord is unable to deliver possession of all portions of any particular Expansion Option Space at one time, Landlord shall have the right to deliver portions thereof, and each such Expansion Option Space need not be contiguous to the balance of such Expansion Option Space previously delivered, or contiguous to the balance of the Premises. Landlord shall schedule the expiration dates of leases entered into with other tenants in the Expansion Option Space so that such tenants’ leases shall expire at times which shall enable Landlord to deliver portions of the Expansion Option Space during the applicable Leeway Period, and Landlord shall include in leases entered into with other tenants in the Expansion Option Space commercially reasonable provisions for holdover penalties to be paid by such tenants, and for the payment of fees and expenses of Landlord’s attorneys in taking actions to evict such tenants.

(f) Notwithstanding the foregoing, if Landlord is unable to deliver possession of any of the Expansion Option Space on the date specified in Landlord’s notice(s) for reasons beyond Landlord’s reasonable control (including the failure of an existing tenant or occupant to vacate such space, in which event Landlord shall institute and maintain eviction proceedings against such holdover tenant, so as to obtain possession of the space as promptly as possible under the circumstances), Landlord shall use reasonable efforts and exercise due diligence to deliver possession, and the applicable Expansion Option Delivery Date shall be deemed to be the first day thereafter that possession is so delivered. If Landlord shall be unable to deliver possession of any of the Expansion Option Space before the expiration of the applicable Leeway Period because of the failure of an existing tenant or occupant to vacate such space, Tenant shall receive a credit against rent coming due under this Lease from and after the expiration of the applicable Leeway Period in an amount equal one-half (1/2) of the per diem amount of any holdover payment actually collected by Landlord from the existing tenant of the Expansion Option Space (or the applicable portion thereof) which exceeds the per diem rent payable by such existing tenant during the last scheduled month of its lease term. Notwithstanding anything to the contrary contained herein, the amount of any credit due to Tenant hereunder shall be reduced by the actual out-of-pocket costs including, without limitation, reasonable attorneys’ fees, incurred by Landlord in collecting any holdover payment (to the extent such costs are not collected from the existing tenant). Landlord shall use reasonable efforts to collect all holdover payments due to Landlord from such existing tenant and, in Landlord’s reasonable discretion, Landlord shall use reasonable efforts to collect all costs of collecting all holdover payments from such existing tenant. In addition, if any such delay in delivering any of the Expansion Option Space continues for a period of more than six (6) months after the expiration of the applicable Leeway Period, then Tenant shall have the additional remedy, to elect by notice given to Landlord within ten (10) days after the expiration of such six (6) month period, and while such failure to deliver continues, to terminate Tenant’s obligations with respect to such portion of the Expansion Option Space (but not otherwise with respect to the Premises) and this Lease shall cease and determine with respect to such portion of the Expansion Option Space on the thirtieth (30th) day after Tenant gives such notice, unless within such 30-day period, Landlord has delivered possession of such Expansion Option Space as to which delivery was delayed. The remedies of Tenant specified in this section (f) shall be Tenant’s sole remedies at law and in equity with respect to such delays.

(g) Landlord shall have no obligation to remove improvements made to any of the Expansion Option Space prior to delivery to Tenant, whether or not made by Landlord, nor shall Landlord have any obligation to prepare the space for Tenant’s occupancy Tenant hereby acknowledging and agreeing that Expansion Option Space shall be delivered, and Tenant shall accept possession thereof, in its then “AS IS” condition, without representation or warranty by Landlord.

22.2 RENT FOR EXPANSION OPTION SPACE.

(a) Effective as of each Expansion Option Delivery Date, the definition of Premises shall be modified to include the applicable Expansion Option Space. Also, effective as of ninety (90) days after each Expansion Option Delivery Date (the “Expansion Option Rent Commencement Date”), (i) the Annual Fixed Rent shall be increased by one hundred (100%) percent of the Fair Market Rent for the applicable Expansion Option Space; and (ii) Tenant shall pay, as Additional Rent, Tenant’s Share (adjusted to include the additional Expansion Option Space added to the Premises) of the Tax Expenses and Excess Operating Expenses in accordance with Article 6 of this Lease, except that the Base Operating Expenses shall mean the actual Operating Expenses for the Operating Year in which the applicable Expansion Option Rent Commencement Date occurs.

(b) Promptly after each Expansion Option Rent Commencement Date occurs, Landlord and Tenant shall execute a suitable instrument confirming the Expansion Option Rent Commencement Date and such adjustments, but failure to do so shall have no effect on the Expansion Option Rent Commencement Dates or on any such adjustments.

22.3 FAIR MARKET RENT. Fair Market Rent for the Expansion Option Space shall be determined in the same fashion as Fair Market Rent for the Premises during an Extended Term is determined, as provided in Section 21.3 hereof, except that Landlord shall specify its determination of the Fair Market Rent for the Expansion Option Space, or portions thereof, in each notice Landlord gives to Tenant pursuant to the provisions of Section 21.3 hereof, and except that the Qualified Appraisers shall include in their determination of Fair Market Rent an allowance for tenant improvements if such an allowance would be customary considering the then current market conditions and the condition of the Expansion Option Space. But for the exceptions contained in the preceding sentence, all other provisions for determining Fair Market Rent for the Premises during an Extended Term shall apply, mutatis mutandis, in respect of a determination of Fair Market Rent for the Expansion Option Space, or portions thereof.

22.4 RETROACTIVE ADJUSTMENTS. If, pursuant to the preceding provisions of this Article 22, Fair Market Rent has not been determined as of the date the same is to become effective, Tenant shall pay on account of Annual Fixed Rent the rent specified by Landlord as the Fair Market Rent until such determination is made, with necessary adjustments between Landlord and Tenant to be made retroactively, by a cash payment (including interest on the adjusted amount due at the Lease Interest Rate), on the first day of the month next succeeding a final determination of the Fair Market Rent.

22.5 TERM OF EXPANSION OPTION SPACE. The Term of the Expansion Option Space shall be coterminous with the balance of the Premises demised under this Lease. Tenant must exercise each option to extend the Lease Term with respect to all of the space then included within the Premises, or so to be included, pursuant to any exercised Expansion Option, by the time of the applicable Extended Term Commencement Date.

ARTICLE 23

OPTION TO ADD GARAGE SPACE

23.1 TENANT’S RIGHTS. Provided that, at the time of exercise of this option, (i) there then exists no Event of Default or condition or state of facts which with the passage of time or giving of notice, or both, would constitute an Event of Default, and (ii) this Lease is then in full force and effect, Tenant shall have the option (the “Garage Addition Option”) to add the Garage to the Premises. Tenant may elect to add the Garage to the Premises, if, but only if, prior to June 1, 2002, Tenant gives notice of its exercise of the Garage Addition Option to Landlord.

23.2 CONDITION OF GARAGE. Provided that Landlord has completed the Base Building Construction, the Garage shall be delivered, and Tenant shall accept possession thereof, in its then “AS IS” condition, without any representation or warranty by Landlord and without any obligation of Landlord to provide any Landlord’s Contribution or any improvements thereto.

23.3 GARAGE COMMENCEMENT DATE. The Commencement Date with respect to the Garage (the “Garage Commencement Date”) shall be the date upon which Landlord shall have obtained a certificate of occupancy with respect to the Garage.

23.4 RENT FOR THE GARAGE.

(a) Effective as of the Garage Commencement Date, (i) the definition of Premises shall be modified to include the Garage, except that the Garage shall not be included in the calculation of Rentable Square Feet for the purpose of determining Tenant’s Share; (ii) the Annual Fixed Rent shall be increased by one hundred (100%) percent of the Fair Market Rent for the Garage, which shall include any and all operating expenses and Taxes actually attributable to the Garage; (iii) Landlord shall have no further responsibility for the cleaning, operation or maintenance of the Garage, provided, however, that Landlord shall be not be required to provide services to the Garage except to the extent usually and customarily provided by owners of comparable buildings in Boston, Massachusetts in connection with the lease of a garage to an independent operator, and in all events ventilation, electricity and elevator service shall be available to the Garage; (iv) Tenant shall be responsible for the operation and maintenance of the Garage, and shall pay directly for all costs and expenses associated therewith; and (v) Tenant shall pay to Landlord, as an additional charge for electricity supplied to the Garage, an amount determined in accordance with Article 16 of this Lease; provided, however, that if the Garage is not separately metered, then such charge shall be equal to Landlord’s actual costs of providing electricity to the Garage, as reasonably allocated by Landlord based on a submeter or other reasonable allocation.

(b) Promptly after the Garage Commencement Date occurs, Landlord and Tenant shall execute a suitable instrument confirming the Garage Commencement Date and such adjustments, but failure to do so shall have no effect on the Garage Commencement Date or on any such adjustments.

23.5 FAIR MARKET RENT. Fair Market Rent for the Garage shall be determined separately for the Garage in the same fashion as Fair Market Rent for the Premises during an Extended Term is determined, as provided in Section 21.3 hereof, except that Landlord shall specify its determination of the Fair Market Rent for the Garage in the notice Landlord gives to Tenant pursuant to the provisions of Section 21.3 hereof, and except that the Qualified Appraisers shall be experienced in the operation, leasing or evaluation of parking garages in the City of Boston, and shall not include in their determination of Fair Market Rent any allowance for tenant improvements. But for the exceptions contained in the preceding sentence, all other provisions for determining Fair Market Rent for the Premises during an Extended Term shall apply, mutatis mutandis, in respect of a determination of Fair Market Rent for the Garage.

23.6 RETROACTIVE ADJUSTMENTS. If, pursuant to the preceding provisions of this Article 23, Fair Market Rent for the Garage has not been determined as of the date the same is to become effective, Tenant shall pay on account of Annual Fixed Rent the rent specified by Landlord as the Fair Market Rent until such determination is made, with necessary adjustments between Landlord and Tenant to be made retroactively, by a cash payment (including interest on the adjusted amount due at the Lease Interest Rate), on the first day of the month next succeeding a final determination of the Fair Market Rent for the Garage.

23.7 TERM OF THIS LEASE WITH RESPECT TO THE GARAGE. The Lease Term with respect to the Garage shall be for a term of five (5) years with options to extend the Lease Term with respect to the Garage for three (3) additional terms of five (5) years at the Fair Market Rent for the Garage as of the commencement of each such extended term. In addition, if Tenant shall have extended the Lease Term for the First Extended Term, then upon notice to Landlord given concurrently with the notice extending the Lease Term for the First Extended Term, Tenant shall have the right to further extend the Lease Term with respect to the Garage for two (2) additional terms of five (5) years, each at the Fair Market Rent for the Garage as of the commencement of each such extended term. Further, If Tenant shall have extended the Lease Term for the Second Extended Term, then upon notice to Landlord given concurrently with the notice extending the Lease Term for the Second Extended Term, Tenant shall have the right to further extend the Lease Term with respect to the Garage for two (2) additional terms of five (5) years, each at the Fair Market Rent for the Garage as of the commencement of each such extended term. Notice of the exercise of any option to extend the Lease Term with respect to the Garage except for the first five (5) year term during the Initial Term, First Extended Term, or Second Extended Term, respectively (as to which notice shall be given as provided in Section 23.1, or concurrently with the notice extending the Lease Term for the First Extended Term, or for the Second Extended Term, respectively), shall be given to Landlord at least twelve (12) months prior to the expiration of the then current five (5) year term.

23.8 TENANT’S ELECTION NOT TO LEASE; EFFECT ON ARTICLE 26. If Tenant shall not have validly exercised the Garage Addition Option, or, having validly exercised the Garage Addition Option, if Tenant does not thereafter exercise any particular option to extend the Lease Term with respect to the Garage, then Tenant shall have no further rights under this Article 23 with respect to the Garage, and Landlord shall be free to lease any or all of the Garage to any party or parties, or to hire an operator or operators for the Garage, from time to time on such terms and conditions as it may deem appropriate, subject only to the limitations contained in Article 26 with respect to Tenant’s rights to lease parking spaces. If Tenant shall have validly exercised the Garage Addition Option, then Article 26 with respect to Tenant’s rights to lease parking spaces shall be deemed to be deleted from this Lease, effective as of the date of Tenant’s exercise of the Garage Addition Option. If at any time thereafter the Garage shall be deleted from the Premises, or if Tenant shall elect not to exercise an option to extend the Lease Term as to the Garage, then Article 26 shall again become part of this Lease, effective as of the expiration of the Lease Term as to the Garage.

ARTICLE 24

RIGHT OF FIRST OFFER ON SALE

24.1 GRANT OF RIGHT OF FIRST OFFER. Provided that, at the time of exercise of this right by Tenant (i) there then exists no Event of Default or condition or state of facts which with the passage of time or giving of notice, or both, would constitute an Event of Default, (ii) this Lease is then in full force and effect, and (iii) Tenant or its Affiliates is in actual occupancy of at least five hundred thousand (500,000) Rentable Square Feet of Office Space in the Building (the “Occupancy Requirement”), Land lord hereby grants to Tenant a right of first offer to purchase the Building and the Land (the “Right of First Offer”) on the terms and conditions contained in this Article 24.

24.2 SALE AND REPLY NOTICES. If Landlord should, in Landlord’s sole and exclusive judgment, at any time during the Initial Term of this Lease determine that it would like to sell the Building and/or the Land to a third party buyer which is not an Affiliate of Landlord or an Affiliate of any partner or member of Landlord or any of their Affiliates, Landlord shall deliver to Tenant a notice (the “Sale Notice”) thereof. The Sale Notice shall specify the interest (the “Specified Interest”) in the Land and/or the Building that Landlord has determined to sell. For purposes of this Article 24, “sell” or “sale” shall also include an exchange of property or a master net lease of the Land and Building in a single transaction for a term of sixty (60) years or more, or an assignment or other transfer, in one or a related series of transfers resulting in a transfer, of Landlord’s entire interest in the Land and/or the Building, or a transfer or a related series of transfers which amount to a transfer of an interest of fifty (50%) percent or more in Landlord other than to an Affiliate of Landlord or an Affiliate of any partner or member of Landlord or any of their Affiliates. Specifically excluded are a “sale” pursuant to a “sale/leaseback” financing transaction or other financing transaction, provided that Landlord’s and Tenant’s responsibilities to each other remain substantially the same. Following the receipt of a Sale Notice, Tenant shall have the right to elect to submit an offer to Landlord (“Tenant’s Purchase Offer”) to purchase the Specified Interest in the Land and/or the Building in accordance with the further provisions of this Article 24. Tenant shall give Landlord notice (the “Reply Notice”) within ten (10) Operating Days after receipt of the Sale Notice as to whether or not Tenant elects to prepare a Tenant’s Purchase Offer as provided herein. If a Reply Notice is not received by Landlord within such ten (10) Operating Day period, or if in the Reply Notice, Tenant declines to prepare Tenant’s Purchase Offer, Tenant shall conclusively be deemed to have waived its rights under this Article 24, and Landlord shall be free to sell the Specified Interest in the Land and/or the Building to any buyer, provided that Landlord accepts a bona fide offer to purchase Specified Interest in the Land and/or the Building within twelve (12) months (and with a closing to take place within six (6) months thereafter) after the earlier of (i) the expiration of the ten (10) Operating Day period for Landlord to receive a Reply Notice, without a

Reply Notice having been received by Landlord, or (ii) the receipt by Landlord of a Reply Notice in which Tenant declines to prepare Tenant’s Purchase Offer.

24.3 TENANT’S PURCHASE OFFER. If Tenant properly elects within said ten (10) Operating Day period in accordance with Section 24.2 to submit Tenant’s Purchase Offer, then Landlord shall promptly thereafter make available to Tenant, for its review, and to make copies thereof, at Tenant’s expense, at the usual office where such records are kept, all leases of space in the Building, all environmental reports in Landlord’s possession with respect to the Land and Building, records of all Operating Expenses with respect to the Building for the previous two (2) years, and copies of all licenses, permits, and notices of violation (and information regarding curative action, if any, taken relative thereto), so that Tenant may prepare Tenant’s Purchase Offer. If Landlord shall have prepared an offering brochure with respect to the sale of the Land and Building, Landlord shall provide Tenant with a copy thereof. Tenant shall keep any such information provided by Landlord in confidence in accordance with a confidentiality agreement to be executed between Landlord and Tenant prior to Landlord’s permitting Tenant to review any such records or information. Tenant shall also be permitted to make reasonable inspections of the Property and the operating systems of the Building in a manner customary and appropriate for similar transactions in the Boston Central Business District. If at any time after commencing its diligence in order to prepare Tenant’s Purchase Offer, Tenant decides that it shall not pursue such preparation of Tenant’s Purchase Offer, Tenant shall promptly notify Landlord of Tenant’s decision, and upon Landlord’s receiving notice thereof, Landlord shall be free to sell the Land and Building to any buyer.

24.4 PURCHASE AND SALE. Tenant shall have sixty (60) days from the date of the Sale Notice to deliver Tenant’s Purchase Offer to Landlord. During such sixty (60) day period, or until receipt by Landlord of notice from Tenant that Tenant has decided not to pursue preparation of Tenant’s Purchase Offer, if earlier, or until Landlord shall deliver its Offer Decision Notice (which Landlord shall deliver within thirty (30) days following receipt of Tenant’s Purchase Offer as provided below), or Landlord’s thirty (30) day period to deliver an Offer Decision Notice shall have expired, Landlord shall not offer for sale or otherwise market the Land and Building. Tenant shall include with Tenant’s Purchase Offer, and as a condition to the effectiveness thereof, a check payable to Landlord in the amount of ten (10%) percent of the purchase price proposed in Tenant’s Purchase Offer as a deposit. Such delivery of Tenant’s Purchase Offer shall constitute an irrevocable offer to Landlord to purchase the Specified Interest in the Land and/or Building for the purchase price stated in Tenant’s Purchase Offer, subject to then usual and customary title and conveyance standards and conditions applicable to the sale of large commercial office buildings in the Boston Central Business District promulgated by the Massachusetts Conveyancers’ Association, or any successor thereto. If there is any dispute as to the then applicable title and conveyance standards and conditions, either party may give a Dispute Notice to the other party, which Dispute Notice shall specify in reasonable detail the respects in which such party believes that there is a dispute as to the applicable title and conveyance standards and conditions, and the dispute resolution mechanism of Article 30 shall become applicable. Landlord shall have thirty (30) days after submission of Tenant’s Purchase Offer, to decide whether or not to accept Tenant’s Purchase Offer, and to deliver a notice (the “Offer Decision Notice”) to Tenant either accepting or refusing to accept the Purchase Offer. If Landlord accepts Tenant’s Purchase Offer, Landlord shall be bound to sell, and Tenant shall be bound to purchase, the Specified Interest in the Land and/or the Building for the purchase price stated in Tenant’s Purchase Offer. If Landlord rejects Tenant’s Purchase Offer, the deposit shall be promptly refunded to Tenant. Any interest earned on the deposit shall be paid to the party ultimately entitled to receive the deposit.

24.5 CLOSING DATE. If Landlord shall accept Tenant’s Purchase Offer, the sale to Tenant of the Specified Interest in the Land and/or the Building shall close on the date which is no more than sixty (60) days after the date of Tenant’s receipt of the Offer Decision Notice. If Landlord accepts Tenant’s Purchase Offer, the deposit provided in Section 24.4 shall become non-refundable. In the event of Tenant’s default with respect to such purchase, Landlord’s sole remedy shall be to retain the deposit (i.e., ten (10%) percent of the purchase price) as liquidated damages and not as a penalty, it being understood that Landlord’s actual damages for non-performance by Tenant may be difficult to ascertain.

24.6 NON-ACCEPTANCE OF TENANT’S PURCHASE OFFER.

(a) In the event Landlord shall elect not to accept Tenant’s Purchase Offer within the thirty (30) day period set forth in Section 24.4, then Landlord may proceed to market and sell the Specified Interest in the Land and/or the Building to any buyer free of Tenant’s rights under this Article 24, except as hereinafter set forth. If Landlord shall thereafter (i) fail to sell the Specified Interest in the Land and/or the Building for a price which is at least equal to one hundred two (102%) percent of the price specified in Tenant’s Purchase Offer, or (ii) fail to accept a bona fide offer to purchase the Specified Interest in the Land and/or the Building within twelve (12) months after the date of the Offer Decision Notice, and if Landlord continues to desire to sell the Specified Interest in the Land and/or the Building, then the provisions of Sections 24.1 through 24.5 shall again become applicable. If Landlord sells the Specified Interest in the Land and/or the Building for a price which is at least equal to one hundred two (102%) percent of the price specified in Tenant’s Purchase Offer, pursuant to a bona fide offer to purchase the Specified Interest in the Land and/or the Building which offer shall have been accepted by Landlord within twelve (12) months after the date of the Offer Decision Notice (and with a closing to take place within six (6) months thereafter), then Tenant’s right of first offer as described in this Article 24 shall be deemed to have been waived with respect to such sale, but Tenant’s right of first offer as provided herein shall nevertheless continue with respect to any subsequent decision by any subsequent owner thereafter to sell the Land and/or the Building during the Lease Term.

(b) At any time and from time to time, as reasonably requested by Landlord, upon not less than ten (10) days’ prior notice, Tenant agrees to execute, acknowledge and deliver to Landlord a statement in writing and in recordable form certifying, if such be the case, that Tenant’s right of first offer provided in this Article 24 has lapsed, or has been waived or is otherwise not applicable with respect to any particular transaction, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom Landlord may be dealing.

24.7 INAPPLICABILITY. In no event shall the provisions of this Article 24 apply to a sale pursuant to an exercise of a power of sale or a foreclosure by a mortgagee or the acceptance of a deed in lieu of foreclosure by such mortgagee or its nominee.

ARTICLE 25

COMMUNICATIONS EQUIPMENT

25.1 RIGHT TO INSTALL COMMUNICATIONS EQUIPMENT.

(a) Landlord understands that during the Term Tenant may require communication services in connection with the operation of Tenant’s business which would necessitate the construction, installation, operation and use by Tenant of communication antennae, microwave and/or satellite dishes, and other equipment and facilities, including voice and wireless technology, with a height conforming to all applicable governmental laws, rules and requirements, together with related equipment, mountings and supports (collectively, the “Communications Equipment”) on the roof of the Building. Landlord shall make available to Tenant, at no additional charge, space on the roof of the Building for the Communications Equipment (up to fifty (50%) percent of the total space available on the roof in the aggregate) at one or more locations reasonably designated by Landlord and reasonably acceptable to Tenant. Such space on the roof shall be solely for use by Tenant, its Affiliates, subtenants or assignees themselves (and not for resale purposes or for the use of any party other than Tenant, its Affiliates, and the use of Tenant’s subtenants or assignees for their own use and not for resale). Tenant’s use of the roof of the Building shall be on a non-exclusive basis. All of the provisions of this Lease with respect to Tenant’s obligations hereunder shall apply to the installation, use and maintenance of the Communications Equipment, including, without limitation, provisions relating to compliance with Legal and Insurance Requirements, insurance, indemnity, repairs and maintenance, except that the roof space shall not be included in the calculation of Rentable Square Feet for the purpose of determining Tenant’s Share. The license granted to Tenant in this Article 25 shall not be assignable by Tenant separate and apart from this Lease. The Communications Equipment shall be treated for all purposes of this Lease as if the same were Tenant’s Property.

(b) The installation of the Communications Equipment shall constitute an Alteration and shall be performed at Tenant’s sole cost and expense (including without limitation, any costs and expenses in connection with reinforcing the roof of the Building, if required) in accordance with and subject to the provisions of Article 8 hereof. Tenant’s right to install the Communications Equipment shall be subject to the reasonable approval of Landlord and Landlord’s architect with respect to the plans and specifications for the Communications Equipment, including, without limitation, the size, height, and dimensions of the Communications Equipment, the aesthetics of the Communications Equipment and any shielding or screening necessary or desirable to maintain the architectural integrity of the Building, in Landlord’s reasonable opinion, the manner in which the Communications Equipment is attached to the roof of the Building, and the manner in which any cables, conduits or lines are run to and from the Communications Equipment and the routing and manner of installation of cables, conduits and lines through the Building core shafts to the Premises.

(c) Tenant shall have access to the roof and other areas of the Building where Tenant’s cables and other items relating to the Communications Equipment are installed whenever reasonably required for the purpose of installing, maintaining, repairing, replacing and removing the Communications Equipment (including, but not limited to, access to shaftways, conduits and mechanical equipment rooms reasonably necessary to service the Communications Equipment), provided that in the event of an emergency, Landlord will use reasonable efforts to provide Tenant with immediate access to the roof and such other areas; provided, however, that only authorized engineers, employees or property authorized contractors of Tenant, Federal Communications Commission inspectors, or persons under their direct supervision will be permitted to have access to the roof. Tenant shall exercise firm control over the persons requiring access to the roof in order to keep to a minimum the number of people having access to the roof and the frequency of their visits.

(d) Subject to the priority provisions of Subsection 28.1(f), Tenant shall use and maintain the Communications Equipment so as not to cause any material interference to other tenants in the Building or Communications Equipment Users (as defined below), or damage to or interference with the operation of the Building or Building systems, or materially interfere with the use of the Building and roof by Landlord. Tenant shall maintain all of Tenant’s equipment placed on or about the roof in proper operating condition and maintain same in good condition as to appearance and safety, consistent with the operation of the Building as a first class office building. Tenant shall keep its area on the roof free of all trash or waste materials.

(e) Tenant, at Tenant’s sole cost and expense, shall paint and maintain the Communications Equipment in white or such other color as Landlord shall reasonably determine and shall install such lightning rods or air terminals on or about the Communications Equipment as Landlord may require. Landlord may require Tenant to screen the Communications Equipment in such a manner so that it is not visible from any adjacent building as Landlord determines in its sole discretion. Landlord shall have the right, in its sole discretion, to specify the dimensions and materials to be used to screen the Communications Equipment, in order to conform to Landlord’s aesthetic plans for the Building.

(f) Landlord agrees to put provisions in the leases, licenses or other relevant agreements of all other tenants or other entities (a “Communications Equipment User”) installing communications equipment on the roof along the following lines, subject to such negotiated changes as Landlord may agree which are not inconsistent herewith. Such Communications Equipment Users shall be required to install and operate their communications equipment in a manner which will not cause material interference to Landlord, Tenant or any other Communications Equipment User. For purposes thereof, interference from the operation of communications equipment shall be deemed to be material if it reduces the operating efficiency of utility or any equipment, if it adversely affects the purity of any frequency or signal or loss of information, or if it causes interruption of the signal then used by Landlord, Tenant, or any other Communications Equipment User for transmission or receiving purposes. If any communications equipment cause such a material interference, such Communications Equipment User will be required to change the frequency on which it transmits and/or receives and to take any other steps necessary to eliminate the interference. If said interference cannot be eliminated within a reasonable period of time, such provision will require the Communications Equipment User to remove the portion of its communications equipment from the roof that is causing such interference. The lease or license with the Communications Equipment Users shall provide that

Tenant’s Communications Equipment shall have primacy over that of all other Communications Equipment Users, so that in the event of interference conflict between Tenant and any other Communications Equipment User, Tenant shall prevail; provided, that if such interference conflict was created by a change in equipment by Tenant, Tenant shall be required to implement any reasonable alternative that may be available to resolve the same, but if there is no reasonable and technologically feasible alternative, then Tenant’s change shall prevail and all communications equipment which interferes with Tenant’s Communications Equipment shall be removed from the roof. Landlord agrees to use reasonable efforts to enforce such provisions against offending Communications Equipment Users, including, without limitation, seeking specific performance of the relevant portion of the lease or license with the Communications Equipment Users, but Landlord shall be under no obligation to terminate the lease or license of such Communications User, but may be required to terminate such other Communications Equipment User’s right to use the roof.

25.2 REMOVAL. Tenant shall be responsible for the cost of installation, operation, cleanliness, maintenance and removal of the Communications Equipment and appurtenances, all of which shall remain the personal property of Tenant, and shall be removed by Tenant at the expiration or earlier termination of this Lease. Tenant shall be responsible to repair any damage caused to the roof or any other part of the Building, which may be caused by the installation, maintenance, operation, and removal of the Communications Equipment, including the patching of any holes to match, as closely as possible, the color surrounding the area where the Communications Equipment and appurtenances were attached. Such maintenance and operation shall be performed in a manner to avoid any interference with any other tenants, Communications Equipment Users, or Landlord.

25.3 TENANT’S CONTRACTORS. In light of the specialized nature of the Communications Equipment, Tenant shall be permitted to utilize the vendors and contractors of its choice for installation, removal and repair of the Communications Equipment. Notwithstanding the foregoing, Tenant shall provide Landlord with prior notice of any such installation, removal or repair and coordinate such work with Landlord in order to avoid voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof. If necessary, Tenant, at its sole cost and expense, shall retain any contractor having a then existing warranty on the roof to perform such work (to the extent that it involves penetration of the roof), or, at Tenant’s option, to perform the portion of such work which would affect the roof warranty in conjunction with Tenant’s contractor. If Landlord contemplates roof repairs which require the temporary removal or relocation of the Communications Equipment, or which may result in an interruption of Tenant’s telecommunications service, Landlord shall give Tenant at least ten (10) days prior written notice of such contemplated work in order to allow Tenant to make other arrangements for such services, provided that in the event of an emergency, Landlord shall not be required to give Tenant ten (10) days prior written notice, but shall in good faith, give Tenant as much notice as is reasonably possible considering the nature of the emergency. In addition, if the roof repairs are not of an emergency nature and Tenant reasonably requires more than ten (10) days in which to make alternative service arrangements, Landlord will work together in good faith with Tenant to agree upon an arrangement that allows Landlord to perform such roof repairs on a timely basis without additional cost and allows Tenant an adequate amount of time to make alternative service arrangements. Notwithstanding the foregoing, (i) Tenant shall not be required to relocate its Communications Equipment unless the work in question cannot reasonably be performed any other way, (ii) upon Tenant’s request, Landlord shall give Tenant reasonably detailed information about the work in question, and (iii) Landlord will not disconnect Tenant’s Communications Equipment without Tenant’s prior written consent, but if Tenant does not grant such consent within the time frames provided for above, Tenant shall exonerate and indemnify Landlord from and against any and all liability arising out of any delay in performing the roof repairs in question resulting therefrom.

25.4 LICENSE. Tenant shall obtain and keep in full force and effect and promptly pay the cost of any tax, license, permit or other fees or charges imposed pursuant to any legal requirements relating to the installation, maintenance or use of the Communications Equipment, including, without limitation, all applicable rules and regulations of the Federal Communications Commission and the Federal Aviation Administration. Tenant acknowledges and agrees that the privileges granted Tenant under this Article 25 shall merely constitute a license and shall not, now or at any time after the installation of the Communications Equipment, be deemed to grant Tenant a leasehold or other real property interest in the Building or any portion thereof. The license granted to Tenant in this Article 25 shall automatically terminate and expire upon the expiration or earlier termination of this Lease and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination.

ARTICLE 26

PARKING

26.1 NUMBER OF PARKING SPACES. During the Lease Term, Tenant shall be entitled to contract for up to, but not in excess of, one parking space located in the Garage (the “Garage”) to be constructed underneath the Building, for each 2,000 Rentable Square Feet contained within the Premises, but if such calculation would result in a number which is not an integer, then the result shall be rounded down to the next lowest integer, and of which one (1) out of every three (3) parking spaces shall be on a self-parking basis (but not to exceed one hundred (100) self-parking spaces) and Tenant will be issued a like number of access cards therefor which will enable the holder thereof to gain access to the Garage at all times except as otherwise provided in Section 26.4. In order to contract for any of such parking spaces, Tenant shall give written notice to Landlord on or before June 1, 2002 specifying the number of parking spaces for which Tenant shall desire to contract with respect to the Premises. If any of the Expansion Option Space is added to the Premises as provided in Article 22, of if any Offered Space is added to the Premises as provided in Article 28, at the time Tenant gives notice to Landlord of its exercise of its rights to add the Expansion Option Space, or the Offered Space, as the case may be, Tenant shall simultaneously give notice to Landlord of the number of additional parking spaces for which Tenant desires to contract. Tenant may, from time to time, reduce the number of parking spaces for which it has contracted by giving written notice thereof to Landlord at least two (2) months prior to the desired date of such contraction. If, at any time during the Lease Term, Tenant shall not have contracted for the maximum number of parking spaces to which it is entitled under this Section 26.1, or if Tenant has given back any parking spaces, Tenant may, on a priority basis, contract for some or all of the remainder of such parking spaces to which Tenant is entitled upon two (2) months’ prior written notice to Landlord of Tenant’s desire to contract for such additional parking spaces. The monthly rent from time to time shall be equal to the prevailing rate charged from time to time by Landlord, or the operator of the Garage, as the case may be, but shall not exceed market rates then charged for similar parking spaces in other first class office buildings in the Boston Central Business District. Landlord’s failure or inability to provide any such parking spaces, whether because of casualty, eminent domain, or for any other reason beyond Landlord’s control, shall in no event entitle Tenant to terminate this Lease.

26.2 VALET-PARKING. It is contemplated that the Garage will initially be operated on a valet parking basis. No specific parking spaces will be reserved for use exclusively by Tenant or any other tenant. To the extent that there are any self-parking spaces, Landlord further contemplates that each user of the Garage will have the right to park in any available parking space in accordance with regulations of uniform applicability promulgated for all users of the Parking by Landlord or the Garage operator. Notwithstanding the foregoing, Landlord reserves the right at any time and from time to time to change the operation of the Garage from a self-parking system to a valet system and vice versa, so long as at least one (1) out of every three (3) of Tenant’s parking spaces contracted for under Section 26.1 shall always be usable on a self-parking basis. Levels P-1 and P-2 shall contain self-parking spaces.

26.3 PARKING RULES AND REGULATIONS. Tenant and its employees shall observe reasonable safety precautions in the use of the Garage and shall at all times abide by all rules and regulations promulgated by Landlord of the Garage operator governing the use thereof, including the requirement that an identification or parking sticker shall be displayed at all times in all cars parked in the Garage. Such rules and regulations will not be discriminatorily enforced. Any car not displaying such a sticker, if so required, may be towed away or booted at the car owner’s expense.

26.4 HOURS OF OPERATION. Subject to the provisions of Section 14.3 of this Lease, the Parking Area will remain open on Operating Days from 7:00 A.M. to 7:00 P.M., except that the holders of the access cards referred to in Section 26.1 shall be able to gain access to the Garage at all times.

26.5 LANDLORD NOT RESPONSIBLE. Landlord does not assume any responsibility for, and shall not be held liable for, any damage or loss to any automobiles parked in the Garage or to any personal property located therein, or for any injury sustained by any person in or about the Garage, except if caused by any negligence or willful misconduct of Landlord, its agents, servants and employees acting within the scope of their authority. Landlord shall not, without limitation of the foregoing, be liable for any act, omission or willful wrongdoing of any independent operator operating the Garage.

ARTICLE 27

TENANT’S EMERGENCY GENERATORS

27.1 RIGHT TO INSTALL GENERATORS. Tenant shall have the right to install (in accordance with the terms and conditions of this Lease with respect to Alterations), operate and maintain emergency back-up generators, and equipment and systems reasonably necessary for the proper operation and maintenance thereof and incidental thereto, including, without limitation, an exhaust system and/or venting system and the necessary cables and wires running to and from the Generators to the Premises, (collectively, the “Generators”) and, if necessary, based upon the specifications for such Generators, two (2) above- ground fuel Tanks (the “Tanks”). The Tanks shall be located in the Garage, in a location designated by Landlord and reasonably acceptable to Tenant, which shall not exceed 1,000 usable square feet on the P-5 level of the Garage. The Generators shall be installed on the roof of the low rise portion of the Building, in a location designated by Landlord and reasonably acceptable to Tenant. Such space for the Generators and Tanks shall not be included in the area of the Premises and no Fixed Rent or Additional Rent shall be payable therefor, but all of the other provisions hereof shall apply thereto as if such space were a part of the Premises. Notwithstanding anything to the contrary herein, Tenant’s right to install the Generators shall be subject to Landlord’s reasonable approval of the manner in which the Generators and Tanks are installed, the manner in which any cables and wires are run to and from the Generators to the Premises, the manner in which any lines are run from the Generators to the Tanks, and the measures that will be taken to eliminate any vibrations or sound disturbances from the operation of the Generators. Landlord shall have the right to require an acceptable enclosure to hide or disguise the existence of the Generators and/or Tanks and to minimize any adverse effect that the installation of the Generators and/or the Tanks may have on the appearance of the Building. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of operating, maintaining and removing the Generators and the Tanks. Tenant shall also be responsible for the cost of all utilities consumed in the operation of the Generators.

27.2 INDEMNITY BY TENANT. Tenant shall be responsible for ensuring that the installation, maintenance, operation, and removal of the Generators and Tanks will in no way damage the Building. Tenant agrees to be responsible for any damage caused to the Building in connection with the installation, maintenance, operation, or removal of the Generators and Tanks and, in accordance with Article 11 of this Lease, to indemnify, defend and hold Landlord harmless from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects’ and attorneys’ fees which may be imposed upon, incurred by or asserted against Landlord in connection with the installation, maintenance, operation or removal of the Generators and the Tanks, including, without limitation, any environmental and hazardous materials claims in connection with the installation, maintenance, operation, or removal of the Generators and Tanks by Tenant or any of Tenant’s agents, servants, contractors or employees. Landlord agrees Tenant may elect not to remove the Generators and Tanks and related appurtenances at the end of the Term hereof provided they are in good working order and unencumbered title thereto is transferred to Landlord.

27.3 TENANT’S RESPONSIBILITIES REGARDING GENERATORS. Tenant shall be responsible for the installation, operation, cleanliness, maintenance and removal of the Generators, Tanks and appurtenances, all of which shall remain the personal property of Tenant, and subject to the provisions of Section 27.2 hereof, shall be removed by Tenant at its own expense at the termination of the Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the Generators, Tanks and appurtenances were attached. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant agrees to maintain the Generators and Tanks, including, without limitation, any enclosure installed around the Generators and Tanks, in good condition and repair. Tenant shall be responsible for performing any maintenance and improvements to any enclosure surrounding the Generators and Tanks so as to keep such enclosure in good condition.

27.4 ACCESS. Upon prior notice to Landlord (except in case of emergency where only such notice as is reasonable under the circumstances shall be required), Tenant shall have access on a twenty-four (24) hour per day and seven (7) day per week basis to the Generators and Tanks and its surrounding area for the purpose of installing, repairing, maintaining, and removing the Tenant’s Generators and Tanks.

27.5 TESTING. Tenant shall only test the Generators before or after normal business hours and upon prior notice to Landlord.

ARTICLE 28

FIRST RIGHT TO LEASE

28.1 TENANT’S RIGHTS. Provided that, at the time of each exercise (i) there then exists no Event of Default or condition or state of facts which with the passage of time or giving of notice, or both, would constitute an Event of Default, (ii) this Lease is then in full force and effect, and (iii) Tenant satisfies the Occupancy Requirement, if any Office Space in the Building shall become available for lease, Landlord shall so notify Tenant, and shall identify the space available (the “Offered Space”) and shall set forth the terms and conditions on which it is willing to lease the Offered Space, including the rent which Landlord is willing to accept for the Offered Space, and the date (the “Offered Space Commencement Date”) on which the Offered Space shall become a part of the Premises. Tenant may, by giving notice to Landlord within thirty (30) days after receipt of such notice, time being of the essence, elect to lease the Offered Space on the terms offered by Landlord, and Tenant’s election to lease the Offered Space shall constitute a binding agreement to lease the Offered Space on the terms offered by Landlord.

28.2 CONFIRMATION OF OFFERED SPACE COMMENCEMENT DATE. Promptly after the Offered Space Commencement Date, Landlord and Tenant shall execute a suitable instrument confirming the terms thereof, but failure to do so shall have no effect on Tenant’s agreement to lease the Offered Space. Tenant shall pay, as Additional Rent, Tenant’s Share (adjusted to include the additional Offered Space added to the Premises) of the Excess Operating Expenses in accordance with Article 6 of this Lease.

28.3 TENANT’S ELECTION NOT TO LEASE. If Tenant shall not elect to lease the Offered Space within such 30-day period, then, except as expressly set forth below in subsection 28.4, Tenant shall have no further rights under this Article 28 with respect to the Offered Space, and Landlord shall be free to lease any or all of such space to any party or parties from time to time on such terms and conditions as it may deem appropriate. Nothing herein shall be construed to limit Tenant’s rights under this Article 28 with respect to space within the Building other than the Offered Space. For purposes of the first sentence of Section 28.1, the term

“available for lease” shall not include the initial leasing of any portion of the Building, any leasing pursuant to any option, commitment or right of first refusal held by another tenant to expand the premises occupied by such other tenant contained in its expiring lease, or the renewal or extension of an expiring lease with a then existing tenant, pursuant to an option to renew or extend contained in its lease.

28.4 RE-OFFER. If Tenant shall fail to elect to lease the Offered Space as aforesaid, then notwithstanding anything to the contrary contained in the preceding Subsections 28.1, 28.2 or 28.3, if Landlord shall thereafter fail to execute a lease for the Offered Space within one (1) year of the expiration of such 30-day response period, Landlord shall be required to re-offer the Offered Space to Tenant pursuant to the preceding Subsections 28.1, 28.2 and 28.3.

28.5 DELAY IN DELIVERY OF POSSESSION. Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord is unable to deliver possession of any of the Offered Space on the Offered Space Commencement Date as set forth in Section 28.1, for reasons beyond Landlord’s reasonable control (including the failure of an existing tenant to vacate such space, in which event Landlord shall institute and maintain eviction proceedings against such holdover tenant, so as to obtain possession of the space as promptly as possible under the circumstances), Landlord shall use reasonable efforts to deliver possession, and the Offered Space Commencement Date shall be deemed to be the first day thereafter that actual possession is so delivered, and any delay in such date shall be Tenant’s sole remedy at law or in equity.

28.6 SPACE DELIVERED “AS IS”. Landlord shall have no obligation to remove improvements made to any of the Offered Space prior to delivery to Tenant, whether or not made by Landlord, nor shall Landlord have any obligation to prepare the space for Tenant’s occupancy Tenant hereby acknowledging and agreeing that Offered Space shall be delivered, and Tenant shall accept possession thereof, in its then “AS IS” condition, without representation or warranty by Landlord.

ARTICLE 29

MANAGEMENT OFFICE

(a) Tenant agrees to sublease to Landlord, upon the same terms as set forth in this Lease, including the rent and initial contribution, (or to delete from the Premises), upon written notice from Landlord to Tenant, and upon such other terms and conditions as are reasonably acceptable to Landlord and Tenant, not more than two thousand five hundred (2,500) Rentable Square Feet of space in the Building, which space shall be used solely for a building management office. The space may be located either in the Retail Space or in the Office Space, with the exact size and location of such space to be subject to approval by both Landlord and Tenant, which shall not be unreasonably withheld, delayed or conditioned.

(b) If Tenant shall require the use of the space constituting the management office, then upon reasonable notice to Landlord, Tenant shall have the right to designate an alternative management office in the Building, either in the Retail Space or in the Office Space. Any such move shall be at Tenant’s sole cost and expense, including the cost of improving the new space to reasonably comparable finish and utility as the existing management office, and the cost of the move. Tenant shall move Landlord and its property to such new space in such manner as will minimize, to the greatest extent practicable, any interference with the business or operations of Landlord at the Building. Any materials, improvements and fixtures which can reasonably be salvaged from the building management office shall be salvaged and used in the relocated space.

ARTICLE 30

RESOLUTION OF DISPUTES

30.1 DISPUTE NOTICE. In the event there is a dispute between the parties relating to the measurement of the Premises or the Building, or construction mitigation measures as provided in Article 3, or the Shell Completion Date, as provided in Sections 4.2 or 4.3, or with respect to Base Building Construction, Landlord’s Work, Tenant’s Work, and the payment of Landlord’s Contribution in accordance with Exhibit C, either party may send a notice to the other party setting forth in reasonable detail the matters in dispute (a “Dispute Notice”). If the dispute is not resolved within five (5) Operating Days after the date of the giving of a Dispute Notice, then authorized representatives of each party shall meet at a mutually agreeable time and place within ten (10) Operating Days after the date of the giving of a Dispute Notice in order to endeavor, in good faith, to resolve such dispute. In the event that they are unable to resolve the dispute within twenty (20) days from the giving of a Dispute Notice with respect to such dispute, then either party may submit the dispute to arbitration in accordance with Section 30.2.

30.2 SELECTION OF ARBITRATORS. If the dispute cannot be resolved between Landlord and Tenant pursuant to Section 30.1, then the dispute shall be submitted to arbitration through the Boston office of the American Arbitration Association. In no event shall arbitration be required unless specifically provided in this Lease by specific reference to this Article 30. Within ten (10) Operating Days after arbitration has been invoked, each party shall designate an arbitrator by written notice to the other and the two so designated shall (within a further period of five (5) Operating Days) select a third arbitrator of similar expertise and experience to the two arbitrators so selected, as appropriate considering the nature of the dispute. In the case of disputes relating to the performance of any work in accordance with Exhibit C, the arbitrators shall be reputable engineers, architects, or general contractors (as appropriate, considering the nature of the dispute) with at least ten (10) years experience in office building construction, including major build outs of office space in the Greater Boston, Massachusetts area, and with no relationship to either party. All arbitrators shall be selected within fifteen (15) Operating Days of the submission of the dispute to arbitration. If the third arbitrator has not been selected by that time, the third arbitrator shall be selected by the Boston office of the American Arbitration Association.

30.3 ARBITRATION PROCEDURE. The arbitration shall be conducted pursuant to the applicable statutes of the Commonwealth of Massachusetts in effect at the time, and in the manner specified herein and to the extent not inconsistent with such statutes and this section, in accordance with the Expedited Procedures included within the Commercial Dispute Resolution

Procedures of the American Arbitration Association at the time in effect. The arbitration shall be held within ten (10) Operating Days after the selection of the third arbitrator. If the arbitrators are able to reach a decision by agreement of at least two (2) of the three (3) arbitrators, then such decision shall be the decision of the arbitrators. If the three (3) arbitrators are not able to reach a decision by agreement of at least two (2) of the three (3) arbitrators, then the decision of the third arbitrator shall be the decision of the arbitrators. The arbitrators shall issue their decision within ten (10) Operating Days after the conclusion of the arbitration hearing. The arbitrators shall have no power to vary or modify the provisions of this Lease or to award damages and their jurisdiction is limited accordingly. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear the expense of its own counsel and witnesses and the arbitrator appointed by it. Landlord and Tenant shall share equally the cost of arbitration and the fees, if any, to be paid to the third arbitrator.

EXECUTED in one or more counterparts by persons or officers hereunto duly authorized on the Date set forth in Section 1.2 above.

WITNESS:	LANDLORD:

KINGSTON BEDFORD JOINT VENTURE LLC

	By:	OTR/MSGW Lincoln LLC, Manager

		By:	/s/ JOHN B. HYNES III

		By:	/s/ JOHN B. HYNES III

TENANT:

SSB REALTY LLC

	By:	/s/ THOMAS F. CATALDO

	Name:	Thomas F. Cataldo
	Title:	President